As filed with the Securities and Exchange Commission on March 15, 2021

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

	DPL Inc.
	(Exact Name of Registrant as Specified in Its Charter)
Ohio	4931	31-1163136
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

	1065 Woodman Drive
	Dayton, OH 45432
	937-259-7215
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Judi L. Sobecki, Esq. General Counsel DPL Inc. 1065 Woodman Drive Dayton, OH 45432 (937) 259-7215
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Richard D. Truesdell, Jr., Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 (212) 450-4000
i

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and "emerging growth company" in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐    Accelerated filer ☐
Non-accelerated filer ☑    Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross Border Third Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE
Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount Of Registration Fee
New 4.125% Senior Notes due 2025	$415,000,000	100%	$415,000,000	$45,276.50

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED MARCH 15, 2021
PROSPECTUS

DPL Inc.
Offer to Exchange
4.125% Senior Notes due 2025
for
New 4.125% Senior Notes due 2025

We are offering to exchange up to $415,000,000 of our new registered 4.125% Senior Notes due 2025 (the “new notes”) for up to $415,000,000 of our existing unregistered 4.125% Senior Notes due 2025 (the “old notes”). The terms of the new notes are identical in all material respects to the terms of the old notes, except that the new notes have been registered under the Securities Act of 1933, as amended (the “Securities Act”), and the transfer restrictions and registration rights relating to the old notes do not apply to the new notes. The new notes will represent the same debt as the old notes and we will issue the new notes under the same indenture.

To exchange your old notes for new notes:

•you are required to make the representations described on page 2 to us; and
•you should read the section called “The Exchange Offer” starting on page 61 for further information on how to exchange your old notes for new notes.

The exchange offer will expire at 5:00 P.M. New York City time on , 2021 unless it is extended.
_________________
See “Risk Factors” beginning on page 5 of this prospectus for a discussion of risk factors that should be considered by you prior to tendering your old notes in the exchange offer.
________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the exchange offer or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

, 2021

We have not authorized anyone to provide you with any information other than that contained in this prospectus or to which we have referred you. We take no responsibility for and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus is based on information provided by us and by other sources that we believe are reliable. We cannot assure you that this information is accurate or complete. This prospectus summarizes certain documents and other information and we refer you to them for a more complete understanding of what we discuss in this prospectus. In making an investment decision, you must rely on your own examination of our company and the terms of the offering and the notes, including the merits and risks involved.

We are not making any representation to any purchaser of the notes regarding the legality of an investment in the notes by such purchaser under any legal investment or similar laws or regulations. You should not consider any information in this prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in the notes.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

GLOSSARY OF TERMS
The following select terms, abbreviations or acronyms are used in this prospectus:

Term	Definition
AEP Generation	AEP Generation Resources Inc. - a subsidiary of American Electric Power Company, Inc. (“AEP”). Columbus Southern Power Company merged into the Ohio Power Company, another subsidiary of AEP, effective December 31, 2011. The Ohio Power generating assets (including jointly-owned units) were transferred into AEP Generation.
AES	The AES Corporation - a global power company, the ultimate parent company of DPL
AES Ohio Generation	AES Ohio Generation, LLC - a wholly-owned subsidiary of DPL that owned and operated generation facilities from which it made wholesale sales
AFUDC	Allowance for Funds Used During Construction
AMI	Advanced Metering Infrastructure
AOCI	Accumulated Other Comprehensive Income
AOCL	Accumulated Other Comprehensive Loss
ARO	Asset Retirement Obligation
ASU	Accounting Standards Update
CAA	U.S. Clean Air Act - the congressional act that directs the USEPA’s regulation of stationary and mobile sources of air pollution to protect air quality and stratospheric ozone
Capacity Market	The purpose of the capacity market is to enable PJM to obtain sufficient resources to reliably meet the needs of electric customers within the PJM footprint. PJM procures capacity, through a multi-auction structure, on behalf of the load serving entities to satisfy the load obligations. There are four auctions held for each Delivery Year (running from June 1 through May 31). The Base Residual Auction is held three years in advance of the Delivery Year and there is one Incremental Auction held in each of the subsequent three years. AES Ohio Generation's capacity is in the “rest of” RTO area of PJM.
CCR	Coal Combustion Residuals - which consists of bottom ash, fly ash, boiler slag and flue gas desulfurization materials generated from burning coal
Conesville	AES Ohio Generation's interest in Unit 4 at the Conesville EGU. Unit 4 was closed in May 2020 and AES Ohio Generation's interest was sold in June 2020.
CPP	The Clean Power Plan - the USEPA's final carbon dioxide emission rules for existing power plants under Clean Air Act Section 111(d)
CRES	Competitive Retail Electric Service
CSAPR	Cross-State Air Pollution Rule - the USEPA's rule to address interstate air pollution transport to decrease emissions to downwind states
DIR	Distribution Investment Rider - initially established in the ESP 3 and authorized in the DRO to recover certain distribution capital investments placed in service beginning October 1, 2015, for the number of years, and subject to increasing annual revenue limits and other terms, as set forth in the DRO. The annual revenue limit for 2019 was $22.0 million.
DMR	Distribution Modernization Rider - established in the ESP 3 as a non-bypassable rider to collect $105.0 million in revenue per year for the first three years of the ESP 3 term
DPL	DPL Inc.
DP&L	The Dayton Power and Light Company - the principal subsidiary of DPL and a public utility which sells, transmits and distributes electricity to residential, commercial, industrial and governmental customers in a 6,000 square mile area of West Central Ohio. DP&L is wholly-owned by DPL and also does business as AES Ohio.
DRO	Distribution Rate Order - the order issued by the PUCO on September 26, 2018 establishing new base distribution rates for DP&L, which became effective October 1, 2018
EBITDA	Earnings before interest, taxes, depreciation and amortization
EGU	Electric Generating Unit
ELG	Steam Electric Power Effluent Limitations Guidelines - guidelines which cover wastewater discharges from power plants operating as utilities
ERISA	The Employee Retirement Income Security Act of 1974
ESP	The Electric Security Plan - a cost-based plan that a utility may file with the PUCO to establish SSO rates pursuant to Ohio law
ESP 1	ESP originally approved by PUCO order dated June 24, 2009. After DP&L withdrew its ESP 3 Application, the PUCO approved DP&L's request to revert to rates based on its ESP 1 rate plan effective December 19, 2019. DP&L is currently operating under this ESP 1 plan.
ESP 3	DP&L's ESP - which was approved October 20, 2017 and became effective November 1, 2017. This ESP 3 was subsequently withdrawn, and DP&L reverted to its ESP 1 rate plan, effective December 18, 2019.
FASB	Financial Accounting Standards Board
FASC	FASB Accounting Standards Codification
FERC	Federal Energy Regulatory Commission
First and Refunding Mortgage	DP&L’s First and Refunding Mortgage, dated October 1, 1935, as amended, with the Bank of New York Mellon as Trustee
FTR	Financial Transmission Rights
GAAP	Generally Accepted Accounting Principles in the United States of America
Generation Separation	The transfer on October 1, 2017, to AES Ohio Generation of the DP&L-owned generating facilities and related liabilities, excluding those of the Beckjord and Hutchings Coal Stations, pursuant to an asset contribution agreement with a subsidiary that was then merged into AES Ohio Generation
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GLOSSARY OF TERMS (cont.)
Term	Definition
GHG	Greenhouse gas - air pollutants largely emitted from combustion
kWh	Kilowatt hour
LIBOR	London Inter-Bank Offering Rate
Master Trust	DP&L established a Master Trust to hold assets that could be used for the benefit of employees participating in employee benefit plans
MATS	Mercury and Air Toxics Standards - the USEPA’s rules for existing and new power plants under Section 112 of the CAA
Merger	The merger of DPL and Dolphin Sub, Inc., a wholly-owned subsidiary of AES. On November 28, 2011, DPL became a wholly-owned subsidiary of AES.
Miami Valley Lighting	Miami Valley Lighting, LLC is a wholly-owned subsidiary of DPL established in 1985 to provide street and outdoor lighting services to customers in the Dayton region. Miami Valley Lighting serves businesses, communities and neighborhoods in West Central Ohio with over 70,000 lighting solutions for more than 190 businesses and 180 local governments.
MRO	Market Rate Option - a market-based plan that a utility may file with PUCO to establish SSO rates pursuant to Ohio law
MTM	Mark to Market
MVIC	Miami Valley Insurance Company is a wholly-owned insurance subsidiary of DPL that provides insurance services to DPL and its subsidiaries
MW	Megawatt
MWh	Megawatt hour
NAAQS	National Ambient Air Quality Standards - the USEPA’s health and environmental based standards for six specified pollutants, as found in the ambient air
NAV	Net asset value
NERC	North American Electric Reliability Corporation - a not-for-profit international regulatory authority whose mission is to assure the effective and efficient reduction of risks to the reliability and security of the electric grid
Non-bypassable	Charges that are assessed to all customers regardless of whom the customer selects as their retail electric generation supplier
NOV	Notice of Violation - an administrative action by EPA or a state agency to address non-compliance with various federal or state anti-pollution laws or regulations
NOX	Nitrogen Oxide - an air pollutant regulated by the NAAQS under the CAA
NPDES	National Pollutant Discharge Elimination System - a permit program for industrial, municipal and other facilities that discharge to surface water
OCI	Other Comprehensive Income
Ohio EPA	Ohio Environmental Protection Agency
OVEC	Ohio Valley Electric Corporation, an electric generating company in which DP&L has a 4.9% interest
Peaker assets	The generation and related assets for the 586.0 MW Tait combustion turbine and diesel generation facility, the 236.0 MW Montpelier combustion turbine generation facility, the 101.5 MW Yankee combustion turbine generation and solar facility, the 25.0 MW Hutchings combustion turbine generation facility, the 12.0 MW Monument diesel generation facility and the 12.0 MW Sidney diesel generation facility
PJM	PJM Interconnection, LLC, an RTO
PRP	PRP - A Potentially Responsible Party is considered by the USEPA to be potentially responsible for ground contamination and the USEPA will commonly require PRPs to conduct an investigation to determine the source of contamination and to perform the cleanup before using Superfund money
PUCO	Public Utilities Commission of Ohio
RSC	Rate Stabilization Charge - approved as part of DP&L's ESP 1. After ESP 3 was withdrawn, the PUCO again continued ESP 1, including the RSC, effective December 18, 2019
RTO	Regional Transmission Organization
SEC	Securities and Exchange Commission
SEET	Significantly Excessive Earnings Test - a test used by the PUCO to determine whether a utility's ESP or MRO produces significantly excessive earnings for the utility
Service Company	AES US Services, LLC - the shared services affiliate providing accounting, finance and other support services to AES’ U.S. SBU businesses
SIP	A State Implementation Plan is a plan for complying with the federal CAA, administered by the USEPA. The SIP consists of narrative, rules, technical documentation and agreements that an individual state will use to clean up polluted areas.
Smart Grid Plan	In December 2018, DP&L filed a comprehensive grid modernization plan
SO2	Sulfur Dioxide - an air pollutant regulated by the NAAQS under the CAA
SSO	Standard Service Offer - the retail transmission, distribution and generation services offered by a utility through regulated rates, authorized by the PUCO
TCJA	The Tax Cuts and Jobs Act of 2017 signed on December 22, 2017
U.S.	United States of America
USD	U. S. dollar
USEPA	U. S. Environmental Protection Agency

GLOSSARY OF TERMS (cont.)
Term	Definition
USF	The Universal Service Fund (USF) is a statewide program which provides qualified low-income customers in Ohio with income-based bills and energy efficiency education programs
U.S. SBU	U. S. Strategic Business Unit, AES’ reporting unit covering the businesses in the United States, including DPL
WPAFB	Wright-Patterson Air Force Base

SUMMARY
This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. You should read this entire prospectus before making a decision to exchange your old notes for new notes, including the section entitled “Risk Factors” beginning on page 5 of this prospectus.
Unless otherwise indicated or the context otherwise requires, the terms “DPL,” “we,” “our,” “us,” and “the Company” refer to DPL Inc., including all of its subsidiaries and affiliates, collectively.

Our Company
DPL is a regional energy company incorporated in 1985 under the laws of Ohio. All of DPL’s stock is owned by an AES subsidiary.
DPL has three primary subsidiaries: DP&L, MVIC and Miami Valley Lighting. DP&L, which also does business as AES Ohio, is a public utility providing electric transmission and distribution services in West Central Ohio. For additional information, see Note 1 – Overview and Summary of Significant Accounting Policies of Notes to DPL's Consolidated Financial Statements. All of DPL's subsidiaries are wholly-owned. DPL manages its business through one reportable operating segment, the Utility segment. See Note 13 – Business Segments of the Notes to DPL's Consolidated Financial Statements for additional information regarding DPL’s reportable segment. DP&L also manages its business through one reportable operating segment, the Utility segment.
As an electric public utility in Ohio, DP&L provides regulated transmission and distribution services to its customers as well as retail SSO electric service. DP&L's sales reflect the general economic conditions, seasonal weather patterns and the growth of energy efficiency initiatives; however, our distribution revenues were decoupled from weather and energy efficiency variations from January 1, 2019 through December 18, 2019. In the first quarter of 2020, DP&L filed a petition to continue to accrue the impacts of decoupling for recovery through a future rate proceeding, but it is unknown at this time how the PUCO will rule on that petition. See Note 3 – Regulatory Matters of Notes to DPL's Consolidated Financial Statements for further information.
DPL’s other primary subsidiaries are MVIC and Miami Valley Lighting. MVIC is our captive insurance company that provides insurance services to DP&L and our other subsidiaries, and Miami Valley Lighting provides street and outdoor lighting services to customers in the Dayton region.
DPL also has a wholly-owned business trust, DPL Capital Trust II, formed for the purpose of issuing trust capital securities to investors.
DP&L does not have any subsidiaries.
DP&L’s electric transmission and distribution businesses are subject to rate regulation by federal and state regulators. Accordingly, DP&L applies the accounting standards for regulated operations to its electric transmission and distribution businesses and records regulatory assets when incurred costs are expected to be recovered in future customer rates and regulatory liabilities when current cost recoveries in customer rates relate to expected future costs or overcollections of riders.
DPL Inc. was incorporated under the laws of the State of Ohio in 1985. DPL’s principal executive office is located at 1065 Woodman Drive, Dayton, Ohio, 45432, and its telephone number is (937) 259-7215. DPL’s website address is https://www.dpandl.com. Material contained on DPL’s website is not part of and is not deemed to be a part of this prospectus.
DPL Inc. is a wholly owned indirect subsidiary of The AES Corporation (“AES”). AES is a global power company with operations in 15 countries. AES’s executive offices are located at 4300 Wilson Boulevard, Arlington, VA, 22203 and its telephone number is (703) 522-1315.
The names “DPL,” “The Dayton Power & Light Company” and various other names contained herein are DPL owned trademarks, service marks or trade names. The name “AES” is an AES owned trademark, service mark or trade name. All other trademarks, trade names or service marks appearing herein are owned by their respective holders.

Summary of the Exchange Offer

Securities Offered	We are offering up to $415,000,000 aggregate principal amount of new 4.125% Senior Notes due 2025 (the “new notes”), which will be registered under the Securities Act.
The Exchange Offer	We are offering to issue the new notes in exchange for a like principal amount of your old notes. We are offering to issue the new notes to satisfy our obligations contained in the registration rights agreement entered into when the old notes were sold in transactions permitted by Rule 144A and Regulation S under the Securities Act and therefore not registered with the SEC. For procedures for tendering, see “The Exchange Offer.”
Tenders, Expiration Date, Withdrawal	The exchange offer will expire at 5:00 P.M. New York City time on ________, 2021 unless it is extended. If you decide to exchange your old notes for new notes, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the new notes. If you decide to tender your old notes in the exchange offer, you may withdraw them at any time prior to ________, 2021. If we decide for any reason not to accept any old notes for exchange, your old notes will be returned to you without expense to you promptly after the exchange offer expires. You may only exchange old notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof.
U.S. Federal Income Tax Consequences	Your exchange of old notes for new notes in the exchange offer will not result in any income, gain or loss to you for U.S. federal income tax purposes. See “U.S. Federal Income Tax Consequences of the Exchange Offer.”
Use of Proceeds	We will not receive any proceeds from the issuance of the new notes in the exchange offer.
Exchange Agent	U.S. Bank National Association is the exchange agent for the exchange offer.
Failure to Tender Your Old Notes	If you fail to tender your old notes in the exchange offer, you will not have any further rights under the registration rights agreement, including any right to require us to register your old notes or to pay you additional interest or liquidated damages. All untendered old notes will continue to be subject to the restrictions on transfer set forth in the old notes and in the indenture. In general, the old notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will register such untendered old notes under the Securities Act and, following this exchange offer, will be under no obligation to do so.

You will be able to resell the new notes without registering them with the SEC if you meet the requirements described below.
•Based on interpretations by the SEC’s staff in no-action letters issued to third parties, we believe that new notes issued in exchange for the old notes in the exchange offer may be offered for resale, resold or otherwise transferred by you without registering the new notes under the Securities Act or delivering a prospectus, unless you are a broker-dealer receiving securities for your own account, so long as:
▪you are not one of our “affiliates,” which is defined in Rule 405 of the Securities Act;

▪you acquire the new notes in the ordinary course of your business;
▪you do not have any arrangement or understanding with any person to participate in the distribution of the new notes; and
▪you are not engaged in, and do not intend to engage in, a distribution of the new notes.
If you are an affiliate of DPL, or you are engaged in, intend to engage in or have any arrangement or understanding with respect to, the distribution of new notes acquired in the exchange offer, you (1) should not rely on our interpretations of the position of the SEC’s staff and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.
If you are a broker-dealer and receive new notes for your own account in the exchange offer and/or in exchange for old notes that were acquired for your own account as a result of market-making or other trading activities:
•you must represent that you do not have any arrangement or understanding with us or any of our affiliates to distribute the new notes;
•you must acknowledge that you will deliver a prospectus in connection with any resale of the new notes you receive from us in the exchange offer; and
•you may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of new notes received in exchange for old notes acquired by you as a result of market-making or other trading activities.
For a period of 90 days after the expiration of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any resale described above.

Summary Description of the Notes
The terms of the new notes and the old notes are identical in all material respects, except that the new notes have been registered under the Securities Act, and the transfer restrictions and registration rights relating to the old notes do not apply to the new notes. The new notes will represent the same debt as the old notes and will be governed by the same indenture under which the old notes were issued.

Issuer	DPL Inc., an Ohio corporation
Notes Offered	$415.0 million aggregate principal amount of 4.125% Senior Notes due 2025
Maturity	July 1, 2025
Interest Payment Dates	The new notes will bear interest at an annual rate equal to 4.125%. Interest on the notes will be paid on each July 1 and January 1.
Record Dates	The regular record date for each interest payment date for the notes will be the June 15 or December 15 prior to such interest payment date.
Denominations	Minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
Ranking	The notes will be DPL’s unsecured and unsubordinated obligations and will rank:
• equal in right of payment with all of DPL’s other senior unsecured debt;

• effectively junior in right of payment to (a) DPL’s secured debt, if any, to the extent of the value of the assets securing such debt and (b) the debt and other liabilities (including trade payables) of DPL’s subsidiaries; and

• senior in right of payment to any of DPL’s subordinated debt (if any).
As of December 31, 2020, the carrying value of our indebtedness was $1,493.6 million. At December 31, 2020, the indebtedness of DPL’s subsidiaries had a carrying value of approximately $594.1 million.

The indenture under which the new notes will be issued contains no restrictions on the amount of additional unsecured indebtedness that DPL may incur or the amount of indebtedness (whether secured or unsecured) that DPL’s subsidiaries may incur (subject to compliance with the Limitations on Liens covenant in the case of secured debt). There will be no recourse against AES with respect to the notes offered hereby.

Optional Redemption
Prior to April 1, 2025 (the date that is three months prior to the maturity date), we may redeem some or all of the notes at any time and from time to time at a redemption price, together with accrued and unpaid interest to the date of redemption, equal to the greater of:

• 100% of their principal amount; or

• the sum of the present values of the remaining scheduled payments of principal and interest on the notes, discounted from the redemption date to April 1, 2025 (the date that is three months prior to the maturity date) on a semiannual basis at the treasury yield plus 50 basis points.

On or after April 1, 2025 (the date that is three months prior to the maturity date), we may redeem some or all of the notes at any time and from time to time at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest on the notes to be redeemed to the date of redemption.

See “Description of the Notes-Optional Redemption.”
Change of Control
Upon the occurrence of a change of control triggering event (as described in “Description of the Notes-Repurchase at the Option of Holders”), you may require the repurchase of some or all of your notes at 101% of their principal amount, plus accrued and unpaid interest to, but excluding, the date of repurchase.

Covenants	The indenture governing the notes contains covenants that, among other things, limit our ability and, in the case of restrictions on liens, the ability of our significant subsidiaries to:
• create certain liens on assets and properties; and
• consolidate or merge, or convey, transfer or lease substantially all of our consolidated properties and assets.

These covenants are subject to important exceptions and qualifications, which are described in “Description of the Notes-Covenants.” The indenture does not in any way restrict or prevent DP&L or any other DPL subsidiary from incurring indebtedness (subject to compliance with the Limitation on Liens covenant in the case of secured debt).

Book-Entry Form
The notes will be issued in registered book-entry form represented by one or more global notes to be deposited with or on behalf of The Depository Trust Company, or DTC, or its nominee for the accounts of its direct and indirect participants including Clearstream and Euroclear. Transfers of the notes will be effected only through the facilities of DTC. Beneficial interests in the global notes may not be exchanged for certificated notes except in limited circumstances.

Trustee	U.S. Bank National Association.
Governing Law	The indenture that governs the notes offered hereby and the notes are governed by, and will be construed in accordance with, the laws of the State of New York.
Risk Factors
You should carefully consider all of the information contained in this prospectus before deciding to tender your old notes in the exchange offer. In particular, we urge you to carefully consider the information set forth under “Risk Factors” herein for a discussion of risks and uncertainties relating to us, our business and the new notes offered hereby.

RISK FACTORS
If any of the following risks occur, our business, results of operations or financial condition could be materially adversely affected. You should also read the section captioned “Cautionary Note Regarding Forward-Looking Statements” for a discussion of what types of statements are forward-looking as well as the significance of such statements in the context of this prospectus.
Risks Related to the Exchange Offer
If you choose not to exchange your old notes in the exchange offer, the transfer restrictions currently applicable to your old notes will remain in force and the market price of your old notes could decline.
If you do not exchange your old notes for new notes in the exchange offer, then you will continue to be subject to the transfer restrictions on the old notes as set forth in the offering memorandum distributed in connection with the private offering of the old notes. In general, the old notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement entered into in connection with the private offering of the old notes, we do not intend to register resales of the old notes under the Securities Act. The tender of old notes under the exchange offer will reduce the principal amount of the old notes outstanding, which may have an adverse effect upon, and increase the volatility of, the market price of the old notes due to reduction in liquidity.
You must follow the exchange offer procedures carefully in order to receive the new notes.
If you do not follow the procedures described in this prospectus, you will not receive any new notes. If you want to tender your old notes in exchange for new notes, you will need to contact a DTC participant to complete the book-entry transfer procedures described under “The Exchange Offer,” prior to the expiration date, and you should allow sufficient time to ensure timely completion of these procedures to ensure delivery. No one is under any obligation to give you notification of defects or irregularities with respect to tenders of old notes for exchange. For additional information, see the section captioned “The Exchange Offer” in this prospectus.
There are state securities law restrictions on the resale of the new notes.
In order to comply with the securities laws of certain jurisdictions, the new notes may not be offered or resold by any holder, unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and the requirements of such exemption have been satisfied. We currently do not intend to register or qualify the resale of the new notes in any such jurisdictions. However, generally an exemption is available for sales to registered broker-dealers and certain institutional buyers. Other exemptions under applicable state securities laws also may be available.
Risks Related to the Notes
DPL is a holding company and parent of DP&L and other subsidiaries. DPL’s cash flow is dependent on the operating cash flows of DP&L and its other subsidiaries and their ability to pay cash to DPL. DPL’s subsidiaries will not guarantee the notes and will not be restricted under the indenture that will govern the notes.
DPL is a holding company and its investments in its subsidiaries are its primary assets. DPL’s subsidiaries are separate and distinct legal entities and, unless they have expressly guaranteed any of DPL’s indebtedness, have no obligation, contingent or otherwise, to pay any amounts due pursuant to such debt or to make any funds available whether by dividends, fees, loans or other payments. In addition, under certain circumstances, legal, regulatory or contractual restrictions may limit DPL’s ability to obtain cash from its subsidiaries. None of DPL’s subsidiaries are guaranteeing, or are otherwise obligated with respect to, the notes offered hereby.
A significant portion of DPL’s business is conducted by its subsidiary, DP&L. As such, DPL’s cash flow is dependent on the operating cash flows of DP&L and its ability to pay cash to DPL. DP&L’s governing documents contain certain limitations on the ability to declare and pay dividends to DPL while preferred stock is outstanding. Certain of DP&L’s debt agreements also contain limits with respect to the ability of DP&L to loan or advance funds to DPL. In addition, DP&L is regulated by the PUCO that possesses broad oversight powers to ensure that the needs of utility customers are being met. While DPL is not currently aware of any plans to do so, the PUCO could attempt to impose restrictions on the ability of DP&L to pay cash to DPL pursuant to these broad powers. A significant limitation on DP&L’s ability to pay dividends or loan or advance funds to DPL would have a material adverse impact on DPL’s results of operations, financial condition and cash flows, and its ability to make interest and principal payments on the notes and its other indebtedness.

Any right DPL has to receive any assets of any of its subsidiaries upon any liquidation, dissolution, winding up, receivership, reorganization, assignment for the benefit of creditors, marshaling of assets and liabilities or any bankruptcy, insolvency or similar proceedings (and the consequent right of the holders of DPL’s indebtedness to participate in the distribution of, or to realize proceeds from, those assets) will be effectively subordinated to the claims of any such subsidiary’s creditors (including trade creditors and holders of debt issued by such subsidiary).
The notes will be effectively subordinated to the liabilities of DPL’s subsidiaries.
DPL’s subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the notes offered hereby or to make any funds available therefor, whether by dividends, fees, loans or other payments. Any right DPL has to receive any assets of any of its subsidiaries upon any liquidation, dissolution, winding up, receivership, reorganization, assignment for the benefit of creditors, marshaling of assets and liabilities or any bankruptcy, insolvency or similar proceedings (and the consequent right of the holders of DPL’s indebtedness to participate in the distribution of, or to realize proceeds from, those assets) will be effectively subordinated to the claims of any such subsidiary’s creditors (including trade creditors and holders of debt issued by such subsidiary). Accordingly, the notes will be effectively subordinated to all liabilities of DPL’s existing or future subsidiaries. At December 31, 2020, the indebtedness of DPL’s subsidiaries had a carrying value of approximately $594.1 million. The indenture governing the notes will not limit the ability of DPL’s subsidiaries to incur additional indebtedness or other liabilities (subject to the Limitation on Liens covenant in the case of secured debt).
The notes will be effectively subordinated to DPL’s and DP&L’s secured debt.
The notes will be unsecured general obligations of DPL, and therefore will be effectively subordinated to all of the secured debt of DPL, if any, and all of the secured debt of DP&L to the extent of the value of the assets securing such debt. In the event of any distribution or payment of DPL’s assets in any foreclosure, dissolution, winding-up, liquidation or reorganization, or other bankruptcy proceeding, DPL’s secured creditors will have a superior claim to the applicable collateral. On a consolidated basis, the principal amount of DPL’s long-term debt was $1,393.6 million at December 31, 2020, consisting of DPL’s unsecured notes, secured term loan, Capital Trust II securities along with DP&L’s first mortgage bonds, tax-exempt first mortgage bonds and the Wright-Patterson Air Force Base (“WPAFB”) note. The indenture that will govern the notes limits but does not prohibit DPL from incurring secured debt, and there are significant exceptions to this covenant. See “Description of the Notes-Covenants-Limitations on Liens.”
In addition, if DPL defaults under any of its existing or future secured indebtedness, the holders of such indebtedness could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If DPL is unable to repay such indebtedness, the holders of such indebtedness could foreclose on the pledged assets to the exclusion of the holders of the notes, even if an event of default exists under the indenture governing the notes at such time. In any such event, because the notes will not be secured by any of DPL’s assets, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims in full.
DPL may not be able to repurchase the notes upon a change of control.
Upon a “Change of Control Triggering Event” (as defined under “Description of the Notes-Repurchase at the Option of Holders”), DPL will be required to offer to repurchase all outstanding notes at 101% of their principal amount plus accrued and unpaid interest. The source of funds for any such purchase of the notes will be its available cash or cash generated from its subsidiaries’ operations or other sources, including borrowings, issuance of additional debt, sales of assets or sales of equity. The obligations under DPL’s other indebtedness may also be accelerated in such circumstances. DPL may not be able to satisfy its obligations to repurchase the notes upon a Change of Control Triggering Event because it may not have sufficient financial resources to purchase all of the notes that are tendered upon a Change of Control Triggering Event.
It is also possible that the events that constitute a Change of Control Triggering Event may also be events of default under the agreements governing DPL’s other debt. These events may permit such lenders to accelerate the indebtedness outstanding thereunder. If DPL is required to repurchase the notes pursuant to a Change of Control Offer and repay certain amounts outstanding under DPL’s other debt if such indebtedness is accelerated, DPL would probably require third-party financing. DPL cannot be sure that it would be able to obtain third-party financing on acceptable terms, or at all. If DPL’s other debt is not paid, the lenders thereunder may seek to enforce security interests in the collateral securing such indebtedness, thereby limiting DPL’s ability to raise cash to purchase the notes, and reducing the practical benefit of the offer to purchase provisions to the holders of the notes. Any future debt agreements may contain similar provisions.

The terms of the indenture governing the notes offered hereby provide only limited protection against significant corporate events and other actions DPL may take that could adversely impact your investment in the notes.
While the indenture governing the notes offered hereby contains terms intended to provide protection to the holders of the notes upon the occurrence of certain events involving significant corporate transactions, such terms are limited and may not be sufficient to protect your investment in the notes.
The definition of the term Change of Control does not cover a variety of transactions (such as acquisitions by DPL or recapitalizations) that could negatively affect the value of your notes. In addition, both a Change of Control and a Rating Event (as defined in “Description of the Notes”) are required for a Change of Control Triggering Event to take place. If DPL were to enter into a significant corporate transaction that would negatively affect the value of the notes but would not constitute a Change of Control Triggering Event, DPL would not be required to offer to repurchase your notes prior to their maturity. Furthermore, the indenture governing the notes offered hereby will not require DPL to maintain any financial ratios or specific levels of net worth, sales, income, cash flow or liquidity.
Holders of the notes may not be able to determine when a change of control giving rise to their right to have the notes repurchased has occurred following a sale of “substantially all” of DPL’s assets.
One of the circumstances under which a change of control may occur is upon the sale or disposition of all or substantially all of DPL’s assets. There is no precise established definition of the phrase “substantially all” under applicable law, and the interpretation of that phrase will likely depend upon particular facts and circumstances. Accordingly, the ability of a holder of notes to require DPL to repurchase its notes as a result of a sale of less than all of DPL’s assets to another person may be uncertain.
DPL may incur additional indebtedness, which may affect its financial health and its ability to repay the notes.
As of December 31, 2020, the carrying value of DPL’s debt was $1,493.6 million and the carrying value of DP&L’s debt was $594.1 million. Of DP&L’s indebtedness, there was $565.0 million of First Mortgage Bonds as of December 31, 2020, which are each secured by the pledge of substantially all of the assets of DP&L under the terms of DP&L’s First & Refunding Mortgage. This level of indebtedness and the related security could have important consequences, including the following:
•increase its vulnerability to general adverse economic and industry conditions;
•place it at a competitive disadvantage compared to its competitors that are less leveraged;
•require it to dedicate a substantial portion of its cash flow from operations to make payments on its indebtedness, thereby reducing the availability of its cash flow to fund other corporate purposes;
•limit its flexibility in planning for, or reacting to, changes in its business and the industry in which it operates; and
•limit, along with the financial and other restrictive covenants in its indebtedness, among other things, its ability to borrow additional funds, as needed.
A high level of indebtedness increases the risk that DPL defaults on its debt obligation, including the notes. DPL and/or its subsidiaries expect to incur additional debt in the future, subject to the terms of debt agreements and regulatory approvals. To the extent DPL becomes more leveraged, the risks described above would increase. Further, its actual cash requirements in the future may be greater than expected. Accordingly, its cash flow from operations may not be sufficient to repay at maturity all of the outstanding debt as it becomes due and, in that event, it may not be able to borrow money, sell assets or otherwise raise funds on acceptable terms or at all to refinance its debt, including the notes, as it becomes due.
A court could deem the obligations evidenced by the notes to be a fraudulent conveyance.
The incurrence of the indebtedness under the notes, and any payment of cash dividends and other payments in respect of DPL’s equity interests, are subject to review under relevant federal and state fraudulent transfer or fraudulent conveyance laws in a bankruptcy or reorganization case or lawsuit by or on behalf of DPL’s creditors. Under these laws, if a court were to find at the time the notes were issued that (1) DPL incurred such indebtedness and made such payments with the intent of hindering, delaying or defrauding current or future creditors or (2) DPL received less than reasonably equivalent value or fair consideration for incurring such indebtedness and, in the case of (2) only, one of the following is also true at the time thereof:
•was insolvent or rendered insolvent by reason of such incurrence,

•was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital, or
•intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature (as all of the foregoing terms are defined or interpreted under the relevant fraudulent transfer or fraudulent conveyance statutes), then the court could void or otherwise decline to enforce the notes.
In addition, any payment by DPL pursuant to the notes made at a time DPL is found to be insolvent could be voided and required to be returned to DPL or to a fund for the benefit of DPL’s creditors if such payment is made to an insider within a one-year period prior to a bankruptcy filing or within 90 days for any outside party and such payment would give the creditors more than such creditors would have received in a distribution under Title 11 of the United States Code, as amended (the “Bankruptcy Code”).
The measure of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a company would be considered insolvent if:
•the sum of its debts, including contingent liabilities, was greater than the fair salable value of all of its assets;
•if the present fair salable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they became absolute and matured; or
•it could not pay its debts as they became due.
DPL believes that both prior to and after giving effect to this offering it will not be insolvent, will not have unreasonably small capital for its business and will not have incurred debts beyond its ability to pay such debts as they mature. DPL cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with DPL’s conclusions in this regard or, regardless of the standard that a court uses, that the issuance of the notes would not be voided or otherwise rendered unenforced. If a court voided DPL’s obligations under the notes, holders of the notes would cease to be DPL’s creditors and likely have no source from which to recover amounts due under the notes. In addition, a court could void any payment by DPL pursuant to the notes and require any payment to be returned, or to be paid to a fund for the benefit of DPL’s creditors.
Finally, as a court of equity, the bankruptcy court may subordinate the claims in respect of the notes to the claims of other creditors under the principle of equitable subordination, if the court determines that: (i) the holder of the notes engaged in some type of inequitable conduct to the detriment of other creditors; (ii) such inequitable conduct resulted in injury to other creditors or conferred an unfair advantage upon the holder of the notes; and (iii) equitable subordination is not inconsistent with the provisions of the Bankruptcy Code.
If we file a bankruptcy petition, or if a bankruptcy petition is filed against us, you may receive a lesser amount for your claim under the notes than you would have been entitled to receive under the indenture governing the notes.
If we file a bankruptcy petition under the Bankruptcy Code after the issuance of the notes, or if such a bankruptcy petition is filed against us, your claim against us for the principal amount of your notes may be limited to an amount equal to:
•the original issue price for the notes; and
•the portion of original issue discount that does not constitute “unmatured interest” for purposes of the Bankruptcy Code.
Any original issue discount that was not amortized as of the date of any bankruptcy filing would constitute unmatured interest. Accordingly, under these circumstances, you may receive a lesser amount than you would have been entitled to receive under the terms of the indenture governing the notes, even if sufficient funds are available.
AES beneficially owns all of the issued and outstanding equity of DPL and may take actions that conflict with your interests.
AES beneficially owns all of the issued and outstanding equity interests of DPL. As a result of this equity ownership, AES has the power to direct votes and the election of DPL’s board of directors, as well as transactions involving a potential change of control of DPL. The interests of AES could conflict with your interests as a holder of the notes. For example, if DPL encounters financial difficulties or is unable to pay its debts as they mature, the interests of AES as the beneficial owner of all of DPL’s equity might conflict with your interests as a holder of the notes. AES may also have an interest in pursuing acquisitions, divestitures, financings or other transactions that would enhance the value of their equity position in DPL. Corporate opportunities may arise in the area of potential competitive business activities that may be attractive to DPL as well as to AES or its affiliates, including through potential acquisitions by AES or its affiliates of competing businesses. Any competition could intensify if an affiliate or subsidiary of AES were to enter into or acquire a business similar to DPL’s business. Further, AES has no obligation to provide DPL, directly or indirectly, with any equity or debt financing.
Credit rating downgrades could adversely affect the trading price of the notes.
The trading price for the notes may be affected by DPL’s credit rating and the credit rating of AES. Credit ratings are continually revised. Any downgrade in DPL’s credit rating or the credit rating of AES could adversely affect the trading price of the notes or the trading markets for the notes to the extent trading markets for the notes develop. Credit ratings are not recommendations to purchase, hold or sell the notes. Additionally, credit ratings may not reflect the potential effect of risks relating to the structure or marketing of the notes.
Any future lowering of DPL’s ratings or the rating of AES likely would make it more difficult or more expensive (if not impossible) for DPL to obtain additional debt financing. If any credit rating initially assigned to the notes is subsequently lowered or withdrawn for any reason, you may not be able to resell your notes other than at a substantial discount.
Risks Associated With Our Operations
The current outbreak of the novel coronavirus, or COVID-19, has adversely affected, and it or the future outbreak of any other highly infectious or contagious diseases could materially and adversely affect, our transmission and distribution systems and other facilities, results of operations, financial condition and cash flows. Further, the spread of the COVID-19 outbreak has caused disruptions in the U.S. and global economy and financial markets and could potentially create widespread business continuity issues of an as yet unknown magnitude and duration.
In December 2019, a novel strain of coronavirus (COVID-19) was reported to have surfaced in Wuhan, China. COVID-19 has since spread to over 180 countries, including every state in the United States. On March 11, 2020 the World Health Organization declared COVID-19 a pandemic, and on March 13, 2020 the United States declared a national emergency with respect to COVID-19.
The outbreak of COVID-19 has impacted global economic activity, caused significant volatility and negative pressure in financial markets and reduced the demand for energy in our service territory. In addition to reduced revenues and lower margins resulting from decreased energy demand within our service territory, we also have incurred and expect to continue to incur expenses relating to COVID-19, including expenses relating to events outside of our control. The global impact of the outbreak has been rapidly evolving and many countries, including the United States, have reacted by instituting quarantines, mandating business and school closures and restricting travel. In addition to triggering a period of global economic slowdown or a global recession, COVID-19 or another pandemic could have material and adverse effects on our results of operations, financial condition and cash flows due to, among other factors:
•further decline in customer demand as a result of general decline in business activity;
•further destabilization of the markets and decline in business activity negatively impacting our customer growth or the number of customers in our service territory as well as our customers’ ability to pay for our services when due (or at all);
•delay or inability in obtaining regulatory actions and outcomes that could be material to our business, including for recovery of COVID-19 related expenses and losses such as uncollectible customer amounts and the review and approval of our applications, rates and charges by the PUCO;
•difficulty accessing the capital and credit markets on favorable terms, or at all, and a severe disruption and instability in the global financial markets, or deteriorations in credit and financing conditions which could affect our access to capital necessary to fund business operations or address maturing liabilities on a timely basis;
•negative impacts on the health of our essential personnel, especially if a significant number of them are affected, and on our operations as a result of implementing stay-at-home, quarantine and other social distancing measures;

•a deterioration in our ability to ensure business continuity during a disruption, including increased cybersecurity attacks related to the work-from-home environment;
•delays or inability to access, transport and deliver materials to our facilities due to restrictions on business operations or other factors affecting us and our third-party suppliers;
•delays or inability to access equipment or the availability of personnel to perform planned and unplanned maintenance, which can, in turn, lead to disruption in operations;
•delays or inability in achieving our financial goals, growth strategy and digital transformation; and
•delays in the implementation of expected rules and regulations.
We will continue to review and modify our plans as conditions change. Despite our efforts to manage and remedy these impacts to us, their ultimate impact also depends on factors beyond our knowledge or control, including the duration and severity of this outbreak as well as third-party actions taken to contain its spread and mitigate its public health effects.
COVID-19 continues to present material uncertainty which could materially and adversely affect our transmission and distribution systems, results of operations, financial condition and cash flows. To the extent COVID-19 adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in this ‘‘Risk Factors’’ section, such as those relating to our level of indebtedness, our need to generate sufficient cash flows to service our indebtedness and our ability to comply with the covenants contained in the agreements that govern our indebtedness.
We may be negatively affected by a lack of growth or a decline in the number of customers.
Customer growth is affected by a number of factors outside our control, such as population changes, job and income growth, housing starts, new business formation and the overall level of economic activity. A lack of growth, or a decline, in the number of customers in our service territory could have a material adverse effect on our results of operations, financial condition and cash flows and may cause us to fail to fully realize anticipated benefits from investments and expenditures.
Our business is sensitive to weather and seasonal variations.
Weather conditions significantly affect the demand for electric power and, accordingly, our business is affected by variations in general weather conditions and unusually severe weather. As a result of these factors, our operating revenues and associated operating expenses are not generated evenly by month during the year. We forecast electric sales based on normal weather, which represents a long-term historical average. In addition, severe or unusual weather, such as floods, tornadoes and ice or snowstorms, may cause outages and property damage that may require us to incur additional costs that may not be insured or recoverable from customers. While DP&L is permitted to seek recovery of storm damage costs, if DP&L is unable to fully recover such costs in a timely manner, it could have a material adverse effect on our results of operations, financial condition and cash flows.
Our membership in a regional transmission organization presents risks that could have a material adverse effect on our results of operations, financial condition and cash flows.
On October 1, 2004, in compliance with Ohio law, DP&L turned over control of its transmission functions and fully integrated into PJM, a regional transmission organization.
The rules governing the various regional power markets may also change from time to time which could affect our costs and revenues and have a material adverse effect on our results of operations, financial condition and cash flows. We may be required to expand our transmission system according to decisions made by PJM rather than our internal planning process. Various proposals and proceedings before the FERC may cause transmission rates to change from time to time. In addition, PJM developed and continues to refine rules associated with the allocation and methodology of assigning costs associated with improved transmission reliability, reduced transmission congestion and firm transmission rights that may have a financial effect on us. We also incur fees and costs to participate in PJM.
Non-market-based RTO-related charges are being recovered from all retail customers through the Transmission Rider. If in the future, however, we are unable to recover all of these costs in a timely manner this could have a material adverse effect on our results of operations, financial condition and cash flows.

As members of PJM, DP&L and AES Ohio Generation are also subject to certain additional risks including those associated with the allocation of losses caused by unreimbursed defaults of other participants in PJM markets among PJM members and those associated with complaint cases filed against PJM that may seek refunds of revenues previously earned by PJM members including DP&L and AES Ohio Generation. These amounts could be significant and have a material adverse effect on our results of operations, financial condition and cash flows.
Costs associated with new transmission projects could have a material adverse effect on our results of operations, financial condition and cash flows.
Annually, PJM performs a review of the capital additions required to provide reliable electric transmission services throughout its territory. PJM traditionally allocated the costs of constructing these facilities to those entities that benefited directly from the additions. Over the last several years, however, some of the costs of constructing new large transmission facilities have been “socialized” across PJM without a direct relationship between the costs assigned to and benefits received by particular PJM members. To date, the additional costs charged to DP&L for new large transmission approved projects have not been material. Over time, as more new transmission projects are constructed and if the allocation method is not changed, the annual costs could become material. DP&L is recovering the Ohio retail jurisdictional share of these allocated costs from its retail customers through the Transmission Rider. To the extent that any costs in the future are material and we are unable to recover them from our customers, such costs could have a material adverse effect on our results of operations, financial condition and cash flows.
Our transmission and distribution system is subject to operational, reliability and capacity risks.
The ongoing reliable performance of our transmission and distribution system is subject to risks due to, among other things, weather damage, intentional or unintentional damage, equipment or process failure, catastrophic events, such as fires and/or explosions, facility outages, labor disputes, accidents or injuries, operator error or inoperability of key infrastructure internal or external to us and events occurring on third party systems that interconnect to and affect our system. The failure of our transmission and distribution system to fully operate and deliver the energy demanded by customers could have a material adverse effect on our results of operations, financial condition and cash flows, and if such failures occur frequently and/or for extended periods of time, could result in adverse regulatory action. In addition, the advent and quick adoption of new products and services that require increased levels of electrical energy cannot be predicted and could result in insufficient transmission and distribution system capacity. Also, as a result of the above risks and other potential risks and hazards associated with transmission and distribution operations, we may from time to time become exposed to significant liabilities for which we may not have adequate insurance coverage. We maintain an amount of insurance protection that we believe is adequate, but there can be no assurance that our insurance will be sufficient or effective under all circumstances and against all hazards or liabilities to which we may be subject. Further, any increased costs or adverse changes in the insurance markets may cause delays or inability in maintaining insurance coverage on terms similar to those presently available to us or at all. A successful claim for which we are not fully insured could have a material adverse effect on our results of operations, financial condition and cash flows.
Current and future conditions in the economy may adversely affect our customers, suppliers and other counterparties, which may adversely affect our results of operations, financial condition and cash flows.
Our business, results of operations, financial condition and cash flows have been and will continue to be affected by general economic conditions. Slowing economic growth, credit market conditions, fluctuating consumer and business confidence, fluctuating commodity prices and other challenges currently affecting the general economy, have caused and may continue to cause some of our customers to experience deterioration of their businesses, cash flow shortages and difficulty obtaining financing. As a result, existing customers may reduce their electricity consumption and may not be able to fulfill their payment obligations to us in a normal, timely fashion. In addition, some existing commercial and industrial customers may discontinue their operations. Sustained downturns, recessions or a sluggish economy generally affect the markets in which we operate and negatively influence our energy operations. A contracting, slow or sluggish economy could reduce the demand for energy in areas in which we are doing business. For example, during economic downturns, our commercial and industrial customers may see a decrease in demand for their products, which in turn may lead to a decrease in the amount of energy they require. Furthermore, projects which may result in potential new customers may be delayed until economic conditions improve. Some of our suppliers, customers, other counterparties and others with whom we transact business experience financial difficulties, which may impact their ability to fulfill their obligations to us. For example, our counterparties on forward purchase contracts and financial institutions involved in our credit facility may become unable to fulfill their contractual obligations to us or result in their declaring bankruptcy or similar insolvency-like proceedings. We may not be able to enter into replacement agreements on terms as favorable as our existing agreements. Reduced demand for our electric services, failure by our customers to timely remit full payment owed to us and supply delays or unavailability could have a material adverse effect on our results of operations, financial condition and cash flows. In particular, the projected economic growth and total employment in DP&L’s service territory are important to the realization of our forecasts for annual energy sales.
Economic conditions relating to the asset performance and interest rates of our pension and postemployment benefit plans could materially and adversely impact our results of operations, financial condition and cash flows.
Pension costs are based upon a number of actuarial assumptions, including an expected long-term rate of return on pension plan assets, level of employer contributions, the expected life span of pension plan beneficiaries and the discount rate used to determine the present value of future pension obligations. Any of these assumptions could prove to be wrong, resulting in a shortfall of our pension and postemployment benefit plan assets compared to obligations under our pension and postemployment benefit plans. Further, the performance of the capital markets affects the values of the assets that are held in trust to satisfy future obligations under our pension and postemployment benefit plans. These assets are subject to market fluctuations and will yield uncertain returns, which may fall below our projected return rates. A decline in the market value of the pension and postemployment benefit plan assets will increase the funding requirements under our pension and postemployment benefit plans if the actual asset returns do not recover these declines in value in the foreseeable future. Future pension funding requirements, and the timing of funding payments, may also be subject to changes in legislation. We are responsible for funding any shortfall of our pension and postemployment benefit plans’ assets compared to obligations under the pension and postemployment benefit plans, and a significant increase in our pension liabilities could materially and adversely impact our results of operations, financial condition and cash flows. We are subject to the Pension Protection Act of 2006, which requires underfunded pension plans to improve their funding ratios within prescribed intervals based on the level of their underfunding. As a result, our required contributions to these plans, at times, have increased and may increase in the future. In addition, our pension and postemployment benefit plan liabilities are sensitive to changes in interest rates. When interest rates decrease, the discounted liabilities increase benefit expense and funding requirements. Further, changes in demographics, including increased numbers of retirements or changes in life expectancy assumptions, may also increase the funding requirements for the obligations related to the pension and other postemployment benefit plans. Declines in market values and increased funding requirements could have a material adverse effect on our results of operations, financial condition and cash flows.
Counterparties providing materials or services may fail to perform their obligations, which could harm our results of operations, financial condition and cash flows.
We enter into transactions with and rely on many counterparties in connection with our business, including for purchased power, for our capital improvements and additions and to provide professional services, such as actuarial calculations, payroll processing and various consulting services. If any of these counterparties fails to perform its obligations to us or becomes unavailable, our business plans may be materially disrupted, we may be forced to discontinue certain operations if a cost-effective alternative is not readily available or we may be forced to enter into alternative arrangements at then-current market prices that may exceed our contractual prices and cause delays. Although our agreements are designed to mitigate the consequences of a potential default by the counterparty, our actual exposure may be greater than relief provided by these mitigation provisions. Any of the foregoing could result in regulatory actions, cost overruns, delays or other losses, any of which (or a combination of which) could have a material adverse effect on our results of operations, financial condition and cash flows.
Further, from time to time our construction program may call for extensive expenditures for capital improvements and additions, including the installation of upgrades, improvements to transmission and distribution facilities, as well as other initiatives. As a result, we may engage contractors and enter into agreements to acquire necessary materials and/or obtain required construction related services. In addition, some contracts may provide for us to assume the risk of price escalation and availability of certain metals and key components. This could force us to enter into alternative arrangements at then-current market prices that may exceed our contractual prices and cause construction delays. It could also subject us to enforcement action by regulatory authorities to the extent that such a contractor failure resulted in a failure by DP&L to comply with requirements or expectations, particularly with regard to the cost of the project. If these events were to occur, we might incur losses or delays in completing construction.
Accidental improprieties and undetected errors in our internal controls and information reporting could result in the disallowance of cost recovery, noncompliant disclosure or incorrect payment processing.
Our internal controls, accounting policies and practices and internal information systems are designed to enable us to capture and process transactions and information in a timely and accurate manner in compliance with GAAP in the United States of America, laws and regulations, taxation requirements and federal securities laws and regulations in order to, among other things, disclose and report financial and other information in connection with the recovery of our costs and with our reporting requirements under federal securities, tax and other laws and regulations and to properly process payments. We have also implemented corporate governance, internal control and accounting policies and procedures in connection with the Sarbanes-Oxley Act of 2002. Our internal controls and policies have been and continue to be closely monitored by management and our Board of Directors. While we believe these controls, policies, practices and systems are adequate to verify data integrity, unanticipated and unauthorized actions of employees, temporary lapses in internal controls due to shortfalls in oversight or resource constraints could lead to improprieties and undetected errors that could result in the disallowance of cost recovery, noncompliant disclosure and reporting or incorrect payment processing. The consequences of these events could have a material adverse effect on our results of operations, financial condition and cash flows.
If we are unable to maintain a qualified and properly motivated workforce, it could have a material adverse effect on our results of operations, financial condition and cash flows.
One of the challenges we face is to retain a skilled, efficient and cost-effective workforce while recruiting new talent to replace losses in knowledge and skills due to resignations, terminations or retirements. This undertaking could require us to make additional financial commitments and incur increased costs. If we are unable to successfully attract and retain an appropriately qualified workforce, it could have a material adverse effect on our results of operations, financial condition and cash flows. In addition, we have employee compensation plans that reward the performance of our employees. We seek to ensure that our compensation plans encourage acceptable levels for risk and high performance through pay mix, performance metrics and timing. We may not be able to successfully train new personnel as current workers with significant knowledge and expertise retire. We also may be unable to staff our business with qualified personnel in the event of significant absenteeism related to a pandemic illness. Excessive risk-taking by our employees to achieve performance targets, through mitigated by policies and procedures, could result in events that have a material adverse effect on our results of operations, financial condition and cash flows.
We are subject to collective bargaining agreements that could adversely affect our business, results of operations, financial condition and cash flows.
We are subject to collective bargaining agreements with employees who are members of a union. Over half of our employees are represented by a collective bargaining agreement. While we believe that we maintain a satisfactory relationship with our employees, it is possible that labor disruptions affecting some or all of our operations could occur during the period of the collective bargaining agreement or at the expiration of the collective bargaining agreement before a new agreement is negotiated. Work stoppages by, or poor relations or ineffective negotiations with, our employees or other workforce issues could have a material adverse effect on our results of operations, financial condition and cash flows.
The use of non-derivative and derivative instruments in the normal course of business could result in losses that could negatively impact our results of operations, financial position and cash flows.
From time to time, we use non-derivative and derivative instruments, such as swaps, options, futures and forwards, to manage financial risks. These trades are affected by a range of factors, including fluctuations in interest rates and optimization opportunities. We have attempted to manage our risk exposure by establishing and enforcing risk limits and risk management policies. Despite our efforts, however, these risk limits and management policies may not work as planned and fluctuating prices and other events could adversely affect our results of operations, financial condition and cash flows. In the absence of actively quoted market prices and pricing information from external sources, the valuation of these instruments can involve management’s judgment or the use of estimates. As a result, changes in the underlying assumptions or use of alternative valuation methods could affect the reported fair value of some of these contracts. We could also recognize financial losses as a result of volatility in the market values of these contracts, a counterparty failing to perform or the underlying transactions which the instruments are intended to hedge failing to materialize, which could result in a material adverse effect on our results of operations, financial condition and cash flows.
Potential security breaches (including cybersecurity breaches) and terrorism risks could adversely affect our businesses.
We operate in a highly regulated industry that requires the continued operation of sophisticated systems and network infrastructure at our transmission, distribution and other facilities. We also use various financial, accounting and other systems in our businesses. These systems and facilities are vulnerable to unauthorized access due to hacking, viruses, other cybersecurity attacks and other causes. In particular, given the importance of energy and the electric grid, there is the possibility that our systems and facilities could be targets of terrorism or acts of war. We have implemented measures to help prevent unauthorized access to our systems and facilities, including network and system monitoring, identification and deployment of secure technologies and certain other measures to comply with mandatory regulatory reliability standards. Pursuant to NERC requirements, we have a robust cybersecurity plan in place and are subject to regular audits by an independent auditor approved by the NERC. We routinely test our systems and facilities against these regulatory requirements in order to measure compliance, assess potential security risks and identify areas for improvement. In addition, we provide cybersecurity training for our employees and perform exercises designed to raise employee awareness of cyber risks on a regular basis. To date, cyber-attacks on our business and operations have not had a material impact on our operations or financial results. Despite these efforts, if our systems or facilities were to be breached or disabled, we may be unable to recover them in a timely manner to fulfill critical business functions, including the supply of electric services to our customers, and we could experience decreases in revenues and increases in costs that could have a material adverse effect on our results of operations, financial condition and cash flows.
In the course of our business, we also store and use customer, employee and other personal information and other confidential and sensitive information, including personally identifiable information and personal financial information. If our or our third-party vendors’ systems were to be breached or disabled, sensitive and confidential information and other data could be compromised, which could result in negative publicity, remediation costs and potential litigation, damages, consent orders, injunctions, fines and other relief.
To help mitigate these risks, we maintain insurance coverage against some, but not all, potential losses, including coverage for illegal acts against us. However, insurance may not be adequate to protect us against all costs and liabilities associated with these risks.
Risks Associated With Governmental Regulation and Laws
We may not always be able to recover our costs to deliver electricity to our retail customers. The costs we can recover and the return on capital we are permitted to earn for the most substantial part of our business are regulated and governed by the laws of Ohio and the rules, policies and procedures of the PUCO.
In Ohio, transmission and distribution businesses are regulated. Even though rate regulation is premised on full recovery of prudently incurred costs and a reasonable rate of return on invested capital, there can be no assurance that the PUCO will agree that all of our costs have been prudently incurred or are recoverable. There can be no assurance that the regulatory process in which rates are determined will always result in rates that will produce a full or timely recovery of our costs or permitted rates of return. Accordingly, the revenue DP&L receives may or may not match its expenses at any given time.
Changes in or reinterpretations of, or the unexpected application of the laws, rules, policies and procedures that set or govern electric rates, permitted rates of return, rate structures, operation of a competitive bid structure to supply retail generation service to SSO customers, reliability initiatives, capital expenditures and investments and the recovery of these and other costs on a full or timely basis through rates, power market prices and the frequency and timing of rate increases, could have a material adverse effect on our results of operations, financial condition and cash flows.
Our increased costs due to renewable energy and energy efficiency requirements may not be fully recoverable in the future.
Ohio law contains annual targets for energy efficiency which began in 2009 and require increasing energy reductions each year compared to a baseline energy usage, up to 22.3% by 2027. Peak demand reduction targets began in 2009 with increases in required percentages each year, up to 7.75% by 2020. The renewable energy standards have increased our costs and are expected to continue to increase (and could materially increase) these costs. DP&L is currently entitled to recover costs associated with its renewable energy compliance, as well as its energy efficiency and demand response programs. If, in the future, we are unable to timely or fully recover these costs, it could have a material adverse effect on our results of operations, financial condition and cash flows. In addition, if we were found not to be in compliance with these standards, monetary penalties could apply. These penalties are not permitted to be recovered from customers and significant penalties could have a material adverse effect on our results of operations, financial condition and cash flows. The demand reduction and energy efficiency standards by design result in reduced energy and demand that could have a material adverse effect on our results of operations, financial condition and cash flows.
We are subject to numerous environmental laws, rules and regulations that require capital expenditures, increase our cost of operations and may expose us to environmental liabilities.
We are subject to various federal, state, regional and local environmental protection and health and safety laws and regulations governing, among other things, the remediation of retired generation and other facilities, storage, handling, use, storage, disposal and transportation of coal combustion residuals and other materials, some of which may be defined as hazardous materials, the emission and discharge of hazardous and other materials or items into the environment, such as GHGs; and the health and safety of our employees. Such laws, rules and regulations can become stricter over time, and we could also become subject to additional environmental laws, rules and regulations and other requirements in the future. Environmental laws, rules and regulations also require us to comply with inspections and obtain and comply with a wide variety of environmental licenses, permits, inspections and other governmental authorizations. These laws, rules and regulations often require a lengthy and complex process of obtaining and renewing licenses, permits and other governmental authorizations from federal, state and local agencies. If we are not able to timely comply with inspections and obtain, maintain or comply with all environmental laws, rules and regulations and all licenses, permits and other government authorizations required to operate our business, then our operations could be prevented, delayed or subject to additional costs. A violation of environmental laws, rules, regulations, licenses, permits or other requirements can result in substantial fines, penalties, other sanctions, permit revocation, facility shutdowns, the imposition of stricter environmental standards and controls or other injunctive measures affecting operating assets. In addition, any actual or alleged violation of these laws, rules or regulations and other requirements may require us to expend significant resources to defend against any such actual or alleged violations. DP&L has an ownership interest in OVEC, which operates generating stations. We generally are responsible for our respective pro rata share of expenditures for complying with environmental laws, rules, regulations, licenses, permits and other requirements at this generating station, but have limited control over the compliance measures taken by the operator. Under certain environmental laws, we could also be held strictly, jointly and severally responsible for costs relating to contamination at our past or present facilities and at third-party waste disposal sites. We could also be held liable for human exposure to such hazardous substances or for other environmental damage.
In particular, we are subject to potentially significant remediation expenses, enforcement initiatives, private-party lawsuits and reputational risk associated with CCR, which consists of bottom ash, fly ash, boiler slag and flue gas desulfurization materials generated from burning coal generated at our formerly owned coal-fired generation plant sites. CCR currently remains onsite at OVEC's EGUs, including in CCR ponds. Compliance with the CCR rule, amendments to the federal CCR rule, or other federal, state, or foreign rules or programs addressing CCR may require us to incur substantial costs. In addition, CCR, particularly with respect to its beneficial use and regulation as nonhazardous solid waste, has been the subject of interest from environmental non-governmental organizations and the media. Any of the foregoing could have a material adverse effect on our results of operations, financial condition and cash flows.
From time to time we are subject to enforcement and litigation actions for claims of noncompliance with environmental laws, rules and regulations or other environmental requirements. We cannot assure that we will be successful in defending against any claim of noncompliance. Any actual or alleged violation of these laws, rules, regulations and other requirements may require us to expend significant resources to defend against any such actual or alleged violations and expose us to unexpected costs. Our costs and liabilities relating to environmental matters could have a material adverse effect on our results of operations, financial condition and cash flows. See "Business - Environmental Matters" for a more comprehensive discussion of these and other environmental matters impacting us.
If we were found not to be in compliance with the mandatory reliability standards, we could be subject to sanctions, including substantial monetary penalties.
As an owner of a bulk power transmission system, DP&L is subject to mandatory reliability standards promulgated by the NERC and enforced by the FERC. The standards are based on the functions that need to be performed to ensure the bulk power system operates reliably and is guided by reliability and market interface principles. In addition, DP&L is subject to Ohio reliability standards and targets. Compliance with reliability standards may subject us to higher operating costs or increased capital expenditures. Although we expect to recover costs and expenditures from customers through regulated rates, there can be no assurance that the PUCO will approve full recovery in a timely manner. If we were found not to be in compliance with the mandatory reliability standards, we could be subject to sanctions, including substantial monetary penalties, which could have a material adverse effect on our results of operations, financial condition and cash flows.
We are subject to extensive laws and local, state and federal regulation, as well as litigation and other proceedings that could affect our operations and costs.
We are subject to extensive regulation at the federal, state, and local levels. For example, at the federal level, DP&L is regulated by the FERC and the NERC and, at the state level, by the PUCO. The regulatory power of the PUCO over DP&L is both comprehensive and typical of the traditional form of regulation generally imposed by state public utility commissions. We face the risk of unexpected or adverse regulatory action. Regulatory discretion is reasonably broad in Ohio. DP&L is subject to regulation by the PUCO as to our services and facilities, the valuation of property, the construction, purchase, or lease of electric facilities, the classification of accounts, rates of depreciation, the increase or decrease in retail rates and charges, the issuance of securities and incurrence of debt, the acquisition and sale of some public utility properties or securities and certain other matters. As a result of the Energy Policy Act of 2005 and subsequent legislation affecting the electric utility industry, we have been required to comply with rules and regulations in areas including mandatory reliability standards, cybersecurity, transmission expansion and energy efficiency. Complying with the regulatory environment to which we are subject requires us to expend a significant amount of funds and resources. The failure to comply with this regulatory environment could subject us to substantial financial costs and penalties and changes, either forced or voluntary, in the way we operate our business that could have a material adverse effect on our results of operations, financial condition and cash flows.
We are subject to litigation, regulatory proceedings, administrative proceedings, audits, settlements, investigations and claims from time to time that require us to expend significant funds to address. There can be no assurance that the outcome of these matters will not have a material adverse effect on our business, results of operations, financial condition and cash flows. Asbestos and other regulated substances are, and may continue to be, present at our facilities, and we have been named as a defendant in asbestos litigation. The continued presence of asbestos and other regulated substances at these facilities could result in additional litigation being brought against us, which could have a material adverse effect on our results of operations, financial condition and cash flows. See "Business - Competition and Regulation" and "Business - Environmental Matters" for a summary of significant regulatory matters and legal proceedings involving us, as well as Note 11 – Contractual Obligations, Commercial Commitments and Contingencies of Notes to DPL's Consolidated Financial Statements contained elsewhere in this prospectus.
Tax legislation initiatives or challenges to our tax positions could adversely affect our operations and financial condition.
We are subject to the tax laws and regulations of the U.S. federal, state and local governments. From time to time, legislative measures may be enacted that could adversely affect our overall tax positions regarding income or other taxes. There can be no assurance that our effective tax rate or tax payments will not be adversely affected by these legislative measures.
For example, the United States federal government enacted tax reform in 2017 that, among other things, reduces U.S. federal corporate income tax rates, imposes limits on tax deductions for interest expense and changes the rules related to capital expenditure cost recovery. There are a number of uncertainties and ambiguities as to the interpretation and application of many of the provisions of the tax reform measure. Given the unpredictability of these possible changes and their potential interdependency, it remains difficult to assess the overall effect such tax changes will have on our earnings and cash flow, and the extent to which such changes could adversely impact our results of operations. As the impacts of the law are determined, and as yet-to-be-released regulations and other guidance interpreting the new law are issued and finalized, our financial results could be materially impacted.
In addition, U.S. federal, state and local tax laws and regulations are extremely complex and subject to varying interpretations. There can be no assurance that our tax positions will be sustained if challenged by relevant tax authorities and if not sustained, there could be a material adverse effect on our results of operations, financial condition and cash flows.
Risks Related to Our Indebtedness and Financial Condition
The level of our indebtedness, and the security provided for this indebtedness, could adversely affect our financial flexibility, and a material change in market interest rates could adversely affect our results of operations, financial condition and cash flows.
As of December 31, 2020, the carrying value of DPL's debt was $1,493.6 million and the carrying value of DP&L's debt was $594.1 million. Of DP&L's indebtedness, there was $565.0 million of First Mortgage Bonds as of December 31, 2020, which are secured by the pledge of substantially all of the assets of DP&L under the terms of DP&L’s First & Refunding Mortgage. DPL's revolving credit facility is also secured by a pledge of common stock that DPL owns in DP&L. This level of indebtedness and related security could have important consequences, including:
•increasing our vulnerability to general adverse economic and industry conditions;
•requiring us to dedicate a substantial portion of our cash flow from operations to make payments on our indebtedness, thereby reducing the availability of our cash flow to fund other corporate purposes;
•limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

•limiting, along with the financial and other restrictive covenants in our indebtedness, our ability to borrow additional funds, as needed.
If DP&L issues additional debt in the future, we will be subject to the terms of such debt agreements and be required to obtain regulatory approvals. To the extent we increase our leverage, the risks described above would also increase. Further, actual cash requirements in the future may be greater than expected. Accordingly, our cash flows from operations may not be sufficient to repay all of the outstanding debt as it becomes due and, in that event, we may not be able to borrow money, sell assets or otherwise raise funds on acceptable terms, or at all, to refinance our debt as it becomes due. Additionally, any failure to comply with covenants in the instruments governing our debt could result in an event of default thereunder. For a further discussion of our outstanding debt obligations, see Management’s Discussion and Analysis of Results of Operations and Financial Condition and Note 7 – Long-term debt of Notes to DPL's Consolidated Financial Statements.
DPL and DP&L have variable rate debt that bears interest based on a prevailing rate that is reset based on a market index that can be affected by market demand, supply, market interest rates and other market conditions. We also maintain both cash on deposit and investments in cash equivalents from time to time that could be impacted by interest rate fluctuations. As such, any event which impacts market interest rates could have a material effect on our results of operations, financial condition and cash flows. In addition, rating agencies issue ratings on our credit and our debt that affect our borrowing costs under our financial arrangements and affect our potential pool of investors and funding sources. Credit ratings also govern the collateral provisions of certain of our contracts. If the rating agencies were to downgrade our credit ratings further, our borrowing costs would likely further increase, our potential pool of investors and funding resources could be reduced, and we could be required to post additional collateral under select contracts. These events would likely reduce our liquidity and profitability and could have a material adverse effect on our results of operations, financial condition and cash flows.
We rely on access to the financial markets. General economic conditions and disruptions in the financial markets could adversely affect our ability to raise capital on favorable terms, or at all, and cause increases in our interest expense.
From time to time we rely on access to the capital and credit markets as a source of liquidity for capital requirements not satisfied by operating cash flows. These capital and credit markets experience volatility and disruption from time to time and the ability of corporations to raise capital can be negatively affected. Disruptions in the capital and credit markets make it harder and more expensive to raise capital. Our ability to raise capital on favorable terms, or at all, can be adversely affected by unfavorable market conditions or declines in our creditworthiness, and we may be unable to access adequate funding to refinance our debt as it becomes due or finance capital expenditures. The extent of any impact will depend on several factors, including our operating cash flows, financial condition and prospects, the overall supply and demand in the credit markets, our credit ratings, credit capacity, the cost of financing, the financial condition, performance and prospects of other companies in our industry or with similar financial circumstances and other general economic and business conditions. It may also depend on the performance of credit counterparties and financial institutions with which we do business. Access to funds under our existing financing arrangements is also dependent on the ability of our counterparties to meet their financing commitments and our satisfying conditions to borrowing. Our inability to obtain financing on reasonable terms, or at all, with creditworthy counterparties could adversely affect our results of operations, financial condition and cash flows. If our available funding is limited or we are forced to fund our operations at a higher cost, these conditions may require us to curtail our business activities and increase our cost of funding, both of which would adversely impact our profitability. See Note 7 – Long-term debt of Notes to DPL's Consolidated Financial Statements for information regarding indebtedness.
DPL is a holding company and parent of DP&L and other subsidiaries. DPL’s cash flow is dependent on the cash flows of DP&L and its other subsidiaries and their ability to pay cash to DPL.
DPL is a holding company with no material assets other than the ownership of its subsidiaries, and accordingly all cash is generated by the activities of its subsidiaries, principally DP&L. As such, DPL’s cash flow is largely dependent on the cash flows of DP&L and its ability to pay cash to DPL. The impact of the December 2019 ESP and related regulatory proceedings on DP&L's revenues adversely affects DPL. In addition, there are a number of other rate proceedings pending or anticipated that we cannot predict the outcome of, which could adversely affect DPL. See Note 3 – Regulatory Matters of Notes to DPL's Consolidated Financial Statements for descriptions of DP&L's ESP and other regulatory proceedings. In addition, DP&L is regulated by the PUCO, which possesses broad oversight powers to ensure that the needs of utility customers are being met. The PUCO could impose additional restrictions on the ability of DP&L to distribute, loan or advance cash to DPL pursuant to these broad powers. A significant limitation on DP&L’s ability to pay dividends or loan or advance funds to DPL could have a material adverse effect on DPL’s results of operations, financial condition and cash flows.

Our ownership by AES subjects us to potential risks that are beyond our control.
All of DP&L’s common stock is owned by DPL, and DPL is an indirectly wholly owned subsidiary of AES. Due to our relationship with AES, any adverse developments and announcements concerning AES may impair our ability to access the capital markets and to otherwise conduct business. In particular, downgrades in AES’s credit ratings could result in DPL’s or DP&L’s credit ratings being downgraded.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus includes certain “forward-looking statements” that involve many risks and uncertainties. Forward-looking statements express an expectation or belief and contain a projection, plan or assumption with regard to, among other things, our future revenues, income, expenses or capital structure. Such statements of future events or performance are not guarantees of future performance and involve estimates, assumptions and uncertainties. The words “could,” “may,” “predict,” “anticipate,” “would,” “believe,” “estimate,” “expect,” “forecast,” “project,” “objective,” “intend,” “continue,” “should,” “plan,” and similar expressions, or the negatives thereof, are intended to identify forward-looking statements unless the context requires otherwise. These forward-looking statements are based on management’s present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. We are under no obligation to, and expressly disclaim any obligation to, update or alter the forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements:
Important factors that could cause actual results to differ materially from those reflected in such forward-looking statements and that should be considered in evaluating our outlook include, but are not limited to, the following:
•impacts of weather on retail sales;
•growth in our service territory and changes in demand and demographic patterns;
•weather-related damage to our electrical system;
•performance of our suppliers;
•transmission and distribution system reliability and capacity;
•regulatory actions and outcomes, including, but not limited to, the review and approval of our rates and charges by the PUCO;
•federal and state legislation and regulations;
•changes in our credit ratings or the credit ratings of AES;
•fluctuations in the value of pension plan assets, fluctuations in pension plan expenses and our ability to fund defined benefit pension plans;
▪changes in financial or regulatory accounting policies;
▪environmental matters, including costs of compliance with, and liabilities related to, current and future environmental laws and requirements;
▪interest rates and the use of interest rate hedges, inflation rates and other costs of capital;
▪the availability of capital;
▪the ability of subsidiaries to pay dividends or distributions to DPL;
▪level of creditworthiness of counterparties to contracts and transactions;
▪labor strikes or other workforce factors, including the ability to attract and retain key personnel;
▪facility or equipment maintenance, repairs and capital expenditures;
▪significant delays or unanticipated cost increases associated with construction projects;
▪the availability and cost of funds to finance working capital and capital needs, particularly during periods when the time lag between incurring costs and recovery is long and the costs are material;
▪local economic conditions;

▪costs and effects of legal and administrative proceedings, audits, settlements, investigations and claims and the ultimate disposition of litigation;
▪industry restructuring, deregulation and competition;
▪issues related to our participation in PJM, including the cost associated with membership, allocation of costs, costs associated with transmission expansion, the recovery of costs incurred and the risk of default of other PJM participants;
▪changes in tax laws and the effects of our tax strategies;
▪product development, technology changes and changes in prices of products and technologies;
▪cyberattacks and information security breaches;
▪the use of derivative contracts;
▪catastrophic events such as fires, explosions, terrorist acts, acts of war, pandemic events, including the outbreak of COVID-19, or natural disasters such as floods, earthquakes, tornadoes, severe winds, ice or snowstorms, droughts, or other similar occurrences; and
▪the risks and other factors discussed elsewhere in this prospectus.
All such factors are difficult to predict, contain uncertainties that may materially affect actual results, and many are beyond our control. See “Risk Factors” for a more detailed discussion of the foregoing and certain other factors that could cause actual results to differ materially from those reflected in such forward-looking statements and that should be considered in evaluating our outlook.

USE OF PROCEEDS
We will not receive any cash proceeds from the issuance of the new notes. The new notes will be exchanged for old notes as described in this prospectus upon our receipt of old notes. We will cancel all of the old notes surrendered in exchange for the new notes.

CAPITALIZATION
The following table sets forth a summary of DPL’s consolidated capitalization as of December 31, 2020:
This table should be read in conjunction with “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and the consolidated financial statements and related notes included herein.

As of December 31, 2020
(in millions)
Outstanding balance on revolving lines of credit	$100.0
Long-term debt:
First Mortgage Bonds due 2049	425.0
First Mortgage Bonds due 2040	140.0
U.S. Government note	17.4
Unamortized deferred financing costs	(5.7)
Unamortized debt discounts and premiums, net	(2.6)
Total long-term debt at DP&L	574.1

4.125% senior unsecured bonds due 2025	415.0
4.35% senior unsecured notes due 2029	400.0
8.125% note to DPL Capital Trust II due 2031 (a)	15.6
Unamortized deferred financing costs	(10.2)
Unamortized debt discounts and premiums, net	(0.9)
Total long-term debt	1,393.6

Common shareholder’s deficit:
1,500 shares authorized; 1 share issued and outstanding at December 31, 2020	—
Other paid-in capital	2,468.8
Accumulated other comprehensive income/ (loss)	(12.3)
Accumulated deficit	(2,740.0)
Total common shareholder’s deficit	(283.5)

Total capitalization	$1,210.1
(a) Note payable to related party.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The following table presents our selected financial data, which should be read in conjunction with DPL's audited Consolidated Financial Statements and the related Notes thereto and Management’s Discussion and Analysis of Results of Operations and Financial Condition, included herein.
The selected historical statement of operations data for each of the years ended December 31, 2020, 2019 and 2018 is derived from our audited consolidated financial statements included herein. The selected balance sheet data as of December 31, 2020 and 2019 is derived from our audited consolidated financial statements included herein. Financial information for periods prior to those above was derived from our previously filed reports. Our historical results for any prior period are not necessarily indicative of results to be expected for any future period.
Other information that management believes is important in understanding trends in our business is also included in this table.

	Years ended December 31,
$ in millions except per share amounts or as indicated	2020	2019	2018	2017	2016
Total electric sales (millions of kWh)	13,918	14,628	15,728	14,679	15,406
Statements of Operations Data
Revenues	$660.5	$743.7	$747.3	$729.0	$815.7
Operating income	$89.1	$154.9	$142.6	$126.5	$175.1
Income / (loss) from continuing operations	$(6.4)	$51.8	$36.7	$12.3	$51.3
Income / (loss) from discontinued operations, net of tax (a)	$5.4	$53.6	$33.4	$(106.9)	$(536.5)
Net income / (loss)	$(1.0)	$105.4	$70.1	$(94.6)	$(485.2)
Capital expenditures	$157.3	$156.5	$96.1	$110.5	$147.2

Balance Sheet Data (end of period):
Total assets	$2,036.0	$1,935.8	$1,883.1	$2,049.2	$2,419.2
Long-term debt (b)	$1,393.4	$1,223.3	$1,372.3	$1,700.2	$1,828.7
Total common shareholder's deficit	$(283.5)	$(371.9)	$(471.7)	$(584.3)	$(587.6)

(a)Fixed-asset impairments of $3.5 million, $2.8 million, $175.8 million and $859.0 million in 2019, 2018, 2017 and 2016, respectively, have been reclassified to discontinued operations.
(b)Excluded from this line are the current maturities of long-term debt.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
RESULTS OF OPERATIONS AND FINANCIAL CONDITION
The following discussion and analysis should be read in conjunction with the financial statements and notes thereto included elsewhere in this prospectus. The following discussion contains forward-looking statements. Our actual results may differ materially from the results suggested by these forward-looking statements. Please see “Cautionary Note Regarding Forward-Looking Statements” and Risk Factors in this prospectus. For a list of certain abbreviations or acronyms in this discussion, see Glossary of Terms at the beginning of this prospectus.
Business Overview
DPL is a regional energy company incorporated in 1985 under the laws of Ohio. All of DPL’s stock is owned by an AES subsidiary.
DPL has three primary subsidiaries: DP&L, MVIC and Miami Valley Lighting. DP&L, which also does business as AES Ohio, is a public utility providing electric transmission and distribution services in West Central Ohio. For additional information, see Note 1 – Overview and Summary of Significant Accounting Policies of Notes to DPL's Consolidated Financial Statements. All of DPL's subsidiaries are wholly-owned. DPL manages its business through one reportable operating segment, the Utility segment. See Note 13 – Business Segments of the Notes to DPL's Consolidated Financial Statements for additional information regarding DPL’s reportable segment. DP&L also manages its business through one reportable operating segment, the Utility segment.
As an electric public utility in Ohio, DP&L provides regulated transmission and distribution services to its customers as well as retail SSO electric service. DP&L's sales reflect the general economic conditions, seasonal weather patterns and the growth of energy efficiency initiatives; however, our distribution revenues were decoupled from weather and energy efficiency variations from January 1, 2019 through December 18, 2019. In the first quarter of 2020, DP&L filed a petition to continue to accrue the impacts of decoupling for recovery through a future rate proceeding, but it is unknown at this time how the PUCO will rule on that petition. See Note 3 – Regulatory Matters of Notes to DPL's Consolidated Financial Statements for further information.
DPL’s other primary subsidiaries are MVIC and Miami Valley Lighting. MVIC is our captive insurance company that provides insurance services to DP&L and our other subsidiaries, and Miami Valley Lighting provides street and outdoor lighting services to customers in the Dayton region.
DPL also has a wholly-owned business trust, DPL Capital Trust II, formed for the purpose of issuing trust capital securities to investors.
DP&L does not have any subsidiaries.
DP&L’s electric transmission and distribution businesses are subject to rate regulation by federal and state regulators. Accordingly, DP&L applies the accounting standards for regulated operations to its electric transmission and distribution businesses and records regulatory assets when incurred costs are expected to be recovered in future customer rates and regulatory liabilities when current cost recoveries in customer rates relate to expected future costs or overcollections of riders.
Additional information relating to our risks is contained in “Risk Factors” elsewhere in this prospectus.
The following discussion should be read in conjunction with the accompanying consolidated financial statements and related notes included elsewhere in this prospectus.
Financial Overview
The results of operations for DPL and DP&L are discussed in more detail in the following pages.
RESULTS OF OPERATIONS – DPL
DPL’s results of operations include the results of its subsidiaries, including the consolidated results of its principal subsidiary DP&L. All material intercompany accounts and transactions have been eliminated in consolidation. A separate specific discussion of the results of operations for DP&L is presented elsewhere in this prospectus.

Statement of Operations Highlights – DPL

	Years ended December 31,			Change 2020 vs. 2019		Change 2019 vs. 2018
$ in millions	2020	2019	2018	$	%	$	%
Revenues:
Retail	$586.4	$667.3	$656.9	$(80.9)	(12)%	$10.4	2%
Wholesale	10.1	16.2	29.9	(6.1)	(38)%	(13.7)	(46)%
RTO ancillary	44.0	43.5	43.1	0.5	1%	0.4	1%
Capacity revenues	4.2	6.2	7.9	(2.0)	(32)%	(1.7)	(22)%
Miscellaneous revenues	15.8	10.5	9.5	5.3	50%	1.0	11%
Total revenues	660.5	743.7	747.3	(83.2)	(11)%	(3.6)	—%

Operating costs and expenses:
Net fuel cost	1.7	2.5	2.5	(0.8)	(32)%	—	—%
Purchased power:
Purchased power	200.7	227.9	244.9	(27.2)	(12)%	(17.0)	(7)%
RTO charges	29.9	24.0	55.6	5.9	25%	(31.6)	(57)%
RTO capacity charges	—	—	2.2	—	—%	(2.2)	(100)%
Net purchased power cost	230.6	251.9	302.7	(21.3)	(8)%	(50.8)	(17)%
Operation and maintenance	181.6	184.2	138.3	(2.6)	(1)%	45.9	33%
Depreciation and amortization	73.3	72.3	76.2	1.0	1%	(3.9)	(5)%
Taxes other than income taxes	79.4	77.9	73.3	1.5	2%	4.6	6%
Loss on asset disposal	0.1	—	—	0.1	—%	—	—%
Loss on disposal of business	4.7	—	11.7	4.7	—%	(11.7)	(100)%
Total operating costs and expenses	571.4	588.8	604.7	(17.4)	(3)%	(15.9)	(3)%

Operating income	89.1	154.9	142.6	(65.8)	(42)%	12.3	9%

Other expense, net:
Interest expense	(71.3)	(82.2)	(98.0)	10.9	(13)%	15.8	(16)%
Loss on early extinguishment of debt	(31.7)	(44.9)	(6.5)	13.2	(29)%	(38.4)	591%
Other income	2.0	3.7	0.8	(1.7)	(46)%	2.9	363%
Other expense, net	(101.0)	(123.4)	(103.7)	22.4	(18)%	(19.7)	19%

Income / (loss) from continuing operations before income tax (a)	$(11.9)	$31.5	$38.9	$(43.4)	(138)%	$(7.4)	(19)%

(a)For purposes of discussing operating results, we present and discuss Income / (loss) from continuing operations before income tax. This format is useful to investors because it allows analysis and comparability of operating trends and includes the same information that is used by management to make decisions regarding our financial performance.

The following review of consolidated results of operations compares the results for the year ended December 31, 2020 to the results for the year ended December 31, 2019. As a result of presenting Conesville in Discontinued Operations in the current year, certain DPL variances and discussion included elsewhere in this prospectus have changed. For these variances, see the discussion in DPL’s Utility segment, DP&L’s, Results of Operations included elsewhere in this prospectus, as DPL’s continuing operations now primarily consist of DP&L.
DPL – Revenues
Retail customers, especially residential and commercial customers, consume more electricity on warmer and colder days. Therefore, our retail sales demand is affected by the number of heating and cooling degree-days occurring during a year. Cooling degree-days typically have a more significant effect than heating degree-days since some residential customers do not use electricity to heat their homes. Because of the impact of the Decoupling Rider (effective January 1, 2019 through December 18, 2019), weather had a minimal impact on our 2019 net operating results. Additionally, our retail revenues are affected by regulated rates and riders, including the changes to our ESP, described in Note 3 – Regulatory Matters of Notes to DPL's Consolidated Financial Statements included elsewhere in this prospectus.

Heating and Cooling Degree-days (a)

	Years ended December 31,
	2020	2019	change	% change
Actual
Heating degree-days (a)	4,867	4,987	(120)	(2)%
Cooling degree-days (a)	1,176	1,318	(142)	(11)%

30-year average (b)
Heating-degree days	5,444	5,442
Cooling-degree days	995	984

(a)Heating and cooling degree-days are a measure of the relative heating or cooling required for a home or business. The heating degrees in a day are calculated as the degrees that the average actual daily temperature is below 65 degrees Fahrenheit. For example, if the average temperature on March 20th was 40 degrees Fahrenheit, the heating degrees for that day would be the 25-degree difference between 65 degrees and 40 degrees. Similarly, cooling degrees in a day are calculated as the degrees that the average actual daily temperature is above 65 degrees Fahrenheit.
(b)30-year average is computed from observed degree-days in the Dayton area on a trailing 30-year basis.

DPL's and DP&L's electric sales and billed customers were as follows:

ELECTRIC SALES AND CUSTOMERS (a)
	DPL and DP&L
	Years ended December 31,
	2020	2019
Retail electric sales (b)
Residential	5,330	5,354
Commercial	3,438	3,688
Industrial	3,533	3,735
Governmental	1,148	1,255
Other	19	17
Total retail electric sales	13,468	14,049
Wholesale electric sales (c)	450	579
Total electric sales	13,918	14,628

Billed electric customers (end of period)	530,670	525,801

(a)Electric sales are presented in millions of kWh.
(b)DPL and DP&L retail electric sales represent the total transmission and distribution retail sales for the periods presented. SSO sales were 3,850 million kWh and 3,913 million kWh for the years ended December 31, 2020 and 2019, respectively.
(c)Wholesale electric sales are DP&L's 4.9% share of the generation output of OVEC.

During the year ended December 31, 2020, Revenues decreased $83.2 million to $660.5 million from $743.7 million in the same period of the prior year. This decrease was a result of:

$ in millions	2020 vs. 2019
Retail
Rate
Decrease due to removal of DMR	$(95.9)
Decrease in competitive bid revenue rate rider	(20.7)
Decrease due to removal of DIR	(20.4)
Decrease due to removal of decoupling rider	(11.9)
Increase due to reinstatement of RSC rider	70.4
Increase in base distribution average rate per retail kWh sold, which goes up as usage declines due to fixed components in distribution rates	9.0
Increase due to the deferral of revenue to adjust for the impacts of the TCJA in the prior year	5.4
Other	2.9
Net change in retail rate	(61.2)

Volume
Net decrease in the volume of kWh sold primarily due to unfavorable weather as compared to the prior year and lower demand from commercial and industrial customers due to the impacts of COVID-19, partially offset by higher demand from residential customers due to the impacts of COVID-19	(18.7)

Other miscellaneous	(1.0)
Total retail change	(80.9)

Wholesale
Decrease due to lower wholesale prices and lower volumes at OVEC	(6.1)

RTO ancillary and capacity revenues
RTO ancillary and capacity revenues	(1.5)

Miscellaneous revenues
Increase due to collections on legacy generation deferral rider	5.3

Net change in Revenues	$(83.2)

DPL – Net Purchased Power
During the year ended December 31, 2020, Net Purchased Power decreased $21.3 million compared to the prior year. This decrease was a result of:

$ in millions	2020 vs. 2019
Net purchased power
Purchased power
Rate
Decrease due to pricing in the competitive bid process	$(23.6)
Volume
Decrease due to lower retail load served primarily driven by weather	(3.6)
Total purchased power change	(27.2)
RTO charges
Increase primarily due to higher TCRR rates in the current year	5.9

Net change in purchased power	$(21.3)

DPL - Operation and Maintenance
During the year ended December 31, 2020, Operation and Maintenance expense decreased $2.6 million compared to the prior year. This decrease was a result of:

$ in millions	2020 vs. 2019
Decrease in alternative energy and energy efficiency programs (a)	$(12.2)
Increase in uncollectible expenses for the low-income payment program, which is funded by the USF revenue rate rider (a)	6.6
Increase in deferred storm costs (a)	3.9
Other, net	(0.9)
Net change in Operations and Maintenance expense	$(2.6)
(a)    There is corresponding revenue associated with these program costs resulting in minimal impact to Net income.

DPL – Taxes Other Than Income Taxes
During the year ended December 31, 2020, Taxes other than income taxes increased $1.5 million compared to the prior year. The increase was primarily from higher property taxes due to an increase in assessed values for Ohio properties for 2020.
DPL – Loss on Disposal of Business
During the year ended December 31, 2020, DPL recorded a Loss on disposal of business of $4.7 million due to the loss on the transfer of business interests in the Hutchings Coal Station.
DPL – Interest Expense
During the year ended December 31, 2020, Interest expense decreased $10.9 million compared to the prior year. The decrease was primarily the result of refinancing of debt which resulted in lower interest rates at DPL in 2020 and 2019.
DPL – Loss on Early Extinguishment of Debt
During the year ended December 31, 2020, DPL recorded a Loss on early extinguishment of debt of $31.7 million primarily due to the make-whole premium payment of $30.8 million related to the redemption of the $380.0 million 7.25% Notes due 2021 in the third quarter of 2020.
During the year ended December 31, 2019, DPL recorded a Loss on early extinguishment of debt of $44.9 million primarily due to the make-whole premium payment of $41.4 million related to the $400.0 million partial redemption of the $780.0 million 7.25% Notes due 2021 in the second quarter of 2019.
DPL – Income Tax Expense From Continuing Operations
Income tax benefit decreased $14.8 million from $(20.3) million in 2019 to $(5.5) million in 2020. The change of $14.8 million was primarily due to a benefit recorded in the prior year for the September 26, 2019 PUCO order, which finalized the amount of excess deferred tax balances allocable to DP&L’s utility customers. This change was partially offset by a pre-tax loss in the current year compared to pre-tax income in the prior year.
DPL – Discontinued Operations
During the years ended December 31, 2020 and 2019, DPL recorded income from discontinued operations (net of tax) of $5.4 million and $53.6 million, respectively. This income relates to the generation components of Stuart and Killen, which were retired in 2018 and sold in 2019, and Conesville, which was retired in May 2020 and sold in June 2020. See Note 15 – Discontinued Operations in the Notes to DPL's Consolidated Financial Statements included elsewhere in this prospectus for further discussion.
RESULTS OF OPERATIONS BY SEGMENT – DPL
DPL manages its business through one reportable operating segment, the Utility segment. The primary segment performance measure is income / (loss) from continuing operations before income tax as management has concluded that this measure best reflects the underlying business performance of DPL and is the most relevant measure considered in DPL’s internal evaluation of the financial performance of its segments. The Utility segment is discussed further below:

Utility Segment
The Utility segment is comprised primarily of DP&L’s electric transmission and distribution businesses, which distribute electricity to residential, commercial, industrial and governmental customers. DP&L distributes electricity to more than 531,000 retail customers who are located in a 6,000 square mile area of West Central Ohio. DP&L’s electric transmission and distribution businesses are subject to rate regulation by federal and state regulators. Accordingly, DP&L applies the accounting standards for regulated operations to its electric transmission and distribution businesses and records regulatory assets when incurred costs are expected to be recovered in future customer rates and regulatory liabilities when current cost recoveries in customer rates relate to expected future costs. The Utility segment includes revenues and costs associated with our investment in OVEC and the historical results of DP&L’s Beckjord Station, which was closed in 2014 and transferred to a third party in the first quarter of 2018, and the Hutchings Coal Station, which was closed in 2013 and transferred to a third party in the fourth quarter of 2020.
Included within the “Other” column are other businesses that do not meet the GAAP requirements for disclosure as reportable segments as well as certain corporate costs, which include interest expense and loss on early extinguishment of debt on DPL’s long-term debt as well as adjustments related to purchase accounting from the Merger. The accounting policies of the reportable segments are the same as those described in Note 1 – Overview and Summary of Significant Accounting Policies. Intersegment sales, costs of sales and expenses are eliminated in consolidation. Certain shared and corporate costs are allocated between "Other" and the Utility reporting segment.
See Note 13 – Business Segments of Notes to DPL's Consolidated Financial Statements for additional information regarding DPL’s reportable segment.
The following table presents DPL’s Income / (loss) from continuing operations before income tax by business segment:

	Years ended December 31,
$ in millions	2020	2019	2018
Utility	$58.1	$124.3	$104.4
Other	(70.0)	(92.8)	(65.5)
Income / (loss) from continuing operations before income tax	$(11.9)	$31.5	$38.9

Statement of Operations Highlights - DPL – Utility Segment
The results of operations of the Utility segment for DPL are identical in all material respects and for all periods presented to those of DP&L, which are included in this Management's Discussion and Analysis of Results of Operations and Financial Condition.

RESULTS OF OPERATIONS – DP&L
Statement of Operations Highlights – DP&L

	Years ended December 31,			Change 2020 vs. 2019		Change 2019 vs. 2018
$ in millions	2020	2019	2018	$	%	$	%
Revenues:
Retail	$586.4	$667.3	$657.9	$(80.9)	(12)%	$9.4	1%
Wholesale	11.0	17.2	29.9	(6.2)	(36)%	(12.7)	(42)%
RTO ancillary	44.0	43.5	43.1	0.5	1%	0.4	1%
Capacity revenues	4.2	6.2	7.8	(2.0)	(32)%	(1.6)	(21)%
Miscellaneous revenues	6.5	1.2	—	5.3	442%	1.2	—%
Total revenues	652.1	735.4	738.7	(83.3)	(11)%	(3.3)	—%

Operating costs and expenses:
Net fuel cost	1.6	2.5	2.4	(0.9)	(36)%	0.1	4%
Purchased power:
Purchased power	200.7	227.6	243.5	(26.9)	(12)%	(15.9)	(7)%
RTO charges	28.7	23.0	55.6	5.7	25%	(32.6)	(59)%
RTO capacity charges	—	—	2.2	—	—%	(2.2)	(100)%
Net purchased power cost	229.4	250.6	301.3	(21.2)	(8)%	(50.7)	(17)%
Operation and maintenance	181.9	183.0	139.7	(1.1)	(1)%	43.3	31%
Depreciation and amortization	71.8	70.8	74.5	1.0	1%	(3.7)	(5)%
Taxes other than income taxes	79.1	77.7	73.1	1.4	2%	4.6	6%
Loss on asset disposal	0.1	0.1	0.2	—	—%	(0.1)	(50)%
Loss on disposal of business	4.7	—	12.4	4.7	—%	(12.4)	(100)%
Total operating costs and expenses	568.6	584.7	603.6	(16.1)	(3)%	(18.9)	(3)%

Operating income	83.5	150.7	135.1	(67.2)	(45)%	15.6	12%

Other expense, net:
Interest expense	(24.3)	(26.0)	(27.3)	1.7	(7)%	1.3	(5)%
Loss on early extinguishment of debt	—	—	(0.6)	—	—%	0.6	(100)%
Other expense	(1.1)	(0.4)	(2.8)	(0.7)	175%	2.4	(86)%
Other expense, net	(25.4)	(26.4)	(30.7)	1.0	(4)%	4.3	(14)%

Income before income tax (a)	$58.1	$124.3	$104.4	$(66.2)	(53)%	$19.9	19%

(a)For purposes of discussing operating results, we present and discuss Income before income tax. This format is useful to investors because it allows analysis and comparability of operating trends and includes the same information that is used by management to make decisions regarding our financial performance.

The following review of results of operations compares the results for the year ended December 31, 2020 to the results for the year ended December 31, 2019.
DP&L – Revenues
Retail customers, especially residential and commercial customers, consume more electricity on warmer and colder days. Therefore, our retail sales demand is affected by the number of heating and cooling degree-days occurring during a year. Cooling degree-days typically have a more significant effect than heating degree-days since some residential customers do not use electricity to heat their homes. Because of the impact of the Decoupling Rider (effective January 1, 2019 through December 18, 2019), weather had a minimal impact on our 2019 net operating results. Additionally, our retail revenues are affected by regulated rates and riders.

During the year ended December 31, 2020, Revenues decreased $83.3 million to $652.1 million from $735.4 million in the same period of the prior year. This decrease was a result of:

$ in millions	2020 vs. 2019
Retail
Rate
Decrease due to removal of DMR	$(95.9)
Decrease in competitive bid revenue rate rider	(20.7)
Decrease due to removal of DIR	(20.4)
Decrease due to removal of decoupling rider	(11.9)
Increase due to reinstatement of RSC rider	70.4
Increase in base distribution average rate per retail kWh sold, which goes up as usage declines due to fixed components in distribution rates	9.0
Increase due to the deferral of revenue to adjust for the impacts of the TCJA in the prior year	5.4
Other	2.9
Net change in retail rate	(61.2)

Volume
Net decrease in the volume of kWh sold primarily due to unfavorable weather as compared to the prior year and lower demand from commercial and industrial customers due to the impacts of COVID-19, partially offset by higher demand from residential customers due to the impacts of COVID-19	(18.7)

Other miscellaneous	(1.0)
Total retail change	(80.9)

Wholesale
Decrease due to lower wholesale prices and lower volumes at OVEC	(6.2)

RTO ancillary and capacity revenues
Decrease primarily due to lower capacity prices	(1.5)

Miscellaneous revenue
Increase due to collections on legacy generation deferral rider	5.3

Net change in Revenues	$(83.3)

DP&L – Net Purchased Power
During the year ended December 31, 2020, Net Purchased Power decreased $21.2 million compared to the prior year. This decrease was a result of:

$ in millions	2020 vs. 2019
Net purchased power
Purchased power
Rate
Decrease due to pricing in the competitive bid process	$(23.3)
Volume
Decrease due to lower retail load served primarily driven by weather	(3.6)
Total purchased power change	(26.9)
RTO charges
Increase primarily due to higher TCRR rates in the current year	5.7

Net change in purchased power	$(21.2)

DP&L - Operation and Maintenance
During the year ended December 31, 2020, Operation and Maintenance expense decreased $1.1 million compared to the prior year. This decrease was a result of:

$ in millions	2020 vs. 2019
Decrease in alternative energy and energy efficiency programs (a)	(12.2)
Increase in uncollectible expenses for the low-income payment program, which is funded by the USF revenue rate rider (a)	$6.6
Increase in deferred storm costs (a)	3.9
Other, net	0.6
Net change in Operations and Maintenance expense	$(1.1)

(a)There is corresponding revenue associated with these program costs resulting in minimal impact to Net income.

DP&L – Taxes Other Than Income Taxes
During the year ended December 31, 2020, Taxes other than income taxes increased $1.4 million compared to the prior year. The increase was primarily from higher property taxes due to an increase in assessed values for Ohio properties for 2020.
DP&L – Loss on Disposal of Business
During the year ended December 31, 2020, DP&L recorded a Loss on disposal of business of $4.7 million due to the loss on the transfer of business interests in the Hutchings Coal Station.
DP&L – Interest Expense
During the year ended December 31, 2020, Interest expense decreased $1.7 million compared to the prior year. The decrease was primarily the result of the refinancing of debt at DP&L in 2020 and 2019.
DP&L – Income Tax Expense
During the year ended December 31, 2020, Income tax benefit of $0.6 million in 2019 changed to Income tax expense of $7.0 million in 2020 primarily due to the impact of the September 26, 2019 PUCO order, which finalized the amount of excess deferred tax balances allocable to DP&L's utility customers. This change was partially offset by higher taxable income in the current year compared to prior year.

KEY TRENDS AND UNCERTAINTIES

Following the issuance of the DRO in September 2018 and the resulting changes to the Decoupling Rider effective January 1, 2019, our financial results were not driven by retail demand and weather but were impacted by customer growth within our service territory. However, the Decoupling Rider was removed with the withdrawal of the ESP 3 and approved ESP 1 rates, and weather impacted current results and may again impact future results. See further discussion on these changes in Note 3 – Regulatory Matters of Notes to DPL's Consolidated Financial Statements included elsewhere in this prospectus. In addition, DPL's and DP&L's financial results are likely to be driven by other factors including, but not limited to:
•regulatory outcomes;
•the passage of new legislation, implementation of regulations or other changes in regulations; and
•timely recovery of transmission and distribution expenditures.
COVID-19 Pandemic
The COVID-19 pandemic has impacted global economic activity, including electricity and energy consumption, and caused significant volatility and negative pressure in financial markets. In response to the COVID-19 pandemic, the PUCO issued an emergency order prohibiting electric utilities, including us, from discontinuing electric utility service to customers. This prohibition ended for DP&L on September 1, 2020.
In addition to the impacts to demand within our service territory, we also have incurred and expect to continue to incur expenses relating to COVID-19, and such expenses may include those that relate to events outside of our control. For the year ended December 31, 2020 and into 2021, we experienced impacts from the pandemic and expect to continue to experience impacts during 2021, and any such impacts during that time or in other future periods could have a material adverse effect on our results of operations, financial condition and cash flows. The following discussion highlights our assessment of the impacts of the pandemic on our current financial and operating status, and our financial and operational outlook based on information known as of this filing. Also see "Risk Factors: elsewhere in this prospectus.
Business Continuity - During the COVID-19 pandemic, we are taking a variety of measures to ensure our ability to generate, transmit, distribute and sell electric energy, to ensure the health and safety of our employees, contractors, customers and communities and to provide essential services to the communities in which we operate. We continue to respond to this global crisis through comprehensive measures to protect our employees and others while fulfilling our vital role in providing our customers with electric energy. While stay-at-home restrictions have been lifted in our service territory, most of our management and administrative personnel are able to work remotely, and we have not experienced significant issues affecting our operations or ability to maintain effective internal controls and produce reliable financial information.
Demand - The economic impact of the pandemic started to materialize in Ohio in the second half of March and continued for the remainder of 2020 and into 2021. See Note 14 – Revenue and Note 17 – Risks & Uncertainties of Notes to DPL's Consolidated Financial Statements for further discussion of how the COVID-19 pandemic has impacted our sales demand and a disaggregation of retail revenues by customer class. The declines for commercial and industrial customers were more severe in April and May, and partially recovered starting in June and into the second half of the year as stay-at-home orders were lifted. While we cannot predict the length and magnitude of the pandemic or how it could ultimately impact global or local economic conditions, continuous and/or further declines in future demand would adversely impact our financial results for 2021 and beyond.
Liquidity - We anticipate having sufficient liquidity to make all required payments, including payments for salaries and wages owed to our employees, during the pandemic. We do not foresee a significant impact to our access to capital or our liquidity position as a result of the pandemic. On June 19, 2020, DPL closed a $415.0 million issuance of senior unsecured notes, and the proceeds from this issuance together with cash on hand were used to redeem in-full the remaining balance of $380.0 million of DPL's 7.25% senior unsecured notes. These bonds were redeemed at par plus accrued interest and a make-whole premium of $30.8 million on July 20, 2020. Additionally, on July 31, 2020 DP&L issued $140.0 million of First Mortgage Bonds and used the proceeds to purchase at par value the $140.0 million of outstanding tax-exempt Ohio Air Quality Development Authority Collateralized Pollution Control Revenue Refunding Bonds that had been issued in 2015.
Credit Exposures - We continue to monitor and manage our credit exposures in a prudent manner. During the year ended December 31, 2020 and continuing in 2021, we experienced credit-related impacts from utility customers due to the prohibition of electric utilities, including us, from discontinuing electric utility service to customers through

September 1, 2020 and due to the economic impacts of the COVID-19 pandemic. This has resulted in an increase in past due customer receivable balances, and our allowance for credit losses has increased $2.4 million for both DPL and DP&L during the year ended December 31, 2020. During 2020, DP&L implemented and offered additional extended payment plans to customers as a result of the pandemic. If these credit-related impacts from the COVID-19 pandemic continue into 2021 or beyond, further deterioration in our credit exposures and customer collections could result. However, as discussed in Note 3 – Regulatory Matters of Notes to DPL's Consolidated Financial Statements included elsewhere in this prospectus, DP&L’s uncollectible expense is deferred for future collection.
Supply Chain - Our supply chain management has remained robust during this challenging time and we continue to closely manage and monitor developments.
Capital Projects - Despite the COVID-19 pandemic, our construction projects have proceeded without material delays.
CARES Act - The Coronavirus Aid, Relief, and Economic Security ("CARES") Act was passed by the U.S. Congress and signed into law on March 27, 2020. While we currently expect a limited impact from this legislation on our business, we have deferred the payment of federal payroll taxes in accordance with the provisions of this act. At December 31, 2020, the total deferral was approximately $2.1 million.
See Note 17 – Risks & Uncertainties of Notes to DPL's Consolidated Financial Statements for more information.
Operational
As part of our announced plan to exit our generation businesses, we closed on a sale of our Peaker assets in March 2018, retired the Stuart and Killen EGUs in May 2018 and closed on the transfer of these facilities to a third party in December 2019, and finally in May 2020 AEP, the operator of the co-owned Conesville EGU, closed Unit 4 in May 2020 and sold this facility in June 2020. For additional information on these events and DPL's previously-owned coal-fired facilities, see Note 15 – Discontinued Operations of Notes to DPL's Consolidated Financial Statements.
Macroeconomic and Political
Reference Rate Reform
In July 2017, the UK Financial Conduct Authority announced that it intends to phase out LIBOR by the end of 2021. In the U.S., the Alternative Reference Rate Committee at the Federal Reserve identified the Secured Overnight Financing Rate ("SOFR") as its preferred alternative rate for LIBOR; alternative reference rates in other key markets are under development. On November 30, 2020, the ICE Benchmark Association ("IBA") announced it had begun consultation on its intention to cease publication of two specific LIBOR rates by December 31, 2021, while extending the timeline for the overnight, one-month, three-month, six-month, and 12-month USD LIBOR rates through June 30, 2023. The IBA expects to make separate announcements in this regard following the outcome of the consultation. We maintain financial instruments that use LIBOR as an interest rate benchmark. Although the full impact of the reform remains unknown, we have begun to engage with our counterparties to discuss specific action items to be undertaken in order to prepare for amendments when they become due.
Regulatory Environment
For a comprehensive discussion of the market structure and regulation of DPL and DP&L, see Note 3 – Regulatory Matters of Notes to DPL's Consolidated Financial Statements included elsewhere in this prospectus.
Distribution Rate Case - On November 30, 2020, DP&L filed a new distribution rate case with the PUCO. This rate case proposes a revenue increase of $120.8 million.
Stipulation and Recommendation - On October 23, 2020, DP&L entered into a Stipulation and Recommendation (the Settlement) with the staff of the PUCO and various customers, and organizations representing customers of DP&L and certain other parties with respect to, among other matters, DP&L’s applications pending at the PUCO for (i) approval of DP&L’s plan to modernize its distribution grid (the Smart Grid Plan), (ii) findings that DP&L passed the SEET for 2018 and 2019, and (iii) findings that DP&L’s current ESP 1 satisfies the SEET and the more favorable in the aggregate (MFA) regulatory test. The settlement is subject to, and conditioned upon, approval by the PUCO. A hearing was conducted January 11 - 15, 2021 for consideration of this settlement. If the ultimate outcome is less favorable than the settlement agreement it could have a material adverse effect on our results of operations, financial condition and cash flows.
Ohio House Bill 6 - Legislation, such as Senate Bill 346 and House Bill 738, has been introduced in the Ohio General Assembly seeking to repeal Ohio House Bill 6. Ohio House Bill 6, among other things, does the following: beginning January 1, 2020, permitted DP&L to defer, recover or credit the net proceeds from selling energy and capacity received as part of DP&L's interest in OVEC and its OVEC-related costs through a non-bypassable recovery mechanism for recovery of prudently incurred OVEC costs through 2030; eliminates the annual energy efficiency targets for Ohio utilities after 2020; and allows Ohio utilities to construct customer-sited renewable generation for mercantile customers or groups of mercantile customers, the costs of which may only be recovered from those customers. If Ohio House Bill 6 is repealed without a replacement with comparable provisions, it could have a material adverse effect on our results of operations, financial condition and cash flows.
For more information on the above matters, see Note 3 – Regulatory Matters of Notes to DPL's Consolidated Financial Statements included elsewhere in this prospectus.

CAPITAL RESOURCES AND LIQUIDITY
Cash, cash equivalents and restricted cash for DPL and DP&L was $25.5 million and $11.8 million, respectively, at December 31, 2020. At that date, neither DPL nor DP&L had short-term investments. DPL and DP&L had aggregate principal amounts of long-term debt outstanding of $1,413.0 million and $582.4 million, respectively, at December 31, 2020.
We depend on timely and continued access to capital markets to manage our liquidity needs. The inability to raise capital on favorable terms, to refinance existing indebtedness or to fund operations and other commitments during times of political or economic uncertainty could have material adverse effects on our financial condition and results of operations. In addition, changes in the timing of tariff increases or delays in the regulatory determinations as well as unfavorable regulatory outcomes could have a material adverse effect on our results of operations, financial condition and cash flows.
DP&L must first seek approval from the PUCO to issue new stocks, bonds, notes and other evidences of indebtedness. Annually, DP&L must receive authority to issue and assume liability on short-term debt, not to exceed 12 months. DP&L received an order from the PUCO granting authority through December 31, 2021 to, among other things, issue up to $300.0 million in aggregate principal amount of short-term indebtedness. DP&L must also receive authority to issue and assume liability on long-term debt, in excess of 12 months. DP&L last received approval in 2020 to, among other things, issue up to $140.0 million in First Mortgage Bonds. DP&L also has restrictions on the amount of new debt that may be issued due to contractual obligations of AES and by financial covenant restrictions under existing debt obligations. DP&L does not believe such restrictions will be a limiting factor in our ability to issue debt in the ordinary course of prudent business operations.
CASH FLOWS
DPL’s financial condition, liquidity and capital requirements include the consolidated results of its principal subsidiary DP&L. All material intercompany accounts and transactions have been eliminated in consolidation.
Cash Flow Analysis - DPL:

DPL	Years ended December 31,
$ in millions	2020	2019	2018
Net cash provided by operating activities	$113.9	$180.3	$205.9
Net cash provided by / (used in) investing activities	(185.7)	(222.6)	129.9
Net cash provided by / (used in) financing activities	50.3	(22.4)	(250.5)
Increase in cash and restricted cash of discontinued operations and held-for-sale businesses	—	—	1.5

Net increase / (decrease) in cash, cash equivalents and restricted cash	(21.5)	(64.7)	86.8
Balance at beginning of year	47.0	111.7	24.9
Cash, cash equivalents and restricted cash at end of year	$25.5	$47.0	$111.7

Fiscal year 2020 versus 2019:
DPL – Net cash from operating activities

	For the years ended December 31,		$ change
$ in millions	2020	2019	2020 vs. 2019
Net income / (loss)	$(1.0)	$105.4	$(106.4)
Depreciation and amortization	79.3	58.7	20.6
Deferred income taxes	39.8	15.2	24.6
Fixed-asset impairment	—	3.5	(3.5)
Loss on early extinguishment of debt	31.7	44.9	(13.2)
Loss / (gain) on disposal and sale of business, net	(1.4)	(20.1)	18.7
Net income / (loss), adjusted for non-cash items	148.4	207.6	(59.2)
Net change in operating assets and liabilities	(34.5)	(27.3)	(7.2)
Net cash provided by operating activities	$113.9	$180.3	$(66.4)

The net change in operating assets and liabilities for the year ended December 31, 2020 compared to the year ended December 31, 2019 was driven by the following:

$ in millions	$ change
Decrease from deferred regulatory costs, net primarily due to a decrease in regulatory liabilities as we return certain benefits to customers	$(31.8)
Decrease from accounts payable primarily due to timing of payments	(19.8)
Increase from accrued taxes payable / receivable primarily due to tax payment of $52.0 million from AES, partially offset by an increase in the current tax benefit in the current year	29.2
Increase from inventory primarily due to the closing and sale of Conesville in the current year	9.1
Other	6.1
Net change in cash from changes in operating assets and liabilities	$(7.2)

DPL – Net cash from investing activities
During the year ended December 31, 2020, net cash used in investing activities was $185.7 million compared to net cash used in investing activities of $222.6 million for the year ended December 31, 2019. This $36.9 million decrease in cash used primarily relates to a $43.7 million decrease in net payments on the disposal of business interests driven by the payments on the transfer of the retired Stuart and Killen generating facilities in the prior year. In addition, there were $5.1 million of proceeds received from the sale of software in the current year. These decreases in cash used were partially offset by a $13.9 million increase in cost of removal payments.
DPL – Net cash from financing activities
During the year ended December 31, 2020, net cash provided by financing activities was $50.3 million compared to net cash used in financing activities of $(22.4) million for the year ended December 31, 2019. This $72.7 million increase was primarily due to a $160.5 million increase in net issuances of long-term debt ($4.2 million net issuance of long-term debt in 2020 compared to net retirements on long-term debt of $156.3 million in 2019) and a $98.0 million equity contribution in the current year, partially offset by increased net payments on revolving credit facilities of $188.0 million in the current year.
Cash Flow Analysis - DP&L:

DP&L	Years ended December 31,
$ in millions	2020	2019	2018
Net cash provided by operating activities	$91.0	$199.9	$195.8
Net cash used in investing activities	(186.5)	(170.6)	(96.9)
Net cash provided by / (used in) financing activities	86.0	(74.2)	(38.3)

Net increase / (decrease) in cash, cash equivalents and restricted cash	(9.5)	(44.9)	60.6
Balance at beginning of year	21.3	66.2	5.6
Cash, cash equivalents and restricted cash at end of year	$11.8	$21.3	$66.2

Fiscal year 2020 versus 2019:
DP&L – Net cash from operating activities

	For the years ended December 31,		$ change
$ in millions	2020	2019	2020 vs. 2019
Net income	$51.1	$124.9	$(73.8)
Depreciation and amortization	75.5	74.5	1.0
Loss on disposal of business	4.7	—	4.7
Other adjustments to Net income	3.4	(9.7)	13.1
Net income, adjusted for non-cash items	134.7	189.7	(55.0)
Net change in operating assets and liabilities	(43.7)	10.2	(53.9)
Net cash provided by operating activities	$91.0	$199.9	$(108.9)

The net change in operating assets and liabilities for the year ended December 31, 2020 compared to the year ended December 31, 2019 was driven by the following:

$ in millions	$ change
Decrease from deferred regulatory costs, net primarily due to a decrease in regulatory liabilities as we return certain benefits to customers	$(31.8)
Decrease from accounts receivable due to PJM transmission enhancement settlement collections in the prior year	(18.9)
Decrease from accounts payable primarily due to timing of payments	(16.9)
Increase from accrued taxes payable / receivable primarily due to higher current portion of income tax expense in the current year compared to the prior year	11.7
Other	2.0
Net change in cash from changes in operating assets and liabilities	$(53.9)

DP&L – Net cash from investing activities
During the year ended December 31, 2020, net cash used in investing activities was $186.5 million compared to net cash used in investing activities of $170.6 million for the year ended December 31, 2019. This $15.9 million increase in cash used primarily relates to a $13.9 million increase in cost of removal payments and a $7.0 million payment made on the disposal of business interests in Hutchings Coal Station in the current year, partially offset by a $2.8 million decrease in the purchase of renewable energy credits and a $2.2 million decrease in capital expenditures.
DP&L – Net cash from financing activities
During the year ended December 31, 2020, net cash provided by financing activities was $86.0 million compared to net cash used in financing activities of $(74.2) million during the year ended December 31, 2019. This $160.2 million increase primarily relates to a $150.0 million equity contribution from DPL in the current year, a $52.3 million decrease in return of capital payments to DPL compared to the prior year, and $13.8 million in net retirements on long-term debt in the prior year, partially offset by a $60.0 million increase in net payments on revolving credit facilities in the current year.
Liquidity
We expect our existing sources of liquidity to remain sufficient to meet our anticipated operating needs. Our business is capital intensive, requiring significant resources to fund operating expenses, construction expenditures, scheduled debt maturities and carrying costs, taxes and dividend payments. For 2021 and subsequent years, we expect to satisfy these requirements with cash from operations, funds from debt financing and/or equity capital contributions as our internal liquidity needs and market conditions warrant. We also expect that the borrowing capacity under bank credit facilities will continue to be available to manage working capital requirements during those periods.

At December 31, 2020, DPL and DP&L have access to the following revolving credit facilities:

$ in millions	Type	Maturity	Commitment	Amounts available as of December 31, 2020
DPL	Revolving	June 2023	$110.0	$25.0

DP&L	Revolving	June 2024	175.0	153.9

			$285.0	$178.9
DPL has a revolving credit facility of $110.0 million, with a $75.0 million letter of credit sublimit and a feature that provides DPL the ability to increase the size of the facility by an additional $50.0 million. This facility is secured by a pledge of common stock that DPL owns in DP&L. The facility expires in June 2023. At December 31, 2020, there was one letter of credit in the aggregate amount of $5.0 million outstanding under this facility and $80.0 million drawn under this facility, with the remaining $25.0 million available to DPL.
DP&L's revolving credit facility has a commitment of $175.0 million, with a $75.0 million letter of credit sublimit and a feature that provides DP&L the ability to increase the size of the facility by an additional $100.0 million. This facility expires June 2024. At December 31, 2020, DP&L had $20.0 million drawn under this facility and had one letter of credit in the amount of $1.1 million outstanding, with the remaining $153.9 million available to DP&L.
Capital Requirements
Capital Additions

	Actual			Projected
$ in millions	2018	2019	2020	2021	2022	2023
DPL	$94	$164	$174	$254	$271	$242

DP&L	$91	$162	$170	$252	$268	$238

Capital projects are subject to continuing review and are revised in light of changes in financial and economic conditions, load forecasts, legislative and regulatory developments and changing environmental laws, rules and regulations, among other factors.
DPL is projecting to spend an estimated $767.0 million in capital projects for the period 2021 through 2023, which includes an estimated $758.0 million for DP&L. DP&L's projection includes expected spending under DP&L's Smart Grid Plan filed with the PUCO in December 2018 and included in the Stipulation and Recommendation entered into on October 23, 2020, as well as new transmission projects. See Note 3 – Regulatory Matters of Notes to DPL's Consolidated Financial Statements for more information.
DP&L is subject to the mandatory reliability standards of NERC and ReliabilityFirst Corporation (RF), one of the six NERC regions, of which DP&L is a member. DP&L anticipates spending approximately $76.0 million within the next five years to reinforce its transmission system to comply with mandatory NERC and FERC Form 715 planning requirements. These anticipated costs are included in the overall capital projections above.
Debt Covenants
For information regarding our long-term debt covenants, see Note 7 – Long-term debt of Notes to DPL's Consolidated Financial Statements.
Debt Ratings
The following table outlines the debt ratings and outlook for DPL and DP&L, along with the effective or affirmed date of each rating.

	DPL	DP&L	Outlook	Effective or Affirmed
Fitch Ratings	BB+(a) / BB(b)	BBB+ (c)	Negative	April 2020
Moody's Investors Service, Inc.	Ba1 (b)	A3 (c)	Negative	DPL - June 2020 DP&L - December 2019
Standard & Poor's Financial Services LLC	BB+ (b)	BBB+ (c)	Developing	November 2020

(a)Rating relates to DPL’s senior secured debt.
(b)Rating relates to DPL's senior unsecured debt.
(c)Rating relates to DP&L’s senior secured debt.

Credit Ratings
The following table outlines the credit ratings (issuer/corporate rating) and outlook for each company, along with the effective or affirmed dates of each rating and outlook for DPL and DP&L.

	DPL	DP&L	Outlook	Effective or Affirmed
Fitch Ratings	BB	BBB-	Negative	April 2020
Moody's Investors Service, Inc.	Ba1	Baa2	Negative	December 2019
Standard & Poor's Financial Services LLC	BB+	BB+	Developing	November 2020

If the rating agencies reduce our debt or credit ratings, our borrowing costs may increase, our potential pool of investors and funding resources may be reduced and we may be required to post additional collateral under certain contracts. These events may have an adverse effect on our results of operations, financial condition and cash flows. In addition, any such reduction in our debt or credit ratings may adversely affect the trading price of our outstanding debt securities. Non-investment grade companies may experience higher costs to issue new securities.
Off-Balance Sheet Arrangements
DPL – Guarantees
Previously, DPL entered into various agreements with its wholly-owned subsidiary, AES Ohio Generation, providing financial or performance assurance to third parties. These agreements were entered into primarily to support or enhance the creditworthiness otherwise attributed to the subsidiary on a stand-alone basis, thereby facilitating the extension of sufficient credit to accomplish this subsidiary's intended commercial purposes. With the completion of our plan to exit generation, AES Ohio Generation currently does not require such assurances to third parties, and existing guarantees will expire in June, 2021. During the year ended December 31, 2020, DPL did not incur any losses related to the guarantees of these obligations and we believe it is unlikely that DPL would be required to perform or incur any losses in the future associated with any of the above guarantees. At December 31, 2020, DPL had $1.9 million of such guarantees on behalf of AES Ohio Generation. There were no outstanding balances for commercial transactions covered by these guarantees at December 31, 2020 or December 31, 2019.
DP&L owns a 4.9% equity ownership interest in OVEC which is recorded using the cost method of accounting under GAAP. At December 31, 2020, DP&L could be responsible for the repayment of 4.9%, or $62.6 million, of a $1,276.7 million debt obligation comprised of both fixed and variable rate securities with maturities between 2022 and 2040. This would only happen if this electric generation company defaulted on its debt payments. At December 31, 2020, we have no knowledge of such a default.
Commercial Commitments and Contractual Obligations
We enter into various contractual obligations and other commercial commitments that may affect the liquidity of our operations. At December 31, 2020, these include:

	Payments due in:
$ in millions	Total	Less than 1 year	2 - 3 years	4 - 5 years	More than 5 years
DPL:
Long-term debt	$1,413.0	$0.2	$0.4	$415.4	$997.0
Interest payments	819.1	57.8	115.5	107.0	538.8
Electricity purchase commitments	120.8	86.0	34.8	—	—
Purchase orders and other contractual obligations	92.5	87.8	4.7	—	—
Total contractual obligations	$2,445.4	$231.8	$155.4	$522.4	$1,535.8

	Payments due in:
$ in millions	Total	Less than 1 year	2 - 3 years	4 - 5 years	More than 5 years
DP&L:
Long-term debt	$582.4	$0.2	$0.4	$0.4	$581.4
Interest payments	583.9	22.0	44.0	44.0	473.9
Electricity purchase commitments	120.8	86.0	34.8	—	—
Purchase orders and other contractual obligations	90.3	85.6	4.7	—	—
Total contractual obligations	$1,377.4	$193.8	$83.9	$44.4	$1,055.3

Long-term debt:
DPL’s Long-term debt at December 31, 2020 consists of DPL’s unsecured notes and Capital Trust II securities, along with DP&L’s First Mortgage Bonds and the WPAFB note. These long-term debt amounts include current maturities but exclude unamortized debt discounts, premiums and fair value adjustments.
DP&L’s Long-term debt at December 31, 2020 consists of its First Mortgage Bonds and the WPAFB note. These long-term debt amounts include current maturities but exclude unamortized debt discounts.
See Note 7 – Long-term debt included in Notes to DPL's Consolidated Financial Statements.
Interest payments:
Interest payments are associated with the long-term debt described above. The interest payments relating to variable-rate debt are projected using the interest rates in effect at December 31, 2020.
Electricity purchase commitments:
DPL enters into long-term contracts for the purchase of electricity. In general, these contracts are subject to variable quantities or prices and are terminable only in limited circumstances.
Purchase orders and other contractual obligations:
At December 31, 2020, DPL and DP&L had various other contractual obligations including contracts to purchase goods and services with various terms and expiration dates. Due to uncertainty regarding the timing and payment of future obligations to the Service Company, and DPL's and DP&L's ability to terminate such obligations upon 90 days' notice, we have excluded such amounts in the contractual obligations table above. This table also does not include regulatory liabilities (see Note 3 – Regulatory Matters of Notes to DPL's Consolidated Financial Statements) or contingencies (see Note 11 – Contractual Obligations, Commercial Commitments and Contingencies of Notes to DPL's Consolidated Financial Statements). See Note 12 – Related Party Transactions of Notes to DPL's Consolidated Financial Statements for additional information on charges between related parties and amounts due to or from related parties.
Reserve for uncertain tax positions:
Due to the uncertainty regarding the timing of future cash outflows associated with our unrecognized tax benefits of $1.4 million at December 31, 2020, we are unable to make a reliable estimate of the periods of cash settlement with the respective tax authorities and have not included such amounts in the contractual obligations table above.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES
DPL’s Consolidated Financial Statements are prepared in accordance with GAAP. In connection with the preparation of these financial statements, our management is required to make assumptions, estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses and the related disclosure of contingent liabilities. These assumptions, estimates and judgments are based on our historical experience and assumptions that we believe to be reasonable at the time. However, because future events and their effects cannot be determined with certainty, the determination of estimates requires the exercise of judgment. Our critical accounting estimates are those which require assumptions to be made about matters that are highly uncertain. Our significant accounting policies are described in Note 1 – Overview and Summary of Significant Accounting Policies of Notes to DPL's Consolidated Financial Statements.
Different estimates could have a material effect on our financial results. Judgments and uncertainties affecting the application of these policies and estimates may result in materially different amounts being reported under different conditions or circumstances. Historically, however, recorded estimates have not differed materially from actual results. Significant items subject to such judgments include: the carrying value of property, plant and equipment; unbilled revenues; the valuation of allowances for deferred income taxes; regulatory assets and liabilities; reserves recorded for income tax exposures; litigation; contingencies; the valuation of AROs; and assets and liabilities related to employee benefits.
Revenue Recognition (including Unbilled Revenue)
Revenue is primarily earned from retail and wholesale electricity sales and electricity transmission and distribution delivery services. Revenue is recognized upon transfer of control of promised goods or services to customers in an amount that reflects the consideration to which we expect to be entitled in exchange for those goods or services. Revenue is recorded net of any taxes assessed on and collected from customers, which are remitted to the governmental authorities. At the end of each month, amounts of energy delivered to customers since the date of the last meter reading are estimated and the corresponding unbilled revenue is accrued. In making our estimates of unbilled revenue, we use complex models that consider various factors including known amounts of energy usage by nearly all residential, small commercial and industrial customers; estimated line losses; and estimated customer rates based on prior period billings. Given the use of these models, and that customers are billed on a monthly cycle, we believe it is unlikely that materially different results will occur in future periods when revenue is billed. The effect on 2020 revenues and ending unbilled revenues of a one percentage point change in estimated line losses for the month of December 2020 is immaterial. An allowance for potential credit losses is maintained and amounts are written off when normal collection efforts have been exhausted.
Income Taxes
We are subject to federal and state income taxes. Our income tax provision requires significant judgment and is based on calculations and assumptions that are subject to examination by the U.S. Internal Revenue Service and other tax authorities. We regularly assess the potential outcome of tax examinations when determining the adequacy of our income tax provisions by considering the technical merits of the filing position, case law and results of previous tax examinations. Accounting guidance for uncertainty in income taxes prescribes a more-likely-than-not recognition threshold and measurement requirements for financial statement reporting of our income tax positions. Tax reserves have been established which we believe to be adequate in relation to the potential for additional assessments. Once established, reserves are adjusted only when there is more information available or when an event occurs necessitating a change to the reserves. While we believe that the amount of the tax reserves is reasonable, it is possible that the ultimate outcome of current or future examinations may be materially different than the reserve amounts.
Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of the existing assets and liabilities and their respective income tax bases. We establish a valuation allowance when it is more likely than not that all or a portion of a deferred tax asset will not be realized.
Regulatory Assets and Liabilities
Application of the provisions of GAAP relating to regulatory accounting requires us to reflect the effect of rate regulation in DPL’s Consolidated Financial Statements. For regulated businesses subject to federal or state cost-of-service rate regulation, regulatory practices that assign costs to accounting periods may differ from accounting methods generally applied by non-regulated companies. When it is probable that regulators will permit the recovery of current costs through future rates charged to customers, we defer these costs as Regulatory assets that otherwise would be expensed by non-regulated companies. Likewise, we recognize Regulatory liabilities when it is probable that regulators will require customer refunds through future rates and when revenue is collected from customers for expenses that are not yet incurred. Regulatory assets are amortized into expense and Regulatory liabilities are amortized into income over the recovery period authorized by the regulator.
We evaluate our Regulatory assets to determine whether or not they are probable of recovery through future rates and make various assumptions in our analyses. The expectations of future recovery are generally based on orders issued by regulatory commissions or historical experience, as well as discussions with applicable regulatory authorities. If recovery of a regulatory asset is determined to be less than probable, it will be expensed in the period the assessment is made. We currently believe the recovery of our Regulatory assets is probable. See Note 3 – Regulatory Matters of Notes to DPL's Consolidated Financial Statements.
Pension and Postretirement Benefits
We account for and disclose pension and postemployment benefits in accordance with the provisions of GAAP relating to the accounting for pension and other postemployment plans. These GAAP provisions require the use of assumptions, such as the discount rate for liabilities and long-term rate of return on assets, in determining the obligations, annual cost and funding requirements of the plans. See Note 9 – Benefit Plans of Notes to DPL's Consolidated Financial Statements for more information.
Contingent and Other Obligations
During the conduct of our business, we are subject to a number of federal and state laws and regulations, as well as other factors and conditions that potentially subject us to environmental, litigation, insurance and other risks. We periodically evaluate our exposure to such risks and record estimated liabilities for those matters where a loss is considered probable and reasonably estimable in accordance with GAAP. In recording such estimated liabilities, we may make assumptions, estimates and judgments that affect the reported amounts of assets, liabilities and expenses as they relate to contingent and other obligations. These assumptions and estimates are based on historical experience and assumptions and may be subject to change. We believe such estimates and assumptions are reasonable.
Recently Issued Accounting Pronouncements
A discussion of recently issued accounting pronouncements is in Note 1 – Overview and Summary of Significant Accounting Policies of Notes to DPL's Consolidated Financial Statements and such discussion is incorporated by reference in this Management's Discussion and Analysis of Results of Operations and Financial Condition and made a part hereof.

BUSINESS
DPL is a regional energy company incorporated in 1985 under the laws of Ohio. All of DPL’s stock is owned by an AES subsidiary.
DPL has three primary subsidiaries: DP&L, MVIC and Miami Valley Lighting. DP&L, which also does business as AES Ohio, is a public utility providing electric transmission and distribution services in West Central Ohio. For additional information, see Note 1 – Overview and Summary of Significant Accounting Policies of Notes to DPL's Consolidated Financial Statements. All of DPL's subsidiaries are wholly-owned. DPL manages its business through one reportable operating segment, the Utility segment. See Note 13 – Business Segments of the Notes to DPL's Consolidated Financial Statements for additional information regarding DPL’s reportable segment. DP&L also manages its business through one reportable operating segment, the Utility segment.
As an electric public utility in Ohio, DP&L provides regulated transmission and distribution services to its customers as well as retail SSO electric service. DP&L's sales reflect the general economic conditions, seasonal weather patterns and the growth of energy efficiency initiatives; however, our distribution revenues were decoupled from weather and energy efficiency variations from January 1, 2019 through December 18, 2019. In the first quarter of 2020, DP&L filed a petition to continue to accrue the impacts of decoupling for recovery through a future rate proceeding, but it is unknown at this time how the PUCO will rule on that petition. See Note 3 – Regulatory Matters of Notes to DPL's Consolidated Financial Statements for further information.
DPL’s other primary subsidiaries are MVIC and Miami Valley Lighting. MVIC is our captive insurance company that provides insurance services to DP&L and our other subsidiaries, and Miami Valley Lighting provides street and outdoor lighting services to customers in the Dayton region.
DPL also has a wholly-owned business trust, DPL Capital Trust II, formed for the purpose of issuing trust capital securities to investors.
DP&L does not have any subsidiaries.
DP&L’s electric transmission and distribution businesses are subject to rate regulation by federal and state regulators. Accordingly, DP&L applies the accounting standards for regulated operations to its electric transmission and distribution businesses and records regulatory assets when incurred costs are expected to be recovered in future customer rates and regulatory liabilities when current cost recoveries in customer rates relate to expected future costs or overcollections of riders.
GENERATING CAPACITY
DPL, through AES Ohio Generation, owned an undivided interest in Conesville. AES Ohio Generation's share of this EGU's capacity was 129 MW. AES Ohio Generation sold all of its energy and capacity into the wholesale market. AEP Generation, the operator of the co-owned Conesville EGU, closed Unit 4 in May 2020, and AES Ohio Generation's interest in this EGU was sold in June 2020. For additional information on this event and DPL's other previously owned EGUs, see Note 15 – Discontinued Operations of Notes to DPL's Consolidated Financial Statements.
DP&L also has a 4.9% interest in OVEC, an electric generating company. OVEC has two electric generating stations located in Cheshire, Ohio and Madison, Indiana with a combined generation capacity of 2,109 MW. DP&L’s share of this generation capacity is 103 MW.
HUMAN CAPITAL MANAGEMENT
DPL's employees are essential to delivering and maintaining reliable service to our customers. DPL and its subsidiaries employed 631 people (512 full-time) at January 31, 2021 all of which were employed by DP&L.

Approximately 58% of all DPL employees are under a collective bargaining agreement that expires on October 31, 2023.
Safety
As part of AES, safety is one of our core values. Ensuring safe operations at our facilities, so each person can return home safely, is the cornerstone of our daily activities and decisions. Safety efforts are led globally by the AES Chief Operating Officer and supported by safety committees that operate at the local site level. Hazards in the workplace are actively identified and management tracks incidents so remedial actions can be taken to improve workplace safety.
We work with the Safety Management System (“SMS”), a Global Safety Standard that applies to all AES employees and employees of AES subsidiaries, as well as contractors working in AES facilities and construction projects. The SMS requires continuous safety performance monitoring, risk assessment and performance of periodic integrated environmental, health and safety audits. The SMS provides a consistent framework for all AES operational businesses and construction projects to set expectations for risk identification and reduction, measure performance and drive continuous improvements. The SMS standard is consistent with the OHSAS 18001/ISO 45001 standard. Our safety performance is also measured by both leading and lagging metrics. Our leading safety metrics track safety observations, safety meeting engagement and the reporting of non-injury near misses. Our lagging safety metrics track lost workday cases, severity rate, and recordable incidents. We are committed to excellence in safety and have implemented various programs to increase safety awareness and improve work practices.
In response to the COVID-19 pandemic, we implemented significant changes that we determined were in the best interest of our employees, as well as the communities in which we operate. This includes having employees work from home to the extent they were able, while implementing additional safety measures for employees continuing critical on-site work.
Talent
We believe our success depends on our ability to attract, develop and retain key personnel. The skills, experience and industry knowledge of key employees significantly benefit our operations and performance. We have a comprehensive approach to managing our talent and developing our leaders in order to ensure our people have the right skills for today and tomorrow whether that requires us to build new business models or leverage leading technologies.
We emphasize employee development and training. To empower employees, we provide a range of development programs and opportunities, skills, and resources they need to be successful by focusing on experience and exposure as well as formal programs including our AES' ACE Academy for Talent Development, and our Trainee Program.
We believe that our individual differences make us stronger. Our Global Diversity and Inclusion Program is led by the AES Diversity and Inclusion Officer. Governance and standards are guided by the AES Chief Human Resources Officer, with input from members of AES' Executive Leadership Team.
Compensation
Our compensation philosophy emphasizes pay-for-performance. Our incentive plans are designed to reward strong performance, with greater compensation paid when performance exceeds expectations and less compensation paid when performance falls below expectations. We invest significant time and resources to ensure our compensation programs are competitive and reward the performance of our people. Every year, our people who are not part of a collective bargaining agreement are eligible for an annual merit-based salary increase. In addition, individuals are eligible for a salary increase if they receive a significant promotion. For non-collectively bargained employees at certain levels in the organization we offer annual incentives (bonus) and long-term compensation to reinforce the alignment between employees and AES.
SERVICE COMPANY
The Service Company provides services including operations, accounting, legal, human resources, information technology and other corporate services on behalf of companies that are part of the U.S. SBU, including, among other companies, DPL and DP&L. The Service Company allocates the costs for these services based on cost drivers designed to result in fair and equitable allocations. This includes ensuring that the regulated utilities served, including DP&L, are not subsidizing costs incurred for the benefit of other businesses. See Note 12 – Related Party Transactions of Notes to DPL's Consolidated Financial Statements.

SEASONALITY
The power delivery business is seasonal, and weather patterns have a material effect on energy demand. In the region we serve, demand for electricity is generally greater in the summer months associated with cooling and in the winter months associated with heating compared to other times of the year. DP&L's sales typically reflect the seasonal weather patterns and the growth of energy efficiency initiatives. However, the impacts of weather, energy efficiency programs and economic changes in customer demand were almost entirely eliminated in 2019 by DP&L’s Decoupling Rider, which was in place from January 1, 2019 until December 18, 2019. DP&L has requested authority from the PUCO to create a regulatory asset for the ongoing revenues that would have been charged in the Decoupling Rider going back to December 18, 2019. See Note 3 – Regulatory Matters of Notes to DPL's Consolidated Financial Statements.
Storm activity can also have an adverse effect on our operating performance. Severe storms often damage transmission and distribution equipment, thereby causing power outages, which reduce revenues and increase repair costs. Partially mitigating this impact is DP&L’s ability to timely recover certain O&M repair costs related to severe storms.
MARKET STRUCTURE
Retail rate regulation
DP&L's distribution service to all retail customers as well as the provisions of its SSO service are regulated by the PUCO. In addition, certain costs are considered to be non-bypassable and are therefore assessed to all DP&L retail customers, under the regulatory authority of the PUCO, regardless of the customer’s retail electric supplier. DP&L's transmission rates are subject to regulation by the FERC under the Federal Power Act.
Ohio law establishes the process for determining SSO and non-bypassable rates charged by public utilities. Regulation of retail rates encompasses the timing of applications, the effective date of rate changes, the cost basis upon which the rates are set and other service-related matters. Ohio law also established the Office of the Ohio Consumers' Counsel, which has the authority to represent residential consumers in state and federal judicial and administrative rate proceedings.
Ohio legislation extends the jurisdiction of the PUCO to the records and accounts of certain public utility holding company systems, including DPL. The legislation extends the PUCO's supervisory powers to a holding company system's general condition and capitalization, among other matters, to the extent that such matters relate to the costs associated with the provision of public utility service. Based on existing PUCO and FERC authorization, regulatory assets and liabilities are recorded on the balance sheets of both DPL and DP&L. See Note 3 – Regulatory Matters of Notes to DPL's Consolidated Financial Statements.
COMPETITION AND REGULATION
Ohio Retail Rates
DP&L rates for electric service currently remain the lowest among Ohio investor-owned utilities.
ESP 1 established DP&L's framework for providing retail service on a going-forward basis including rate structures, non-bypassable charges and other specific rate recovery true-up rider mechanisms. For more information regarding DP&L's ESP, see Note 3 – Regulatory Matters of Notes to DPL's Consolidated Financial Statements.
On September 26, 2018, the PUCO issued the DRO establishing new base distribution rates for DP&L, which became effective October 1, 2018. The DRO approved, without modification, a stipulation and recommendation previously filed by DP&L, along with various intervening parties and the PUCO staff. The DRO established a revenue requirement of $248.0 million for DP&L's electric service base distribution rates. The DRO also provided for a return on equity of 9.999% and a cost of long-term debt of 4.8%.
On November 30, 2020, DP&L filed a new distribution rate case with the PUCO. This rate case proposes a revenue increase of $120.8 million. For more information, see Note 3 – Regulatory Matters of Notes to DPL's Consolidated Financial Statements.
In December 2018, DP&L filed its Smart Grid Plan with the PUCO proposing to invest $576.0 million in capital projects over the next 10 years. There are eight principal components of DP&L’s Smart Grid Plan: 1) Smart Meters, 2) Self-Healing Grid, 3) Customer Engagement, 4) Enhancing Sustainability and Embracing Innovation. 5) Telecommunications, 6) Physical and Cyber Security, 7) Governance and Analytics and 8) Grid Modernization R&D. On October 23, 2020 DP&L filed a comprehensive settlement (the “Settlement”) with the PUCO that, among other matters, includes resolution of this Smart Grid application. If approved, DP&L plans to implement the plan that will deliver benefits to customers, society as a whole and to DP&L. For more information, see Note 3 – Regulatory Matters of Notes to DPL's Consolidated Financial Statements.
Ohio law and the PUCO rules contain targets relating to renewable energy standards. DP&L is currently in full compliance with renewable energy standards. DP&L recovers the costs of its compliance with Ohio renewable energy standards through a separate rider which is reviewed and audited by the PUCO.
The costs associated with providing high voltage transmission service and wholesale electric sales and ancillary services are subject to FERC jurisdiction. DP&L implemented a formula-based rate for its transmission service, effective May 3, 2020. For more information, see Note 3 – Regulatory Matters of Notes to DPL's Consolidated Financial Statements.
As a member of PJM, DP&L receives revenues from the RTO related to DP&L’s transmission assets and incurs costs associated with its load obligations for retail customers. Ohio law includes a provision that would allow Ohio electric utilities to seek and obtain a reconcilable rider to recover RTO-related costs and credits. DP&L continues to recover non-market-based transmission and ancillary costs through its nonbypassable Transmission Cost Recovery Rider.
In response to filings made by DP&L and AES Ohio Generation, the FERC approved on May 16, 2017 reactive power rates for the generation facilities that were owned at that time.  In the same order, FERC referred to the FERC’s Office of Enforcement for investigation, an issue regarding DP&L’s reactive power charges under the previously effective rates in light of changes in DP&L’s generation portfolio between cases.   As of the date of this prospectus, DP&L is unable to predict the ultimate outcome of the investigation.  Several other utilities within PJM are also being investigated by FERC’s Office of Enforcement with respect to the same issue of changes in the generation portfolio that occurred in between rate proceedings. For more information, see Note 3 – Regulatory Matters of Notes to DPL's Consolidated Financial Statements.
Ohio Competition
Since January 2001, DP&L’s electric customers have been permitted to choose their retail electric generation supplier. DP&L continues to have the exclusive right to provide delivery service in its state-certified territory and the obligation to procure and provide electricity to SSO customers that do not choose an alternative supplier. The PUCO maintains jurisdiction over DP&L’s delivery of electricity, SSO and other retail electric services.
As part of Ohio’s electric deregulation law, all of the state’s investor-owned utilities were required to join an RTO. DP&L is a member of the PJM RTO. The role of the RTO is to administer a competitive wholesale market for electricity and ensure reliability of the transmission grid. PJM ensures the reliability of the high-voltage electric power system serving more than 65 million people in all or parts of Delaware, Illinois, Indiana, Kentucky, Maryland, Michigan, New Jersey, North Carolina, Ohio, Pennsylvania, Tennessee, Virginia, West Virginia and the District of Columbia. PJM coordinates and directs the operation of the region’s transmission grid, administers the world’s largest competitive wholesale electricity market and plans regional transmission expansion improvements to maintain grid reliability and relieve congestion.
ENVIRONMENTAL MATTERS
DPL’s and DP&L's current and former facilities and operations are and/or were subject to a wide range of federal, state and local environmental laws, rules and regulations. The environmental issues that may affect us are discussed below.
•The federal CAA and state laws and regulations (including SIPs) which require compliance, obtaining permits and reporting as to air emissions;
•Litigation with federal and certain state governments and certain special interest groups regarding whether modifications to or maintenance of certain coal-fired generating stations require additional permitting or pollution control technology, or whether emissions from coal-fired generating stations cause or contribute to global climate changes;
•Rules and future rules issued by the USEPA, the Ohio EPA or other authorities that require or will require substantial reductions in SO2, particulates, mercury, acid gases, NOx and other air emissions;
•Rules and future rules issued by the USEPA, the Ohio EPA or other authorities that require or will require reporting and reductions of GHGs;

•Rules and future rules issued by the USEPA, the Ohio EPA or other authorities associated with the federal Clean Water Act, which prohibits the discharge of pollutants into waters of the United States except pursuant to appropriate permits; and
•Solid and hazardous waste laws and regulations, which govern the management and disposal of certain waste.
In addition to imposing continuing compliance obligations, environmental laws, rules and regulations authorize the imposition of substantial penalties for noncompliance, including fines, injunctive relief and other sanctions. In the normal course of business, we have investigatory and remedial activities underway at our facilities to comply, or to determine compliance, with such laws, rules and regulations. We record liabilities for loss contingencies related to environmental matters when a loss is probable of occurring and can be reasonably estimated in accordance with the provisions of GAAP. Accordingly, we have immaterial accruals for loss contingencies for environmental matters. We also have a number of environmental matters for which we have not accrued loss contingencies because the risk of loss is not probable, or a loss cannot be reasonably estimated. We evaluate the potential liability related to environmental matters quarterly and may revise our estimates. Such revisions in the estimates of the potential liabilities could have a material adverse effect on our results of operations, financial condition or cash flows.
We have several pending environmental matters associated with our previously-owned and operated coal-fired generation units. We do not expect these matters to have a material adverse impact on our results of operations, financial condition or cash flows. See Note 11 – Contractual Obligations, Commercial Commitments and Contingencies – "Environmental Matters” of Notes to DPL's Consolidated Financial Statements for more information regarding environmental risks, laws and regulations and legal proceedings to which we are and may be subject to in the future.
Biden Administration Actions Affecting Environmental Regulations
On January 20, 2021, President Biden issued an Executive Order (the "EO") titled “Protecting Public Health and the Environment and Restoring Science to Tackle the Climate Crisis” directing agencies to, among other tasks, review regulations issued under the previous administration to determine whether they should be suspended, revoked, or revised. As provided for by the EO, the USEPA submitted a letter to the U.S. Department of Justice seeking to obtain abeyances or stays of proceedings in pending litigation that seeks review of regulations promulgated during the Trump Administration. The Biden Administration also issued a Memorandum titled “Regulatory Freeze Pending Review” directing agencies to refrain from proposing or issuing any rules until the Biden Administration has reviewed and approved those rules. These actions may have an impact on regulations that may affect our business, financial condition, or results of operations.
We have several pending environmental matters associated with our previously-owned and operated coal-fired generation units. We do not expect these matters to have a material adverse impact on our results of operations, financial condition or cash flows.
Environmental Matters Related to Air Quality
As a result of DPL’s retirement and subsequent sale of its Stuart and Killen Stations, the sale of its ownership interest in the Miami Fort and Zimmer Stations and the 2020 retirement of Conesville, followed by the sale of our interest in Conesville and our exiting of our generation business, the following environmental matters, regulations and requirements are now not expected to have a material impact on DPL:
•The CAA and the following regulations
•CSAPR and associated updates;
•MATS and any associated regulatory or judicial processes;
•NAAQS; and
•CPP or Affordable Clean Energy (ACE) rule.
Litigation Involving Co-Owned Stations
As a result of a 2008 consent decree entered into with the Sierra Club and approved by the U.S. District Court for the Southern District of Ohio, DPL and the other owners of the Stuart Station were subject to certain specified emission targets related to NOX, SO2 and particulate matter. The consent decree also includes commitments for energy efficiency and renewable energy activities. An amendment to the consent decree was entered into and approved in 2010 to clarify how emissions would be computed during startups. Given that all of the commitments have been met and with the retirement of the Stuart Station, DPL and the other owners submitted a request for termination of the consent decree to the U.S. District Court. On July 14, 2020, the U.S. District Court for the Southern District of Ohio granted the request and terminated the Consent Decree.
Notices of Violation Involving Co-Owned Units
On February 15, 2017, the USEPA issued an NOV alleging violations in opacity at the Stuart Station in 2016. Operations at the Stuart Station have ceased. Given the retirement and sale of the Stuart Station and the fact there has been no recent activity, we do not expect any further material developments regarding this NOV.
Environmental Matters Related to Water Quality, Waste Disposal and Ash Ponds
As a result of DPL’s retirement and subsequent sale of its Stuart and Killen Stations, the sale of its ownership interest in the Miami Fort and Zimmer Stations and the 2020 retirement of Conesville, followed by the sale of our interest in Conesville and our exiting of our generation business; the following environmental matters, regulations and requirements are now not expected to have a material impact on DPL with respect to these generating stations (although certain other requirements related to water quality, waste disposal and ash ponds are discussed further below):
•water intake regulations, including those finalized by the USEPA on May 19, 2014;
•revised technology-based regulations governing water discharges from steam electric generating facilities, finalized by the USEPA on November 3, 2015 (and revised on October 13, 2020) and commonly referred to as the ELG rules; and
•Clean Water Act rules for selenium.
Notice of Potential Liability for Third Party Disposal Site
In December 2003, DP&L and other parties received notices that the USEPA considered DP&L and other parties PRPs for the Tremont City Landfill site, located near Dayton, Ohio. On October 16, 2019, DP&L received another notice from the USEPA claiming that DP&L is a PRP for the portion of the site known as the barrel fill. While a review by DP&L of its records indicates that it did not contribute hazardous materials to the site, DP&L is currently unable to predict the outcome of this matter. If DP&L were required to contribute to the clean-up of the site, it could have an adverse effect on our business, financial condition or results of operations.
Regulation of Waste Disposal
In 2002, DP&L and other parties received a special notice that the USEPA considered DP&L to be a PRP for the clean-up of hazardous substances at a third-party landfill known as the South Dayton Dump (“Landfill”). Several of the parties voluntarily accepted some of the responsibility for contamination at the Landfill and, in May 2010, three of those parties, Hobart Corporation, Kelsey-Hayes Company and NCR Corporation (“PRP Group”), filed a civil complaint in Ohio federal court (the “District Court”) against DP&L and numerous other defendants, alleging that the defendants contributed to the contamination at the landfill and were liable for contribution to the PRP group for costs associated with the investigation and remediation of the site.
While DP&L was able to get the initial case dismissed, the PRP Group subsequently, in 2013, entered into an additional Administrative Settlement Agreement and Order on Consent (“ASAOC”) with the USEPA relating to vapor intrusion and again filed suit against DP&L and other defendants. Plaintiffs also added an additional ASAOC they entered into in 2016 pertaining to the investigation and remediation of all hazardous substances present in the Landfill - potentially including undefined areas outside the original dump footprint - to the vapor intrusion trial proceeding. The 2013 vapor intrusion ASAOC settled in early 2020, but the 2016 ASAOC remains to be adjudicated after completion of the remedial investigation feasibility study. While DP&L is unable to predict the outcome of these matters, if DP&L were required to contribute to the clean-up of the site, it could have a material adverse effect on our results of operations, financial condition and cash flows.
Regulation of CCR
On October 19, 2015, a USEPA rule regulating CCR under the Resource Conservation and Recovery Act as nonhazardous solid waste became effective (CCR Rule). The rule established nationally applicable minimum criteria for the disposal of CCR in new and currently operating landfills and surface impoundments, including location restrictions, design and operating criteria, groundwater monitoring, corrective action and closure requirements and post-closure care. The primary enforcement mechanisms under this regulation would be actions commenced by the states and private lawsuits. On December 16, 2016, President Obama signed into law the Water Infrastructure Improvements for the Nation Act ("WIIN Act"), which includes provisions to implement the CCR Rule through a state permitting program, or if the state chooses not to participate, a possible federal permit program. The USEPA has indicated that they will implement a phased approach to amending the CCR Rule. On February 20, 2020, the USEPA published a proposed rule to establish a federal CCR permit program that would operate in states without approved CCR permit programs. On August 28, 2020, the USEPA published final amendments to the CCR Rule titled “A Holistic Approach to Closure Part A: Deadline to Initiate Closure”, which amends certain regulatory provisions that govern CCR. On November 12, 2020, the USEPA published amendments to the CCR Rule titled “A Holistic Approach to Closure Part B” and indicated that it would address this issue of beneficial use of CCR for closure of ash ponds that are subject to forced closure in a separate and future rulemaking. With the sale of our coal-fired generating stations, we expect that the impact of these regulations would be limited to our interest in OVEC.
The CCR Rule, current or proposed amendments to the CCR Rule, the results of groundwater monitoring data or the outcome of CCR-related litigation could have a material adverse effect on our results of operations, financial condition and cash flows.
Clean Water Act - Regulation of Water Discharge
DP&L and other utilities at times have applied the Nationwide Permit 12 (NWP 12) issued by the U.S. Army Corps of Engineers (Corps) in completing transmission and distribution projects that may involve waters of the U.S. NWP 12 is the nationwide permit for Utility Line Activities, specifically those required for construction and maintenance, provided the activity does not result in the loss of greater than 1/2-acre of waters of the U.S. for each single and complete project.
On April 15, 2020, in a proceeding involving the construction of the Keystone XL pipeline, the U.S. District Court for the District of Montana (Montana District Court) vacated NWP 12 and enjoined its application. On April 27, 2020, the Corps moved for the Montana District Court to stay, pending appeal, those portions of the April 15, 2020 order that vacate NWP 12 and enjoin its application. In the alternative, the Corps asked the Montana District Court to stay its vacatur and injunction as they relate to anything other than the Keystone XL pipeline. On May 11, 2020, following a request from the Corps, the Montana District Court amended its order to vacate NWP 12 only for oil and gas pipeline construction projects, allowing electric utility T&D projects to continue. On May 13, the Corps appealed the Montana District Court decision with the Ninth Circuit Court and requested a stay. On May 28, 2020, the Ninth Circuit denied a motion to stay. On June 16, 2020, the U.S. Solicitor General, on behalf of the U.S. Army Corps of Engineers, filed an application with the U.S. Supreme Court asking the Court to stay the district court order that vacated and enjoined the Corps from issuing authorizations under NWP 12 as it relates to the construction of new oil and gas pipelines. On July 6, 2020, the U.S. Supreme Court stayed the district court order, allowing the use of NWP 12 for oil and gas pipeline projects except for Keystone XL. On January 13, 2021, the U.S. Army Corps of Engineers published a final rulemaking for the reissuance and modification of NWPs, including NWP 12, relating exclusively to the construction of oil or natural gas pipelines and the new NWP 57 for construction of electric or telecommunication utility lines. It is too early to determine whether future outcomes or decisions related to this matter could have a material adverse effect on our results of operations, financial condition and cash flows.
On April 23, 2020, the U.S. Supreme Court issued a decision in the Hawaii Wildlife Fund v. County of Maui case related to whether a Clean Water Act permit is required when pollutants originate from a point source but are conveyed to navigable waters through a nonpoint source such as groundwater. The U.S. Supreme Court held that discharges to groundwater require a permit if the addition of the pollutants through groundwater is the functional equivalent of a direct discharge from the point source into navigable waters. On December 10, 2020, the USEPA published a Notice of Availability of draft guidance memorandum addressing how the Supreme Court’s decision applies to NPDES permits. It is too early to determine whether this decision may have a material adverse effect on our results of operations, financial condition and cash flows.

DESCRIPTION OF THE NOTES
In this Description of the Notes, “DPL” refers only to DPL Inc. and any successor obligor on the notes, and not to any of its subsidiaries, and references to the “Company,” “we,” “us,” and “our” refer to DPL. You can find the definitions of certain terms used in this description under “—Certain Definitions.”
We issued the notes under an indenture in an aggregate principal amount of $415,000,000 between us and U.S. Bank National Association, as trustee, dated as of June 19, 2020. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939 (the “Trust Indenture Act”).
The following is a summary of the material provisions of the indenture and the notes. Because this is a summary, it may not contain all the information that is important to you. You should read the indenture in its entirety because it, not this description, defines your rights as holders of the notes. Copies of the indenture are available as described under “Where You Can Find More Information,” and the indenture is filed as an exhibit to the registration statement of which this prospectus is part.
In exchange for the notes issued on June 19, 2020, we are issuing the new notes under the indenture for public resale pursuant to this prospectus. All references to notes below refer to the old notes and/or the new notes unless the context otherwise requires.
Basic Terms of Notes
The notes:
•are senior unsecured obligations of DPL;
•are effectively subordinated to any secured senior obligations of DPL, to the extent of the value of the collateral securing such obligations;
•rank equally with the existing and future unsubordinated and unsecured obligations of DPL;
•are structurally subordinated in right of payment to obligations of the subsidiaries of DPL;
•mature on July 1, 2025;
•are issued in an original aggregate principal amount of $415.0 million; and
•bear interest at 4.125% per annum, payable semiannually on each July 1 and January 1 to holders of record on the June 15 or December 15 immediately preceding the interest payment date. Interest on the notes accrues from the most recent date to which interest has been paid.
Interest will be computed on the basis of a 360-day year of twelve 30-day months.
Our ability to pay interest on the notes will be dependent upon the receipt of dividends and other distributions from our direct and indirect subsidiaries, including The Dayton Power and Light Company (“DP&L”) in particular. The availability of distributions from our subsidiaries is subject to the satisfaction of various covenants and conditions contained in the applicable subsidiaries’ existing and future financing and governance documents.
The indenture does not limit the amount of debt securities we may issue under the indenture and provides that debt securities may be issued from time to time in one or more series. We may from time to time, without notice to or the consent of the holders of the notes, create and issue additional debt securities (“Additional Notes”) under the indenture governing the notes having the same terms as, and ranking equally with, the notes in all respects (except for the offering price and issue date). Any Additional Notes, together with the notes offered hereby, will constitute a single series of notes under the indenture, and will be treated as a single class for all purposes thereunder, including voting under the indenture; provided that, if the Additional Notes are not fungible with the notes for U.S. federal income tax purposes, the Additional Notes will have a separate CUSIP number.
Optional Redemption
Prior to April 1, 2025, (the date that is three months prior to the maturity date), we may redeem the notes at our option, at any time in whole or from time to time in part, on at least 20 days’ prior written notice mailed to the registered holders of the notes, at a redemption price, together with accrued and unpaid interest to the date of redemption, equal to the greater of:
100% of the principal amount of the notes being redeemed; or
•the sum of the present values of the principal amount of the notes to be redeemed and the remaining scheduled payments of interest on the notes from the redemption date to April 1, 2025

(the date that is three months prior to the maturity date), discounted from their respective scheduled payment dates to the redemption date semiannually, assuming a 360-day year consisting of twelve 30-day months, at a discount rate equal to the Treasury Rate (as defined herein) plus 50 basis points.
On or after April 1, 2025 (the date that is three months prior to the maturity date), we may redeem the notes at our option, at any time in whole or from time to time in part, on at least 30 days’ prior written notice mailed to the registered holders of the notes, at a redemption price equal to 100% of the principal amount of the notes being redeemed, together with accrued and unpaid interest to the date of redemption.
For purposes of the foregoing discussion of our right to redeem the notes, the following definitions are applicable:
“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term (as measured from the date of redemption) of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.
“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Company obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.
“Quotation Agent” means any Reference Treasury Dealer appointed by us.
“Reference Treasury Dealer” means (i) each of J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC (or their respective affiliates that are Primary Treasury Dealers) and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer, and (ii) any other Primary Treasury Dealers selected by us.
“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.
“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.
The redemption price will be calculated by the Quotation Agent and we, the trustee and any paying agent for the notes of that series to be redeemed will be entitled to rely on such calculation. It shall be the Company’s sole obligation to calculate the present value of the payments in connection with a redemption and the trustee shall have no obligation to calculate or verify any such payment amounts.
Notice of redemption must be given not less than 30 days nor more than 60 days prior to the date of redemption. If fewer than all the notes are to be redeemed, selection of notes for redemption will be made by the trustee in any manner the trustee deems fair and appropriate.
Unless we default in payment of the redemption price from and after the redemption date, the notes or portions of them called for redemption will cease to bear interest, and the holders of the notes will have no right in respect to such notes except the right to receive the redemption price for them.
No Other Mandatory Redemption or Sinking Fund
There will be no mandatory redemption or sinking fund payments for the notes.
Repurchase at the Option of Holders
If a Change of Control Triggering Event (as defined herein) occurs, unless we have exercised our right to redeem the notes as described above, holders of all outstanding notes will have the right to require us to repurchase all or any part (no note of a principal amount of $2,000 or less will be repurchased in part) of their notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the indenture. In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to, but excluding, the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, we will be required to send a notice to holders of notes describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the indenture and described in such notice. We must comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the notes by virtue of such conflicts.
On the Change of Control Payment Date, we will be required, to the extent lawful, to:
•accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;
◦deposit with the paying agent, which shall initially be the trustee, an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and
◦deliver or cause to be delivered to the trustee the notes properly accepted.
The definition of Change of Control (defined herein) includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of us and our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of us and our subsidiaries taken as a whole to another person may be uncertain.
For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:
“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries taken as a whole to any person (as such term is used in Section 13(d) of the Exchange Act) other than the Company or one of its subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any person (as such term is used in Section 13(d) of the Exchange Act) other than a Permitted Holder (as defined herein) becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of the Company’s Voting Stock; or (3) the first day on which a majority of the members of the Company’s board of directors are not Continuing Directors of the Company.
“Change of Control Triggering Event” means the occurrence of a Rating Event and a Change of Control.
“Continuing Directors” means, as of any date of determination, any member of the applicable board of directors who (1) was a member of such board of directors on the date of the issuance of the notes; or (2) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election (either by vote of the board of directors or by approval of the stockholders, or, if applicable, after receipt of a proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).
“Permitted Holder” means, at any time, AES and its Affiliates. In addition, any person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.
“Rating Agencies” means (a) each of Fitch, Moody’s and S&P and (b) if any of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” (within the meaning of Section 3(a)(62) of the Exchange Act) selected by us as a replacement Rating Agency for a former Rating Agency.
“Rating Event” means the rating on the notes is lowered by two of the three Rating Agencies on any day within the period commencing on the earlier of (a) the occurrence of a Change of Control and (b) public notice of the occurrence of a Change of Control or our intention to effect a Change of Control and ending 60 days following the consummation of such Change of Control (which 60-day period will be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies).

“Voting Stock” of any specified person means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.
It shall be the Company’s sole obligation to determine if a Rating Event has occurred and the trustee shall have no obligation to determine or verify if such an event has occurred.
Ranking
Structural Subordination. DPL is a holding company. Substantially all of DPL’s operations are conducted through its subsidiaries. Claims of creditors of DPL’s subsidiaries, including trade creditors, secured creditors and creditors holding debt and guarantees issued by those subsidiaries, and claims of preferred and minority stockholders (if any) of those subsidiaries generally will have priority with respect to the assets and earnings of those subsidiaries over the claims of creditors of DPL, including holders of the notes. The notes will be effectively subordinated in right of payment to creditors (including trade creditors) and preferred and minority stockholders (if any) of DPL’s subsidiaries.
At December 31, 2020, DPL’s direct and indirect subsidiaries had approximately $574.1 million in long-term debt, all of which would be effectively senior to the notes. Moreover, the indenture does not impose any limitation on the incurrence of additional liabilities or the issuance of additional preferred stock or minority interests by subsidiaries of DPL (subject to compliance with the Limitation on Liens covenant in the case of secured debt).
The notes are senior unsecured obligations of DPL and are effectively subordinated to any secured senior obligations of DPL, to the extent of the value of the collateral securing such obligations. The notes rank equally in right of payment with the existing and future unsubordinated and unsecured obligations of DPL and are structurally subordinated to obligations of the subsidiaries of DPL.
Moreover, as a holding company, DPL owns assets primarily through its ownership interests in its subsidiaries. None of its subsidiaries is obligated under the notes and none of its subsidiaries will guarantee the notes. DPL’s principal asset is its ownership interest in DP&L. DP&L is a regulated public utility and is subject to regulation at both the state and federal level. At the state level, it is subject to regulation by the PUCO. At the federal level, it is subject to regulation by FERC. See “Business-Rate Regulation and Government Legislation” and “Business-Competition and Regulation” appearing elsewhere in this prospectus. Regulation by the PUCO and FERC includes regulation with respect to the change of control and transfer or ownership of utility property. Accordingly, if the trustee under the indenture or the holders of the notes institute proceedings against us with respect to the notes, the remedies available to them may be limited and may be subject to the approval by the PUCO and FERC.
Open Market Purchases
DPL may at any time purchase notes in the open market or otherwise at any price. Any such purchased notes will not be resold, except in compliance with applicable requirements or exemptions under the relevant securities laws.
Covenants
Except as otherwise set forth under “Defeasance and Discharge” below, for so long as any notes remain outstanding or any amount remains unpaid on any of the notes, we will comply with the terms of the covenants set forth below.
Payment of Principal and Interest
We will duly and punctually pay the principal of and interest on the notes in accordance with the terms of the notes and the indenture.
Merger, Consolidation, Sale, Lease or Conveyance
The indenture provides that we may not consolidate or merge with or into (whether or not we are the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our properties or assets in one or more related transactions, to another Person or entity unless (i) we are the surviving entity or the entity or the Person formed by or surviving any such consolidation or merger (if other than us) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than us) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all of our obligations under the notes and the indenture pursuant to a supplemental indenture; and (iii) immediately after such transaction no Default or Event of Default exists.

Limitations on Liens
Neither we nor any Significant Subsidiary (as defined herein) may issue, assume or guarantee any Indebtedness secured by a Lien upon any property or assets (other than any cash or cash equivalents) of us or such Significant Subsidiary (including, for the avoidance of doubt, any common stock of DP&L), as applicable, without effectively providing that the outstanding notes (together with, if we so determine, any other indebtedness or obligation then existing or thereafter created ranking equally with the notes) will be secured equally and ratably with (or prior to) such Indebtedness so long as such Indebtedness is so secured.
The foregoing limitation on Liens will not, however, apply to:
(1) Liens in existence on the date of original issue of the notes;
(2) any Lien created or arising over any property which is acquired, constructed or created by us or any of our Significant Subsidiaries, but only if:
(a) such Lien secures only principal amounts (not exceeding the cost of such acquisition, construction or creation) raised for the purposes of such acquisition, construction or creation, together with any costs, expenses, interest and fees incurred in relation to that property or a guarantee given in respect of that property;
(b) such Lien is created or arises on or before 180 days after the completion of such acquisition, construction or creation; and
(c) such Lien is confined solely to the property so acquired, constructed or created;
(3) (a) rights of financial institutions to offset credit balances in connection with the operation of cash management programs established for our benefit and/or a Significant Subsidiary or in connection with the issuance of letters of credit for our benefit and/or a Significant Subsidiary;
(b) any Lien on accounts receivable securing our Indebtedness and/or a Significant Subsidiary incurred in connection with the financing of such accounts receivable;
(c) any Lien incurred or deposits made in the ordinary course of business, including, but not limited to, (1) any mechanic’s, materialmen’s, carrier’s, workmen’s, vendors’ and other like Liens and (2) any Liens securing amounts in connection with workers’ compensation, unemployment insurance and other types of social security;
(d) any Lien upon specific items of inventory or other goods of us and/or a Significant Subsidiary and the proceeds thereof securing obligations of us and/or a Significant Subsidiary in respect of bankers’ acceptances issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods;
(e) any Lien incurred or deposits made securing the performance of tenders, bids, leases, trade contracts (other than for borrowed money), statutory obligations, surety bonds, appeal bonds, government contracts, performance bonds, return-of-money bonds, letters of credit not securing borrowings and other obligations of like nature incurred in the ordinary course of business;
(f) any Lien created by us or a Significant Subsidiary under or in connection with or arising out of a Currency, Interest Rate or Commodity Agreement (as defined herein) or any transactions or arrangements entered into in connection with the hedging or management of risks relating to the electricity or natural gas distribution industry, including a right of set off or right over a margin call account or any form of cash or cash collateral or any similar arrangement for obligations incurred in respect of Currency, Interest Rate or Commodity Agreements;
(g) any Lien arising out of title retention or like provisions in connection with the purchase of goods and equipment in the ordinary course of business; and
(h) any Lien securing reimbursement obligations under letters of credit, guaranties and other forms of credit enhancement given in connection with the purchase of goods and equipment in the ordinary course of business;
(4) Liens in favor of us or a subsidiary of ours;
(5) (a) Liens on any property or assets acquired from an entity which is merged with or into us or a Significant Subsidiary or any Liens on the property or assets of any entity existing at the time such entity becomes a subsidiary of ours and, in either case, is not created in anticipation of the transaction, unless the Lien was created to secure or provide for the payment of any part of the purchase price of that entity;
(b) any Lien on any property or assets existing at the time of its acquisition and which is not created in anticipation of such acquisition, unless the Lien was created to secure or provide for the payment of any part of the purchase price of such property or assets; and
(c) any Lien created or outstanding on or over any asset of any entity which becomes a Significant Subsidiary on or after the date of the issuance of the notes, where the Lien is created prior to the date on which that entity becomes a Significant Subsidiary;
(6) (a) Liens required by any contract, statute or regulation in order to permit us or a Significant Subsidiary to perform any contract or subcontract made by it with or at the request of a governmental entity or any governmental department, agency or instrumentality, or to secure partial, progress, advance or any other payments by us or a Significant Subsidiary to such governmental unit under the provisions of any contract, statute or regulation;
(b) any Lien securing industrial revenue, development, pollution control, solid waste disposal or similar bonds issued by or for our benefit or a Significant Subsidiary, provided that such industrial revenue, development, pollution control or similar bonds do not provide recourse generally to us and/or such Significant Subsidiary; and
(c) any Lien securing taxes or assessments or other applicable governmental charges or levies;
(7) any Lien which arises under any order of attachment, restraint or similar legal process arising in connection with court proceedings and any Lien which secures the reimbursement obligation for any bond obtained in connection with an appeal taken in any court proceeding, so long as the execution or other enforcement of such Lien arising under such legal process is effectively stayed and the claims secured by that Lien are being contested in good faith and, if appropriate, by appropriate legal proceedings, and any Lien in favor of a plaintiff or defendant in any action before a court or tribunal as security for costs and/or expenses;
(8) any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Liens referred to in the foregoing clauses, for amounts not exceeding the principal amount of the Indebtedness secured by the Lien so extended, renewed or replaced, provided that such extension, renewal or replacement Lien is limited to all or a part of the same property or assets that were covered by the Lien extended, renewed or replaced (plus improvements on such property or assets);
(9) any Lien created in connection with Project Finance Debt;
(10) any Lien created by DP&L or its subsidiaries securing Indebtedness of DP&L or its subsidiaries;
(11) any Lien created in connection with the securitization of some or all of the assets of DP&L and the associated issuance of Indebtedness as authorized by applicable state or federal law in connection with the restructuring of jurisdictional electric or gas businesses;
(12) any Lien on stock created in connection with a mandatorily convertible or exchangeable stock or debt financing, provided that any such financing may not be secured by or otherwise involve the creation of a Lien on any capital stock of DP&L or any successor entity to DP&L; and
(13) any Lien under one or more credit facilities for Indebtedness in an aggregate principal amount outstanding at any time not to exceed 10% of Consolidated Net Assets.
Reports and Other Information
At any time that we are not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, or do not otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the indenture requires us to deliver (which may be accomplished through the posting on the internet) to the trustee and to holders of the notes, without cost to any holder:
(1) within 90 days after the end of each fiscal year, audited financial statements; and
(2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, quarterly unaudited financial statements.

Events of Default
An Event of Default with respect to the notes is defined in the indenture as being:
(1) default for 30 days in the payment of any interest on the notes;
(2) default in the payment of principal of or any premium on, the notes at maturity, upon redemption, upon required purchase, upon acceleration or otherwise;
(3) default in the performance, or breach, of any covenant or obligation in the indenture and continuance of the default or breach for a period of 30 days after written notice specifying the default is given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes;
(4) default in the payment of the principal of any bond, debenture, note or other evidence of indebtedness, in each case for money borrowed, issued by us, or in the payment of principal under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for Borrowed Money, of us or any Significant Subsidiary if such Indebtedness for Borrowed Money is not Project Finance Debt and provides for recourse generally to us or any Significant Subsidiary, which default for payment of principal is in an aggregate principal amount exceeding $40 million when such indebtedness becomes due and payable (whether at maturity, upon redemption or acceleration or otherwise), if such default shall continue unremedied or unwaived for more than 30 business days and the time for payment of such amount has not been expressly extended (until such time as such payment default is remedied, cured or waived);
(5) a court having jurisdiction enters a decree or order for:
▪relief in respect of us or any of our Significant Subsidiaries in an involuntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect; or
▪appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, or similar official of us or any of our Significant Subsidiaries or for all or substantially all of the property and assets of us or any of our Significant Subsidiaries; or
▪the winding up or liquidation of our affairs or any of our Significant Subsidiaries;
▪and, in either case, such decree or order remains unstayed and in effect for a period of 60 consecutive days; or
(6) we or any of our Significant Subsidiaries:
▪commences a voluntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law;
▪consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, or similar official of us or any of our Significant Subsidiaries or for all or substantially all of the property and assets of us or any of our Significant Subsidiaries; or
▪effects any general assignment for the benefit of creditors.
If an Event of Default (other than an Event of Default specified in clause (5) or (6) with respect to us) occurs and continues, then the trustee or the holders of at least 25% in principal amount of the notes then outstanding may, by written notice to us, and the trustee at the request of at least 25% in principal amount of the notes then outstanding will, declare the principal, premium, if any, and accrued interest on the outstanding notes to be immediately due and payable. Upon a declaration of acceleration, the principal, premium, if any, and accrued interest shall be immediately due and payable.
If an Event of Default specified in clause (5) or (6) above occurs with respect to us, the principal, premium, if any, and accrued interest on the notes shall be immediately due and payable, without any declaration or other act on the part of the trustee or any holder.
The holders of at least a majority in principal amount of the notes may, by written notice to us and to the trustee, waive all past defaults with respect to the notes and rescind and annul a declaration of acceleration with respect to the notes and its consequences if:

•all existing Events of Default applicable to the notes other than the nonpayment of the principal, premium, if any, and interest on the notes that have become due solely by that declaration of acceleration, have been cured or waived; and
•the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.
No holder of the notes will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture, or for the appointment of a receiver or trustee, or for any other remedy under the indenture, unless:
•such holder has previously given written notice to the trustee of a continuing Event of Default with respect to the notes;
•the holders of not less than 25% in principal amount of the notes shall have made written request to a responsible officer of the trustee to institute proceedings in respect of such Event of Default in its own name as trustee;
•such holder or holders have offered the trustee indemnity satisfactory to the trustee against the costs, expenses and liabilities to be incurred in compliance with such request;
•the trustee, for 60 days after its receipt of such notice, request and offer of indemnity, has failed to institute any such proceeding; and
•no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in principal amount of the outstanding notes.
However, these limitations do not apply to the right of any holder of a note to receive payment of the principal, premium, if any, or interest on, that note or to bring suit for the enforcement of any payment, on or after the due date expressed in the notes, which right shall not be impaired or affected without the consent of the holder.
The indenture requires that certain of our officers certify, on or before a date not more than 120 days after the end of each fiscal year, that to the best of those officers’ knowledge, we have fulfilled all our obligations under the indenture. We are also obligated to notify the trustee of any default or defaults in the performance of any covenants or agreements under the indenture provided, however, that a failure by us to deliver such notice of a default shall not constitute a default under the indenture, if we have remedied such default within any applicable cure period.
No Liability of Directors, Officers, Employees, Incorporators and Stockholders
No director, officer, employee, incorporator, member or stockholder of us, as such, will have any liability for any of our obligations under the notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. This waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.
Amendments and Waivers
Amendments Without Consent of Holders. We and the trustee may amend or supplement the indenture or the notes without notice to or the consent of any holder:
(1) to cure any ambiguity, defect or inconsistency in the indenture or the notes;
(2) to comply with “—Merger, Consolidation, Sale, Lease or Conveyance;”
(3) to comply with any requirements of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;
(4) to evidence and provide for the acceptance of appointment hereunder by a successor trustee;
(5) to provide for any guarantee of the notes, to secure the notes or to confirm and evidence the release, termination or discharge of any guarantee of or lien securing the notes when such release, termination or discharge is permitted by the indenture;
(6) to provide for or confirm the issuance of additional notes; or
(7) to make any other change that does not materially and adversely affect the rights of any holder.
Amendments With Consent of Holders. (a) Except as otherwise provided in “—Events of Default” or paragraph (b), we and the trustee may amend the indenture with the written consent of the holders of a majority in principal amount of the outstanding notes and the holders of a majority in principal amount of the outstanding notes may waive future compliance by us with any provision of the indenture with respect to the notes.

(b) Notwithstanding the provisions of paragraph (a), without the consent of each holder of notes, an amendment or waiver may not:
(1) reduce the principal amount of or change the stated maturity of any installment of principal of the notes;
(2) reduce the rate of or change the stated maturity of any interest payment on the notes;
(3) reduce the amount payable upon the redemption of the notes, in respect of an optional redemption, change the times at which the notes may be redeemed or, once notice of redemption has been given, the time at which they must thereupon be redeemed;
(4) make the notes payable in money other than that stated in the notes;
(5) impair the right of any holder of notes to receive any principal payment or interest payment on such holder’s notes, on or after the stated maturity thereof, or to institute suit for the enforcement of any such payment;
(6) make any change in the percentage of the principal amount of the notes required for amendments or waivers; or
(7) modify or change any provision of the indenture affecting the ranking of the notes in a manner adverse to the holders of the notes.
It is not necessary for holders to approve the particular form of any proposed amendment, supplement or waiver, but is sufficient if their consent approves the substance thereof.
Neither we nor any of our Subsidiaries or Affiliates may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid or agreed to be paid to all holders of the notes that consent, waive or agree to amend such term or provision within the time period set forth in the solicitation documents relating to the consent, waiver or amendment.
Defeasance and Discharge
The indenture provides that we are deemed to have paid and will be discharged from all obligations in respect of the notes on the 123rd day after the deposit referred to below has been made, and that the provisions of the indenture will no longer be in effect with respect to the notes (except for, among other matters, certain obligations to register the transfer or exchange of the notes, to replace stolen, lost or mutilated notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things,
(1) we have deposited with the trustee, in trust, money and/or U.S. Government Obligations (as defined herein) that, through the payment of interest and principal in respect thereof, will provide money in an amount sufficient to pay the principal, premium, if any, and accrued interest on the notes, on the due date thereof or earlier redemption (irrevocably provided for under arrangements satisfactory to the trustee), as the case may be, in accordance with the terms of the indenture;
(2) we have delivered to the trustee either:
▪an opinion of counsel to the effect that beneficial owners of notes will not recognize income, gain or loss for federal income tax purposes as a result of the exercise of our option under this “Defeasance and Discharge” provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred, which opinion of counsel must be based upon a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law or related treasury regulations after the date of the indenture, or
▪a ruling directed to the trustee received from the Internal Revenue Service to the same effect as the aforementioned opinion of counsel;
(3) we have delivered to the trustee an opinion of counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the U.S. Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law;
(4) immediately after giving effect to that deposit on a pro forma basis, no Event of Default has occurred and is continuing on the date of the deposit or during the period ending on the 123rd day after the date of the deposit, and the deposit will not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are a party or by which we are bound; and
(5) if at that time any notes are listed on a national securities exchange, we have delivered to the trustee an opinion of counsel to the effect that the notes will not be delisted as a result of a deposit, defeasance and discharge.
As more fully described in the indenture, the indenture also provides for defeasance of certain covenants.
Notices
For so long as notes in global form are outstanding, notices to be given to holders of the notes will be given to the depositary, in accordance with its applicable policies as in effect from time to time. If notes are issued in definitive form, notices to be given to holders of the notes will be deemed to have been given upon the mailing by first class mail, postage prepaid, of such notices to holders of the notes at their registered addresses as they appear in the register.
Notices will be deemed to have been given on the date of mailing or of publication as aforesaid or, if published on different dates, on the date of the first such publication.
Concerning the Trustee
U.S. Bank National Association acts as the trustee under the indenture.
Except during the continuance of an Event of Default, the trustee need perform only those duties that are specifically set forth in the indenture and no others, and no implied covenants or obligations will be read into the indenture against the trustee. In case an Event of Default has occurred and is continuing, the trustee shall exercise those rights and powers vested in it by the indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. No provision of the indenture requires the trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties or in the exercise of its rights or powers thereunder. The trustee shall be under no obligation to exercise any of the rights or powers vested in it by the indenture at the request or direction of any of the holders pursuant to the indenture, unless such holders shall have offered to the trustee security or indemnity satisfactory to the trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.
The indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the trustee, should it become a creditor of us, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us and our Affiliates; provided that if it acquires any conflicting interest it must either eliminate the conflict within 90 days, apply to the SEC for permission to continue or resign.
Form, Denomination and Registration of Notes
Except as set forth below, the notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will be issued at the closing of this offering only against payment in immediately available funds.
The Global Notes will be deposited upon issuance with the trustee as custodian for DTC and registered in the name of DTC or its nominee, Cede & Co., in each case for credit to an account of a direct or indirect participant in DTC as described below. Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may be exchanged for Notes in certificated form. See “—Exchange of Global Notes for Certificated Notes.”
In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.
Depository Procedures
The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We and the trustee take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.
DTC has also advised us that, pursuant to procedures established by it:
(1) upon deposit of the Global Notes, DTC will credit the accounts of Participants with portions of the principal amount of the Global Notes; and
(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).
All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.
The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.
Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.
Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture.
Under the terms of the indenture, we and the trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee, nor any agent of ours or the trustee’s has or will have any responsibility or liability for:
(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or
(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.
DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of the notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes. Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with any transfer restrictions applicable to the notes described herein, crossmarket transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.
DTC has advised us that it will take any action permitted to be taken by a holder of the notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.
Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we nor the trustee nor any of our or their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
Exchange of Global Notes for Certificated Notes
A Global Note is exchangeable for definitive notes in registered certificated form (“Certificated Notes”) if:
(1) DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act, and in each case we fail to appoint a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered or willing or able to act as a depositary;
(2) we determine not to have the Notes represented by a Global Note and provide written notice thereof to the trustee; or
(3) there shall have occurred and be continuing a Default or Event of Default with respect to the notes and DTC requests such exchange.
In all cases, certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be in registered form, registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).
Governing Law
The indenture and the notes are governed by, and construed in accordance with, the laws of the State of New York.
Certain Definitions
Set forth below are certain defined terms used in the indenture. We refer you to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used in this section of the prospectus for which no definition is provided.
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.
“Capitalized Lease Obligations” means all lease obligations of us and our Subsidiaries which, under GAAP, are or will be required to be capitalized, in each case taken at the amount of the lease obligation accounted for as indebtedness in conformity with those principles.

“Consolidated Net Assets” means the aggregate amount of assets (less reserves and other deductible items) after deducting current liabilities, as shown on the consolidated balance sheet of the Company and its subsidiaries contained in its latest audited financial statements and prepared in accordance with GAAP.
“Currency, Interest Rate or Commodity Agreements” means an agreement or transaction involving any currency, interest rate or energy price or volumetric swap, cap or collar arrangement, forward exchange transaction, option, warrant, forward rate agreement, futures contract or other derivative instrument of any kind for the hedging or management of foreign exchange, interest rate or energy price or volumetric risks, it being understood, for purposes of this definition, that the term “energy” will include, without limitation, coal, gas, oil and electricity.
“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.
“DTC” means The Depository Trust Company.
“Excluded Subsidiary” means any subsidiary of us:
(1) in respect of which neither we nor any subsidiary of ours (other than another Excluded Subsidiary) has undertaken any legal obligation to give any guarantee for the benefit of the holders of any Indebtedness for Borrowed Money (other than to another member of the Group) other than in respect of any statutory obligation and the subsidiaries of which are all Excluded Subsidiaries; and
(2) which has been designated as such by us by written notice to the trustee; provided that we may give written notice to the trustee at any time that any Excluded Subsidiary is no longer an Excluded Subsidiary whereupon it shall cease to be an Excluded Subsidiary.
“Fitch” means Fitch Ratings Inc.
“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.
“Group” means DPL and its subsidiaries and “member of the Group” shall be construed accordingly.
“Indebtedness” means, with respect to us or any of our subsidiaries at any date of determination (without duplication):
(1) all Indebtedness for Borrowed Money (excluding any credit which is available but undrawn);
(2) all obligations in respect of letters of credit (including reimbursement obligations with respect to letters of credit);
(3) all obligations to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title to the property or the completion of such services, except trade payables;
(4) all Capitalized Lease Obligations;
(5) all indebtedness of other persons secured by a mortgage, charge, lien, pledge or other security interest on any asset of us or any of our subsidiaries, whether or not such indebtedness is assumed; provided that the amount of such Indebtedness must be the lesser of: (a) the fair market value of such asset at such date of determination and (b) the amount of the secured indebtedness;
(6) all indebtedness of other persons of the types specified in the preceding clauses (1) through (5), to the extent such indebtedness is guaranteed by us or any of our subsidiaries; and
(7) to the extent not otherwise included in this definition, net obligations under Currency, Interest Rate or Commodity Agreements.
The amount of Indebtedness at any date will be the outstanding balance at such date of all unconditional obligations as described above and, upon the occurrence of the contingency giving rise to the obligation, the maximum liability of any contingent obligations of the types specified in the preceding clauses (1) through (7) at such date; provided that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP.
“Indebtedness For Borrowed Money” means any indebtedness (whether being principal, premium, interest or other amounts) for:
•money borrowed;

•payment obligations under or in respect of any trade acceptance or trade acceptance credit; or
•any notes, bonds, loan stock or other debt securities offered, issued or distributed whether by way of public offer, private placement, acquisition consideration or otherwise and whether issued for cash or in whole or in part for a consideration other than cash;
provided, however, in each case, that such term will exclude:
•any indebtedness relating to any accounts receivable securitizations;
•any Indebtedness of the type permitted to be secured by Liens pursuant to clause (12) under the caption “—Limitations on Liens” described above; and
•any Preferred Securities which are issued and outstanding on the date of original issue of the notes or any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any such existing Preferred Securities, for amounts not exceeding the principal amount or liquidation preference of the Preferred Securities so extended, renewed or replaced.
“Independent Director” shall mean a director of us who, if we are listed on the New York Stock Exchange, meets the standards for independence set forth in the New York Stock Exchange Listing Standards, or if such standards are not applicable to us, who shall at no time be, or have been, a director, officer, stockholder, associate, customer or supplier of, be employed by, or hold or held at any time (directly or indirectly) any beneficial economic interest in us or our Parent or any subsidiary or Affiliate of Parent (excluding such director’s position as such Independent Director of us and any compensation received by such director in such capacity).
“Lien” means any mortgage, lien, pledge, security interest or other encumbrance; provided, however, that the term “Lien” does not mean any easements, rights-of-way, restrictions and other similar encumbrances and encumbrances consisting of zoning restrictions, leases, subleases, restrictions on the use of property or defects in title.
“Moody’s” means Moody’s Investors Service, Inc.
“Parent” shall mean any entity which owns directly or indirectly, 10% or more of the outstanding common shares of us.
“Permitted Debt” means Indebtedness for Borrowed Money issued in connection with a contract or contracts to purchase from us common stock of us, Parent or any Affiliate of Parent (which common stock was not held as an asset of us) for an aggregate amount equal to the aggregate principal amount of such Indebtedness for Borrowed Money.
“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.
“Preferred Securities” means, without duplication, any trust preferred or preferred securities or related debt or guaranties of us or any of our subsidiaries.
“Project Finance Debt” means:
•any Indebtedness to finance or refinance the ownership, acquisition, development, design, engineering, procurement, construction, servicing, management and/or operation of any project or asset which is incurred by an Excluded Subsidiary; and
•any Indebtedness to finance or refinance the ownership, acquisition, development, design, engineering, procurement, construction, servicing, management and/or operation of any project or asset in respect of which the person or persons to whom any such Indebtedness is or may be owed by the relevant borrower (whether or not a member of the Group) has or have no recourse whatsoever to any member of the Group (other than an Excluded Subsidiary) for the repayment of that Indebtedness other than: (i) recourse to such member of the Group for amounts limited to the cash flow or net cash flow (other than historic cash flow or historic net cash flow) from, or ownership interests or other investments in, such project or asset; and/or (ii) recourse to such member of the Group for the purpose only of enabling amounts to be claimed in respect of such Indebtedness in an enforcement of any encumbrance given by such member of the Group over such project or asset or the income, cash flow or other proceeds deriving from the project (or given by any shareholder or the like, or other investor in, the borrower or in the owner of such project or asset over its shares or the like in the capital of, or other investment in, the borrower or in the owner of such project or asset) to secure such Indebtedness, provided that the extent of such recourse to such member of the Group is limited solely to the amount of any recoveries made on any such enforcement; and/or (iii) recourse to such borrower generally, or directly or indirectly to a member of the Group, under any form of assurance, indemnity, undertaking or support, which recourse is limited to a claim for damages (other than liquidated damages and damages required to be calculated in a specified way) for breach of an obligation (not being a payment obligation or an obligation to procure payment by another or an indemnity in respect of a payment obligation, or any obligation to comply or to procure compliance by another with any financial ratios or other tests of financial condition) by the person against which such recourse is available.
“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.
“Significant Subsidiary” means, at any particular time, any subsidiary of ours whose gross assets or gross revenues (having regard to our direct and/or indirect beneficial interest in the shares, or the like, of that subsidiary) represent at least 25% of the consolidated gross assets or, as the case may be, consolidated gross revenues of us.
“Subsidiary” means, with respect to any person, any corporation, association, partnership, limited liability company or other business entity of which 50% or more of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees is at the time owned, directly or indirectly, by (1) such person, (2) such person and one or more subsidiaries of such person or (3) one or more subsidiaries of such person.
“U.S. Government Obligation” means any:
(1) security which is: (a) a direct obligation of the United States for the payment of which the full faith and credit of the United States is pledged or (b) an obligation of a person controlled or supervised by and acting as an agency or instrumentality of the United States the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which, in the case of clause (a) or (b), is not callable or redeemable at the option of the issuer of the obligation, and
(2) depositary receipt issued by a bank (as defined in the Securities Act) as custodian with respect to any security specified in clause (1) above and held by such bank for the account of the holder of such depositary receipt or with respect to any specific payment of principal of or interest on any such security held by any such bank, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depositary receipt.

THE EXCHANGE OFFER
General
We hereby offer to exchange a like principal amount of new notes for any or all outstanding old notes on the terms and subject to the conditions set forth in this prospectus. We often refer to this offer as the “exchange offer.” You may tender some or all of your outstanding old notes pursuant to this exchange offer. As of the date of this prospectus, $415,000,000 aggregate principal amount of the old notes are outstanding. Our obligation to accept old notes for exchange pursuant to the exchange offer is subject to certain conditions set forth hereunder.
Purpose and Effect of the Exchange Offer
In connection with the offering of the old notes, which was consummated on June 19, 2020, we entered into a registration rights agreement with the initial purchasers of the old notes, under which we agreed:
(1) to use our reasonable best efforts to cause to be filed a registration statement with respect to an offer to exchange the old notes for a new issue of securities, with terms substantially the same as of the old notes but registered under the Securities Act;
(2) to use our reasonable best efforts to cause the registration statement to be declared effective by the SEC and remain effective until the closing of the exchange offer; and
(3) to use our reasonable best efforts to consummate the exchange offer and issue the new notes within 390 days after the closing of the old notes offering.
The registration rights agreement provides that, if (a) we do not consummate the exchange offer registration on or prior to the date that is 390 days following the issuance of the old notes (the “exchange offer closing deadline”) or (b) we have not caused to become effective a shelf registration statement by the 90th day after such obligation arises (the “shelf effectiveness deadline”) (which in no event, however, shall be earlier than the exchange offer closing deadline), the interest rate for the notes will increase by a rate of 0.25% per annum from the exchange offer closing deadline or the shelf effectiveness deadline, as applicable, during the first 90 day period, and shall further increase by 0.25% per annum beginning on the 91st day following either of the foregoing, until the exchange offer is completed, in the case of an exchange offer, or the shelf registration statement is declared effective. The additional interest rate for the old notes will not at any time exceed 0.50% per annum notwithstanding our failure to meet more than one of these requirements.
The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or acceptance of the exchange offer would violate the securities or blue sky laws of that jurisdiction. Furthermore, each holder of old notes that wishes to exchange their old notes for new notes in this exchange offer will be required to make certain representations as set forth herein.
Terms of the Exchange Offer; Period for Tendering Old Notes
This prospectus contains the terms and conditions of the exchange offer. Upon the terms and subject to the conditions included in this prospectus, we will accept for exchange old notes which are properly tendered on or prior to the expiration date, unless you have previously withdrawn them.
•When you tender to us old notes as provided below, our acceptance of the old notes will constitute a binding agreement between you and us upon the terms and subject to the conditions in this prospectus.
•For each $2,000 principal amount of old notes (and $1,000 principal amount of old notes in excess thereof) surrendered to us in the exchange offer, we will give you $2,000 principal amount of new notes (and $1,000 principal amount of new notes in excess thereof). Outstanding notes may only be tendered in denominations of $2,000 and integral multiples of $1,000 in excess thereof.
•We will keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date that we first mail notice of the exchange offer to the holders of the old notes. We are sending this prospectus on or about the date of this prospectus to all of the registered holders of old notes at their addresses listed in the trustee’s security register with respect to the old notes.
•The exchange offer expires at 5:00 P.M., New York City time, on ; provided, however, that we, in our sole discretion, may extend the period of time for which the exchange offer is open. The term “expiration date” means or, if extended by us, the latest time and date to which the exchange offer is extended.
•As of the date of this prospectus, $415,000,000 aggregate principal amount of the old notes were outstanding. The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered.
•Our obligation to accept old notes for exchange in the exchange offer is subject to the conditions that we describe in the section called “Conditions to the Exchange Offer” below.
•We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance of any old notes, by giving oral or written notice of an extension to the exchange agent and notice of that extension to the holders as described below. During any extension, all old notes previously tendered will remain subject to the exchange offer unless withdrawal rights are exercised. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly following the expiration or termination of the exchange offer.
•We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes that we have not yet accepted for exchange, if any of the conditions of the exchange offer specified below under “Conditions to the Exchange Offer” are not satisfied. In the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the offer period if necessary so that at least five business days remain in the exchange offer following notice of the material change.
•We will give oral or written notice of any extension, amendment, termination or non-acceptance described above to holders of the old notes promptly. If we extend the expiration date, we will give notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to Dow Jones and Company News Agency and/or other similar news service.

•Holders of old notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.
•Old notes which are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indenture, but will not be entitled to any further registration rights under the registration rights agreement.
•We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.
Important rules concerning the exchange offer
You should note that:
•All questions as to the validity, form, eligibility, time of receipt and acceptance of old notes tendered for exchange will be determined by us in our sole discretion, which determination shall be final and binding.
•We reserve the absolute right to reject any and all tenders of any particular old notes not properly tendered or to not accept any particular old notes which acceptance might, in our judgment or the judgment of our counsel, be unlawful.
•We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old notes either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer. Unless we agree to waive any defect or irregularity in connection with the tender of old notes for exchange, you must cure any defect or irregularity within any reasonable period of time as we shall determine.
•Our interpretation of the terms and conditions of the exchange offer as to any particular old notes either before or after the expiration date shall be final and binding on all parties.
•Neither DPL Inc., the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor shall any of them incur any liability for failure to give any notification.
Procedures for Tendering Old Notes
What to submit and how
If you, as the registered holder of an old note, wish to tender your old notes for exchange in the exchange offer, you must contact a DTC participant to complete the book-entry transfer procedures described below on or prior to the expiration date.
In addition,
(1) a timely confirmation of a book-entry transfer of old notes, if such procedure is available, into the exchange agent’s account at DTC using the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date, or
(2) you must comply with the guaranteed delivery procedures described below.
The method of delivery of notices of guaranteed delivery is at your election and risk. In all cases, sufficient time should be allowed to assure timely delivery.
How to sign your documents
Signatures on a notice of withdrawal, as the case may be, must be guaranteed unless the old notes being surrendered for exchange are tendered for the account of an eligible institution.
If signatures on a notice of withdrawal are required to be guaranteed, the guarantees must be by any of the following eligible institutions:
•a firm which is a member of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc. or
•a commercial bank or trust company having an office or correspondent in the United States.
Acceptance of Old Notes for Exchange; Delivery of New Notes
Once all of the conditions to the exchange offer are satisfied or waived, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the new notes promptly after the expiration of the exchange offer.

See “Conditions to the Exchange Offer” below. For purposes of the exchange offer, our giving of oral or written notice of our acceptance to the exchange agent will be considered our acceptance of the exchange offer.
In all cases, we will issue new notes in exchange for old notes that are accepted for exchange only after timely receipt by the exchange agent of a timely book-entry confirmation of transfer of old notes into the exchange agent’s account at DTC using the book-entry transfer procedures described below.
If we do not accept any tendered old notes for any reason included in the terms and conditions of the exchange offer, non-exchanged old notes will be credited to an account maintained with DTC promptly following the expiration or termination of the exchange offer.
Book-Entry Transfer
The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution that is a participant in DTC’s systems may make book-entry delivery of old notes by causing DTC to transfer old notes into the exchange agent’s account in accordance with DTC’s Automated Tender Offer Program procedures for transfer. However, the exchange for the old notes so tendered will only be made after timely confirmation of book-entry transfer of old notes into the exchange agent’s account, and timely receipt by the exchange agent of an agent’s message, transmitted by DTC and received by the exchange agent and forming a part of a book-entry confirmation. The agent’s message must state that DTC has received an express acknowledgment from the participant tendering old notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the prospectus, and that we may enforce the agreement against that participant.
Although delivery of old notes may be effected through book-entry transfer into the exchange agent’s account at DTC, an agent’s message, properly completed and duly executed, with any required signature guarantees, must in any case be delivered to and received by the exchange agent at its address listed under “Exchange Agent” on or prior to the expiration date.
If your old notes are held through DTC, you must complete a form called “instructions to registered holder and/or book-entry participant,” which will instruct the DTC participant through whom you hold your securities of your intention to tender your old notes or not tender your old notes. Please note that delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent and we will not be able to accept your tender of notes until the exchange agent receives an agent’s message and a book-entry confirmation from DTC with respect to your notes. A copy of that form is available from the exchange agent.
Guaranteed Delivery Procedures
If you are a registered holder of old notes and you want to tender your old notes but your old notes are not immediately available, or time will not permit an agent’s message or your old notes to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:
•the tender is made through an eligible institution,
•prior to the expiration date, the exchange agent receives, by facsimile transmission, mail or hand delivery, from that eligible institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, stating:
•the name and address of the holder of old notes;
•the amount of old notes tendered;
•the tender is being made by delivering that notice; and
•guaranteeing that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, a book-entry confirmation will be deposited by that eligible institution with the exchange agent, and
•a book-entry confirmation is received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.
Withdrawal Rights
You can withdraw your tender of old notes at any time on or prior to the expiration date.
For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses listed below under “Exchange Agent.” Any notice of withdrawal must specify:

•the name of the person having tendered the old notes to be withdrawn
•the old notes to be withdrawn
•the principal amount of the old notes to be withdrawn; and
•any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of that facility.
Please note that all questions as to the validity, form, eligibility and time of receipt of notices of withdrawal will be determined by us, and our determination shall be final and binding on all parties. Any old notes so withdrawn will be considered not to have been validly tendered for exchange for purposes of the exchange offer. If you have properly withdrawn old notes and wish to re-tender them, you may do so by following one of the procedures described under “Procedures for Tendering Old Notes” above at any time on or prior to the expiration date.
Conditions to the Exchange Offer
Notwithstanding any other provisions of the exchange offer, we will not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer, if at any time before the expiration of the exchange offer:
•that acceptance or issuance would violate applicable law or any interpretation of the staff of the SEC; or
•any holder of the old bonds exchanged in the exchange offer has not represented that all new notes to be received by it shall be acquired in the ordinary course of its business and that at the time of the consummation of the exchange offer it shall have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the new notes and shall have made such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to render the use of Form S-4 or other appropriate form under the Securities Act available.
The conditions described above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to that condition. Our failure at any time to exercise the foregoing rights shall not be considered a waiver by us of that right. Our rights described in the prior paragraph are ongoing rights which we may assert at any time and from time to time prior to the expiration of the exchange offer.
In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any old notes, if at that time any stop order shall be threatened or in effect with respect to the exchange offer to which this prospectus relates or the qualification of the indenture under the Trust Indenture Act.
Exchange Agent
U.S. Bank National Association has been appointed as the exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus and requests for notices of guaranteed delivery should be directed to the exchange agent, addressed as follows:
Deliver To:
By Registered, Regular or Certified Mail or Overnight Delivery:
U.S. Bank National Association
Attn: Corporate Trust-Specialized Finance
111 Fillmore Avenue E
St. Paul, Minnesota 55107
Facsimile Transmissions:
651-466-7367
To Confirm by Email:
cts.specfinance@usbank.com
To Confirm by Telephone or for Information:
800-934-6802
Delivery to an address other than as listed above or transmission of instructions via facsimile other than as listed above does not constitute a valid delivery.

Fees and Expenses
The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by our officers, regular employees and affiliates. We will not pay any additional compensation to any of our officers and employees who engage in soliciting tenders. We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer.
The estimated cash expenses to be incurred in connection with the exchange offer, including legal, accounting, SEC filing, printing and exchange agent expenses, will be paid by us and are estimated in the aggregate to be $270,000.
Accounting Treatment
We will record the new notes in our accounting records at the same carrying value as the old notes, which is the aggregate principal amount as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of this exchange offer. We will capitalize the expenses of this exchange offer and amortize them over the life of the notes.
Transfer Taxes
Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.
Resale of the New Notes
Under existing interpretations of the staff of the SEC contained in several no-action letters to third parties, the new notes would in general be freely transferable after the exchange offer without further registration under the Securities Act. The relevant no-action letters include the Exxon Capital Holdings Corporation letter, which was made available by the SEC on May 13, 1988, and the Morgan Stanley & Co. Incorporated letter, made available on June 5, 1991.
However, any purchaser of old notes who is an “affiliate” of DPL Inc. or who intends to participate in the exchange offer for the purpose of distributing the new notes
(1) will not be able to rely on the interpretation of the staff of the SEC,
(2) will not be able to tender its old notes in the exchange offer and
(3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the securities unless that sale or transfer is made using an exemption from those requirements.
In addition, in connection with any resales of new notes, any broker-dealer participating in the exchange offer who acquired securities for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position in the Shearman & Sterling no-action letter, which it made available on July 2, 1993, that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the new notes, other than a resale of an unsold allotment from the original sale of the old notes, with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, we are required to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus as it may be amended or supplemented from time to time, in connection with the resale of new notes.
Failure to Exchange
Holders of old notes who do not exchange their old notes for new notes under the exchange offer will remain subject to the restrictions on transfer of such old notes as set forth in the legend printed on the notes as a consequence of the issuance of the old notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws, and otherwise set forth in the confidential offering memorandum distributed in connection with the private offering of the old notes.
Other
Participating in the exchange offer is voluntary, and you should carefully consider whether to accept. You are strongly urged to consult your financial, legal and tax advisors in making your own decision on what action to take.

U.S. FEDERAL INCOME TAX CONSEQUENCES
The exchange of old notes for new notes in the exchange offer will not be a taxable event for holders. When a holder exchanges an old note for a new note in the exchange offer, the holder will have the same adjusted tax basis and holding period in the new note as in the old note immediately before the exchange.
Persons considering the exchange of old notes for new notes should consult their own tax advisers concerning the U.S. federal income tax consequences in light of their particular situations as well as any tax consequences arising under the laws of any other taxing jurisdiction.

PLAN OF DISTRIBUTION
Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale of new notes received by it in exchange for old notes.
We will not receive any proceeds from any sale of new notes by broker-dealers.
New notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions:
•in the over-the-counter market;
•in negotiated transactions;
•through the writing of options on the new notes; or
•a combination of those methods of resale,
at market prices prevailing at the time of resale, at prices related to prevailing market prices or negotiated prices.
Any resale may be made:
•directly to purchasers; or
•to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any new notes.
Any broker-dealer that resells new notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of those new notes may be considered to be an “underwriter” within the meaning of the Securities Act. Any profit on any resale of those new notes and any commission or concessions received by any of those persons may be considered to be underwriting compensation under the Securities Act.
We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any brokers or dealers and will indemnify the holders of the securities, including any broker-dealers, against some liabilities, including liabilities under the Securities Act

VALIDITY OF SECURITIES
Davis Polk & Wardwell LLP will opine for us on whether the new notes are valid and binding obligations of DPL Inc. and will rely on the opinion of Brian Hylander, Assistant General Counsel of DPL Inc., with respect to certain matters under the laws of the State of Ohio.

EXPERTS
The consolidated financial statements of DPL Inc. at December 31, 2020 and 2019, and for each of the three years in the period ended December 31, 2020, and the related notes and schedule appearing in this registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC, Washington, D.C. 20549, a registration statement on Form S-4 under the Securities Act with respect to our offering of the new notes. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the company and the new notes, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. A copy of the registration statement, including exhibits and schedules thereto, is available to the public on the SEC’s website at https://www.sec.gov.
If for any reason we are not required to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended, or we do not otherwise report on an annual or quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, we are still required under the indenture to deliver (which may be accomplished through posting on the internet) to the trustee and to holders of the notes, without any cost to any holder: (1) within 90 days after the end of each fiscal year, audited financial statements and (2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, quarterly unaudited financial statements. We are also required under the indenture to provide without charge upon the written request of (1) a holder of any notes or (2) a prospective holder of any of the notes who is a “qualified institutional buyer” within the meaning of Rule 144A and is designated by an existing holder of any of the notes with the information with respect to the Company required to be delivered under Rule 144A(d)(f) under the Securities Act to enable resales of the notes to be made pursuant to Rule 144A.
Any such requests should be directed to us at: DPL Inc., 1065 Woodman Drive, Dayton, Ohio 45432, Phone: (937) 259-7215, Attention: Treasurer.
We also maintain an Internet site at https://www.dpandl.com. Our website and the information contained therein or connected thereto shall not be deemed to be a part of this prospectus or the registration statement of which it forms a part.

Report of Independent Registered Public Accounting Firm

To the Shareholder and Board of Directors of DPL Inc.

Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of DPL Inc. (the Company) as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive income / (loss), cash flows and shareholder’s deficit for each of the three years in the period ended December 31, 2020, and the related notes and financial statement schedule listed in the Index at Item 15 (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020 in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matter
The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Regulatory Accounting

Description of the Matter
As described in Note 3 to the consolidated financial statements, the Company applies the provisions of FASC 980 “Regulated Operations,” which gives recognition to the ratemaking and accounting practices of the PUCO and the FERC. Regulatory assets generally represent incurred costs that have been deferred because such costs are probable of future recovery in customer rates. Regulatory assets can also represent performance incentives permitted by the regulator. Regulatory liabilities generally represent obligations to provide refunds or future rate reductions to customers for previous over-collections or the deferral of revenues collected for costs that the Company expects to incur in the future. Accounting for the economics of rate regulation affects multiple financial statement line items, including property, plant, and equipment; regulatory assets and liabilities; operating revenues; and depreciation expense, and related disclosures in the Company’s consolidated financial statements.

Auditing the Company’s regulatory accounting was complex due to significant judgments made by management to support its assertions about the impact of future regulatory orders on the consolidated financial statements. In particular, there is subjectivity involved in assessing the impact of current and future regulatory orders on events that have occurred as of December 31, 2020, judgment required to evaluate the relevance and reliability of audit evidence to support impacted account balances and disclosures, and judgments involved in assessing the probability of recovery in future rates of incurred costs or refunds to customers. These assumptions have a significant effect on the regulatory assets and liabilities and related disclosures.

How We Addressed the Matter in Our Audit
To test the Company’s accounting for regulatory assets and liabilities, our audit procedures included, among others, reviewing relevant regulatory orders, statutes and interpretations; filings made by intervening parties; and other publicly available information, to assess the likelihood of recovery of regulatory assets in future rates or of a refund or future reduction in rates for regulatory liabilities based on precedents for the treatment of similar costs under similar circumstances. We evaluated the Company’s assertions regarding the probability of recovery of regulatory assets or refund or future reduction in rates for regulatory liabilities, to assess the Company’s assertion that amounts are probable of recovery or of a refund or future reduction in rates.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2011.

Indianapolis, Indiana
February 24, 2021

DPL INC.
Consolidated Statements of Operations
	Years ended December 31,
$ in millions	2020	2019	2018
Revenues	$660.5	$743.7	$747.3

Operating costs and expenses
Net fuel cost	1.7	2.5	2.5
Net purchased power cost	230.6	251.9	302.7
Operation and maintenance	181.6	184.2	138.3
Depreciation and amortization	73.3	72.3	76.2
Taxes other than income taxes	79.4	77.9	73.3
Loss on asset disposal	0.1	—	—
Loss on disposal of business (Note 16)	4.7	—	11.7
Total operating costs and expenses	571.4	588.8	604.7

Operating income	89.1	154.9	142.6

Other income / (expense), net
Interest expense	(71.3)	(82.2)	(98.0)
Loss on early extinguishment of debt	(31.7)	(44.9)	(6.5)
Other income	2.0	3.7	0.8
Other expense, net	(101.0)	(123.4)	(103.7)

Income / (loss) from continuing operations before income tax	(11.9)	31.5	38.9

Income tax expense / (benefit) from continuing operations	(5.5)	(20.3)	2.2

Net income / (loss) from continuing operations	(6.4)	51.8	36.7

Discontinued operations (Note 15)
Income / (loss) from discontinued operations before income tax	(0.6)	47.6	63.5
Gain / (loss) from disposal of discontinued operations	6.1	20.1	(1.6)
Income tax expense from discontinued operations	0.1	14.1	28.5
Net income from discontinued operations	5.4	53.6	33.4

Net income / (loss)	$(1.0)	$105.4	$70.1

See Notes to Consolidated Financial Statements.

DPL INC.
Consolidated Statements of Comprehensive Income / (Loss)
	Years ended December 31,
$ in millions	2020	2019	2018
Net income / (loss)	$(1.0)	$105.4	$70.1
Derivative activity:
Change in derivative fair value, net of income tax benefit of $0.0, $0.1 and $0.1 for each respective period	—	(1.0)	(0.1)
Reclassification to earnings, net of income tax expense of $0.2, $0.1 and $0.4 for each respective period	(0.9)	(1.1)	(0.8)
Reclassification of earnings related to discontinued operations, net of income tax benefit of $0.0, $(0.4) and $(1.2) for each respective period	—	(0.4)	3.2
Net change in fair value of derivatives	(0.9)	(2.5)	2.3
Pension and postretirement activity:
Prior service cost for the period, net of income tax benefit of $0.0, $0.0 and $0.6 for each respective period	—	(0.1)	(2.2)
Net gain / (loss) for the period, net of income tax benefit / (expense) of $2.6, $0.8 and $(0.5) for each respective period	(8.8)	(3.4)	1.7
Reclassification to earnings, net of income tax benefit of $(0.3), $0.0 and $(0.2) for each respective period	1.0	0.2	0.6
Net change in unfunded pension and postretirement obligations	(7.8)	(3.3)	0.1

Other comprehensive income / (loss)	(8.7)	(5.8)	2.4

Net comprehensive income / (loss)	$(9.7)	$99.6	$72.5

See Notes to Consolidated Financial Statements.

DPL INC.
Consolidated Balance Sheets
$ in millions	December 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$25.4	$36.5
Restricted cash	0.1	10.5
Accounts receivable, net of allowance for credit losses of $2.8 and $0.4, respectively (Note 2)	69.7	67.9
Inventories	8.8	10.4
Taxes applicable to subsequent years	78.0	77.5
Regulatory assets, current (Note 3)	27.5	19.7
Taxes receivable	17.9	23.6
Prepayments and other current assets	5.8	7.6
Current assets of discontinued operations and held-for-sale businesses (Note 15)	—	22.3
Total current assets	233.2	276.0

Property, plant and equipment:
Property, plant & equipment	1,839.3	1,701.9
Less: Accumulated depreciation and amortization	(415.7)	(362.6)
	1,423.6	1,339.3
Construction work in process	141.7	106.3
Total net property, plant & equipment	1,565.3	1,445.6
Other non-current assets:
Regulatory assets, non-current (Note 3)	193.6	173.8
Intangible assets, net of amortization	19.3	19.3
Other non-current assets	24.6	20.0
Non-current assets of discontinued operations and held-for-sale businesses (Note 15)	—	1.1
Total other non-current assets	237.5	214.2

Total assets	$2,036.0	$1,935.8

LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
Short-term and current portion of long-term debt (Note 7)	$100.2	$283.8
Accounts payable	84.5	72.6
Accrued taxes	83.0	79.3
Accrued interest	16.0	11.4
Customer deposits	19.4	20.7
Regulatory liabilities, current (Note 3)	18.0	27.9
Accrued and other current liabilities	21.0	21.2
Current liabilities of discontinued operations and held-for-sale businesses (Note 15)	—	9.0
Total current liabilities	342.1	525.9
Non-current liabilities:
Long-term debt (Note 7)	1,393.4	1,223.3
Deferred income taxes (Note 8)	177.2	133.7
Taxes payable	80.4	81.1
Regulatory liabilities, non-current (Note 3)	218.3	243.6
Accrued pension and other post-retirement benefits (Note 9)	93.9	79.9
Other non-current liabilities	14.2	11.8
Non-current liabilities of discontinued operations and held-for-sale businesses (Note 15)	—	8.4
Total non-current liabilities	1,977.4	1,781.8

Commitments and contingencies (Note 11)

Common shareholder's deficit:
Common stock:
1,500 shares authorized; 1 share issued and outstanding
at December 31, 2020 and 2019	—	—
Other paid-in capital	2,468.8	2,370.7
Accumulated other comprehensive loss	(12.3)	(3.6)
Accumulated deficit	(2,740.0)	(2,739.0)
Total common shareholder's deficit:	(283.5)	(371.9)

Total liabilities and shareholder's deficit:	$2,036.0	$1,935.8

See Notes to Consolidated Financial Statements.

DPL INC.
Consolidated Statements of Cash Flows
	Years ended December 31,
$ in millions	2020	2019	2018
Cash flows from operating activities:
Net income / (loss)	$(1.0)	$105.4	$70.1
Adjustments to reconcile Net income / (loss) to Net cash from operating activities
Depreciation and amortization	73.6	53.1	50.2
Amortization of deferred financing costs	5.7	5.6	5.5
Deferred income taxes	39.8	15.2	(9.1)
Loss on early extinguishment of debt	31.7	44.9	6.5
Fixed-asset impairment	—	3.5	2.8
Loss / (gain) on disposal and sale of business, net	(1.4)	(20.1)	13.3
Changes in certain assets and liabilities:
Accounts receivable, net	11.2	10.2	45.7
Inventories	4.9	(4.2)	14.8
Taxes applicable to subsequent years	(0.2)	(2.8)	0.1
Deferred regulatory costs, net	(34.0)	(2.2)	(9.2)
Accounts payable	(10.1)	9.7	(16.3)
Accrued taxes payable / receivable	8.0	(21.2)	37.4
Accrued interest	4.6	(2.9)	(2.1)
Accrued pension and other post-retirement benefits	(11.8)	(8.8)	(3.4)
Other non-current liabilities	1.5	(14.6)	(0.5)
Other	(8.6)	9.5	0.1
Net cash provided by operating activities	113.9	180.3	205.9
Cash flows from investing activities:
Capital expenditures	(157.3)	(156.5)	(96.1)
Cost of removal payments	(25.5)	(11.6)	(7.5)
Proceeds from disposal and sale of business interests	1.6	—	234.9
Payments on disposal and sale of business interests	(8.9)	(51.0)	(14.5)
Proceeds from sale of property	5.1	—	10.6
Insurance proceeds	—	—	3.0
Other investing activities, net	(0.7)	(3.5)	(0.5)
Net cash provided by / (used in) investing activities	(185.7)	(222.6)	129.9
Cash flows from financing activities:
Payments of deferred financing costs	(7.8)	(9.9)	—
Retirement of debt	(550.8)	(978.0)	(240.5)
Issuance of long-term debt, net of discount	555.0	821.7	—
Borrowings from revolving credit facilities	185.0	204.0	30.0
Repayment of borrowings from revolving credit facilities	(229.0)	(60.0)	(40.0)
Equity contribution from parent	98.0	—	—
Other financing activities, net	(0.1)	(0.2)	—
Net cash provided by / (used in) financing activities	50.3	(22.4)	(250.5)
Increase in cash and restricted cash of discontinued operations and held-for-sale businesses	—	—	1.5
Cash, cash equivalents and restricted cash:			.
Net increase / (decrease) in cash, cash equivalents and restricted cash	(21.5)	(64.7)	86.8
Balance at beginning of year	47.0	111.7	24.9
Cash, cash equivalents and restricted cash at end of year	$25.5	$47.0	$111.7
Supplemental cash flow information:
Interest paid, net of amounts capitalized	$67.8	$80.8	$93.7
Income taxes (refunded) / paid, net	$(51.9)	$1.8	$(1.4)
Non-cash financing and investing activities:
Accruals for capital expenditures	$31.7	$16.9	$10.4
Non-cash proceeds from sale of business	$—	$—	$4.1
Accruals from sale of business	$2.2	$—	$—
Non-cash capital contribution (Note 10)	$—	$—	$40.0

See Notes to Consolidated Financial Statements.

DPL INC.
Consolidated Statements of Shareholder's Deficit
	Common Stock (a)
$ in millions	Outstanding Shares	Amount	Other Paid-in Capital	Accumulated Other Comprehensive Income / (Loss)	Accumulated Deficit	Total
Year ended December 31, 2018
Beginning balance	1	$—	$2,330.4	$0.8	$(2,915.5)	$(584.3)
Net comprehensive income				2.4	70.1	72.5
Capital contributions (b)			40.0			40.0
Other (c)			0.1	(1.0)	1	0.1
Ending balance	1	—	2,370.5	2.2	(2,844.4)	(471.7)
Year ended December 31, 2019
Net comprehensive income				(5.8)	105.4	99.6
Other			0.2			0.2
Ending balance	1	—	2,370.7	(3.6)	(2,739.0)	(371.9)
Year ended December 31, 2020
Net comprehensive loss				(8.7)	(1.0)	(9.7)
Equity contribution from parent			98.0			98.0
Other			0.1			0.1
Ending balance	1	$—	$2,468.8	$(12.3)	$(2,740.0)	$(283.5)

(a)1,500 shares authorized.
(b)Represents the conversion of a tax sharing payable to AES to contributed capital, as DP&L's ESP 3 restricted tax sharing payments to AES during the term of the ESP. See Note 8 – Income Taxes.
(c)ASU 2016-01 “Recognition and Measurement of Financial Assets and Financial Liabilities” was effective as of January 1, 2018. This ASU requires the change in the fair value of equity instruments to be recorded in income rather than in OCI. Equity Instruments were defined to include all mutual funds, regardless of the underlying investments. Therefore, as of January 1, 2018, AOCI of $1.6 million ($1.0 million net of tax) was reversed to Accumulated deficit.

See Notes to Consolidated Financial Statements.

DPL Inc.
Notes to Consolidated Financial Statements
For the years ended December 31, 2020, 2019 and 2018

Note 1 – Overview and Summary of Significant Accounting Policies

Description of Business
DPL is a diversified regional energy company organized in 1985 under the laws of Ohio. DPL has one reportable segment, the Utility segment. See Note 13 – Business Segments for more information relating to our reportable segment. The terms “we”, “us”, “our” and “ours” are used to refer to DPL and its subsidiaries.
On November 28, 2011, DPL was acquired by AES in the Merger and DPL became a wholly-owned subsidiary of AES. Following the merger of DPL and Dolphin Subsidiary II, Inc., DPL became an indirectly wholly-owned subsidiary of AES.
DP&L, DPL's wholly-owned subsidiary, is a public utility incorporated in 1911 under the laws of Ohio. Beginning in 2001, Ohio law gave consumers the right to choose the electric generation supplier from whom they purchase retail generation service, however transmission and distribution services are still regulated. DP&L has the exclusive right to provide such service to its approximately 531,000 customers located in West Central Ohio. DP&L provides retail SSO electric service to residential, commercial, industrial and governmental customers in a 6,000 square mile area of West Central Ohio. DP&L sources all of the generation for its SSO customers through a competitive bid process. DP&L owned interests in the retired power stations of Beckjord and Hutchings until their transfers in 2018 and 2020, respectively, and currently owns numerous transmission facilities. Principal industries located in DP&L’s service territory include automotive, food processing, paper, plastic, manufacturing and defense. DP&L's sales reflect the general economic conditions, seasonal weather patterns of the area and the market price of electricity.
DPL’s other primary subsidiaries are MVIC and Miami Valley Lighting. MVIC is our captive insurance company that provides insurance services to DP&L and our other subsidiaries, and Miami Valley Lighting provides street and outdoor lighting services to customers in the Dayton region. In prior periods, AES Ohio Generation was also a primary subsidiary and sold all of its energy and capacity into the wholesale market. In 2020, AES Ohio Generation's only operating asset was an undivided interest in Conesville, which closed in May 2020 and was sold in June 2020. See Note 15 – Discontinued Operations for additional information. DPL's subsidiaries are wholly-owned.
DPL also has a wholly-owned business trust, DPL Capital Trust II, formed for the purpose of issuing trust capital securities to investors.
DP&L’s electric transmission and distribution businesses are subject to rate regulation by federal and state regulators. Accordingly, DP&L applies the accounting standards for regulated operations to its electric transmission and distribution businesses and records regulatory assets when incurred costs are expected to be recovered in future customer rates and regulatory liabilities when current cost recoveries in customer rates relate to expected future costs or overcollections of riders.
DPL and its subsidiaries employed 631 people (512 full-time) at January 31, 2021, all of which were employed by DP&L. Approximately 58% of all DPL employees are under a collective bargaining agreement that expires on October 31, 2023.
Financial Statement Presentation
We prepare Consolidated Financial Statements for DPL. DPL’s Consolidated Financial Statements include the accounts of DPL and its wholly-owned subsidiaries except for DPL Capital Trust II which is not consolidated, consistent with the provisions of GAAP.
All material intercompany accounts and transactions are eliminated in consolidation. We have evaluated subsequent events through the date this report is issued.
Certain amounts from prior periods have been reclassified to conform to the current period presentation.

Use of Management Estimates
The preparation of financial statements in conformity with GAAP requires us to make estimates and judgments that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the revenues and expenses of the periods reported. Actual results could differ from these estimates. Significant items subject to such estimates and judgments include: the carrying value of Property, plant and equipment; unbilled revenues; the valuation of derivative instruments; the valuation of insurance and claims liabilities; the valuation of allowances for receivables and deferred income taxes; regulatory assets and liabilities; reserves recorded for income tax exposures; litigation; contingencies; the valuation of AROs; and assets and liabilities related to employee benefits.
Cash and Cash Equivalents
Cash and cash equivalents are stated at cost, which approximates fair value. All highly liquid short-term investments with original maturities of three months or less are considered cash equivalents.
Restricted Cash
Restricted cash includes cash which is restricted as to withdrawal or usage. The nature of the restriction includes an agreement related to cash collected under the DMR, which was restricted to pay debt obligations at DPL and DP&L and position DP&L to modernize and/or maintain its transmission and distribution infrastructure.
The following table summarizes cash, cash equivalents and restricted cash amounts reported on the Consolidated Balance Sheets that reconcile to the total of such amounts as shown on the Consolidated Statements of Cash Flows:

	December 31,
$ in millions	2020	2019
Cash and cash equivalents	$25.4	$36.5
Restricted cash	0.1	10.5
Cash, Cash Equivalents and Restricted Cash, End of Period	$25.5	$47.0

Allowance for Credit Losses
We establish provisions for uncollectible accounts by using both historical average loss percentages to project future losses and by establishing specific provisions for known credit issues. Amounts are written off when reasonable collections efforts have been exhausted.
Inventories
Inventories are carried at average cost, net of reserves, and include materials and supplies used for utility operations.
Regulatory Accounting
As a regulated utility, DP&L applies the provisions of FASC 980 “Regulated Operations”, which gives recognition to the ratemaking and accounting practices of the PUCO and the FERC. Regulatory assets generally represent incurred costs that have been deferred because such costs are probable of future recovery in customer rates. Regulatory assets can also represent performance incentives permitted by the regulator. Regulatory assets have been included as allowable costs for ratemaking purposes, as authorized by the PUCO or established regulatory practices. Regulatory liabilities generally represent obligations to make refunds or future rate reductions to customers for previous over collections or the deferral of revenues collected for costs that DP&L expects to incur in the future.
The deferral of costs (as regulatory assets) is appropriate only when the future recovery of such costs is probable. In assessing probability, we consider such factors as specific orders from the PUCO or FERC, regulatory precedent and the current regulatory environment. To the extent recovery of costs is no longer deemed probable, related regulatory assets would be required to be expensed in current period earnings. Our regulatory assets and liabilities have been created pursuant to a specific order of the PUCO or FERC or established regulatory practices, such as other utilities under the jurisdiction of the PUCO or FERC being granted recovery of similar costs. It is probable, but not certain, that these regulatory assets will be recoverable, subject to PUCO or FERC approval. Regulatory assets and liabilities are classified as current or non-current based on the term in which recovery is expected. See Note 3 – Regulatory Matters for more information.

Property, Plant and Equipment
New property, plant and equipment additions are stated at cost. For regulated transmission and distribution property, cost includes direct labor and material, allocable overhead expenses and an allowance for funds used during construction (AFUDC). AFUDC represents the cost of borrowed funds and equity used to finance regulated construction projects. Capitalization of AFUDC and interest ceases at either project completion or at the date specified by regulators. AFUDC and capitalized interest was $3.0 million, $3.2 million and $0.5 million in the years ended December 31, 2020, 2019 and 2018, respectively.
For substantially all depreciable property, when a unit of property is retired, the original cost of that property less any salvage value is charged to Accumulated depreciation and amortization, consistent with composite depreciation practices.
Impairment of Long-lived Assets
GAAP requires that we test long-lived assets for impairment when indicators of impairment exist. If an asset is deemed to be impaired, we are required to write down the asset to its fair value with a charge to current earnings. The net book value of our property, plant, and equipment was $1,565.3 million and $1,445.6 million as of December 31, 2020 and 2019, respectively. We do not believe any of these assets are currently impaired. In making this assessment, we consider such factors as: the overall condition and distribution capacity of the assets; the expected ability to recover additional expenditures in the assets; and the anticipated demand and relative pricing of retail electricity in our service territory.
Depreciation
Depreciation expense is calculated using the straight-line method, which allocates the cost of property over its estimated useful life. For DPL’s transmission and distribution assets, straight-line depreciation is applied monthly on an average composite basis using group rates that approximated 3.8% in 2020, 4.0% in 2019 and 4.3% in 2018. Depreciation expense was $70.0 million, $67.9 million and $69.7 million for the years ended December 31, 2020, 2019 and 2018, respectively.
Intangibles
Intangibles include software, emission allowances and renewable energy credits. Emission allowances are carried on a first-in, first-out (FIFO) basis for purchased emission allowances. Net gains or losses on the sale of excess emission allowances, representing the difference between the sales proceeds and the cost of emission allowances, are recorded as a component of our fuel costs and are reflected in Operating income when realized. Emission allowances are amortized as they are used in our operations on a FIFO basis. Renewable energy credits are carried on a weighted average cost basis and amortized as they are used or retired.
Software is amortized over seven years. Amortization expense was $3.3 million, $4.4 million and $6.5 million for the years ended December 31, 2020, 2019 and 2018, respectively. The estimated amortization expense of this internal-use software over the next five years is $10.7 million ($3.0 million in 2021, $2.2 million in 2022, $2.0 million in 2023, $1.8 million in 2024 and $1.7 million in 2025).
Implementation Costs Related to Software as a Service
DPL has recorded prepayments for implementation costs related to software as a service in support of utility customer services of $4.1 million and these are recorded within Other Non-current Assets on the accompanying Consolidated Balance Sheets as of December 31, 2020.
Debt Issuance Costs
Costs incurred in connection with the issuance of long-term debt are deferred and presented as a direct reduction from the face amount of that debt and amortized over the related financing period using the effective interest method. Debt issuance costs related to a line-of-credit or revolving credit facility are deferred and presented as an asset and amortized over the related financing period. Make-whole payments in connection with early debt retirements are classified as cash flows used in financing activities.
Financial Instruments
Our Master Trust investments in debt and equity financial instruments of publicly traded entities are classified as equity investments. These equity securities are carried at fair value and unrealized gains and losses on these securities are recorded in Other income. As these financial instruments are held to be used for the benefit of employees or former employees participating in employee benefit plans and are not used for general operating purposes, they are classified as non-current in Other non-current assets on the Consolidated Balance Sheets. See
Note 5 – Fair Value for additional information.

Financial Derivatives
All derivatives are recognized as either assets or liabilities in the balance sheets and are measured at fair value. Changes in the fair value are recorded in earnings unless the derivative is designated as a cash flow hedge of a forecasted transaction or it qualifies for the normal purchases and sales exception.
We have, in the past, used interest rate hedges to manage the interest rate risk of our variable rate debt. We use cash flow hedge accounting when the hedge or a portion of the hedge is deemed to be highly effective, which results in changes in fair value being recorded within accumulated other comprehensive income / (loss), a component of shareholder’s deficit. We have elected not to offset net derivative positions in the financial statements. Accordingly, we do not offset such derivative positions against the fair value of amounts recognized for the right to reclaim cash collateral or the obligation to return cash collateral under master netting agreements. See Note 6 – Derivative Instruments and Hedging Activities for additional information.
Insurance and Claims Costs
In addition to insurance obtained from third-party providers, MVIC, a wholly-owned captive subsidiary of DPL, provides insurance coverage solely to us and our subsidiaries for workers’ compensation, general liability and property damage on an ongoing basis. Insurance and claims costs associated with MVIC include estimated liabilities of approximately $3.2 million and $4.5 million at December 31, 2020 and 2019, respectively, within Accrued and other current liabilities on the DPL Consolidated Balance Sheets. DPL has estimated liabilities for medical, life, disability and other reserves for claims costs below certain coverage thresholds of third-party providers of approximately $11.1 million and $3.3 million at December 31, 2020 and 2019, respectively, within Accrued and other current liabilities and Other non-current liabilities on the balance sheets. The estimated liabilities for workers’ compensation, medical, life and disability costs at DPL are actuarially determined using certain assumptions. There is uncertainty associated with these loss estimates, and actual results may differ from the estimates. Modification of these loss estimates based on experience and changed circumstances is reflected in the period in which the estimate is re-evaluated.
Revenue Recognition
Revenues are recognized from retail and wholesale electricity sales and electricity transmission and distribution delivery services. Revenue is recognized upon transfer of control of promised goods or services to customers in an amount that reflects the consideration to which we expect to be entitled in exchange for those goods or services. Energy sales to customers are based on the reading of their meters that occurs on a systematic basis throughout the month. We recognize the revenues on our Consolidated Statements of Operations using an accrual method for retail and other energy sales that have not yet been billed, but where electricity has been consumed. This is termed “unbilled revenues” and is a widely recognized and accepted practice for utilities. At the end of each month, unbilled revenues are determined by the estimation of unbilled energy provided to customers since the date of the last meter reading, estimated line losses, the assignment of unbilled energy provided to customer classes and the average rate per customer class. For additional information, see Note 14 – Revenue.
Accounting for Taxes Collected from Customers and Remitted to Governmental Authorities
DP&L collects certain excise taxes levied by state or local governments from its customers. DP&L’s excise taxes and certain other taxes are accounted for on a net basis and recorded as a reduction in revenues in the accompanying Consolidated Statements of Operations. The amounts for the years ended December 31, 2020, 2019 and 2018, were $48.1 million, $50.1 million and $51.7 million, respectively.
Repairs and Maintenance
Costs associated with maintenance activities are recognized at the time the work is performed. These costs, which include labor, materials and supplies and outside services required to maintain equipment and facilities, are capitalized or expensed based on defined units of property.
Pension and Postretirement Benefits
We recognize in our Consolidated Balance Sheets an asset or liability reflecting the funded status of pension and other postretirement plans with current-year changes from actuarial gains or losses related to our regulated operations, that would otherwise be recognized in AOCL, recorded as a regulatory asset as this can be recovered through future rates. Such changes that are not related to our regulated operations are recognized in AOCL. All plan assets are recorded at fair value. We follow the measurement date provisions of the accounting guidance, which require a year-end measurement date of plan assets and obligations for all defined benefit plans.

We account for and disclose pension and postretirement benefits in accordance with the provisions of GAAP relating to the accounting for pension and other postretirement plans. These GAAP provisions require the use of assumptions, such as the discount rate for liabilities and long-term rate of return on assets, in determining the obligations, annual cost and funding requirements of the plans. Consistent with the requirements of FASC 715, we apply a disaggregated discount rate approach for determining service cost and interest cost for our defined benefit pension plans and postretirement plans.
See Note 9 – Benefit Plans for more information.
Income Taxes
Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of the existing assets and liabilities and their respective income tax bases. We establish an allowance when it is more likely than not that all or a portion of a deferred tax asset will not be realized. Our tax positions are evaluated under a more likely than not recognition threshold and measurement analysis before they are recognized for financial statement reporting. Uncertain tax positions have been classified as noncurrent income tax liabilities unless expected to be paid within one year. Our policy for interest and penalties is to recognize interest and penalties as a component of the provision for income taxes in the Consolidated Statement of Operations.
Income taxes payable, which are includable in allowable costs for ratemaking purposes in future years, are recorded as regulatory assets or liabilities with a corresponding deferred tax liability or asset. Investment tax credits that reduced federal income taxes in the years they arose have been deferred and are being amortized to income over the useful lives of the properties in accordance with regulatory treatment. See Note 3 – Regulatory Matters for additional information.
DPL and its subsidiaries file U.S. federal income tax returns as part of the consolidated U.S. income tax return filed by AES. The consolidated tax liability is allocated to each subsidiary based on the separate return method which is specified in our tax allocation agreement and which provides a consistent, systematic and rational approach. See Note 8 – Income Taxes for additional information.
Related Party Transactions
In the normal course of business, DPL enters into transactions with related parties. All material intercompany accounts and transactions are eliminated in DPL’s Consolidated Financial Statements. See Note 12 – Related Party Transactions for more information on Related Party Transactions.
DPL Capital Trust II
DPL has a wholly-owned business trust, DPL Capital Trust II (the Trust), formed for the purpose of issuing trust capital securities to third-party investors. In 2003, DPL deconsolidated the Trust upon adoption of the accounting standards related to variable interest entities and currently treats the Trust as an unconsolidated subsidiary. The Trust holds mandatorily redeemable trust capital securities. The investment in the Trust, which amounts to $0.2 million and $0.2 million at December 31, 2020 and 2019, respectively, is included within Other noncurrent assets on the consolidated balance sheets. DPL also has a note payable to the Trust amounting to $15.6 million and $15.6 million at December 31, 2020 and 2019, respectively, that was established upon the Trust’s deconsolidation in 2003. See Note 7 – Long-term debt for additional information.
In addition to the obligations under the note payable mentioned above, DPL also agreed to a security obligation which represents a full and unconditional guarantee of payments to the capital security holders of the Trust.
Held-for-sale Businesses
A business classified as held-for-sale is reflected on the balance sheet at the lower of its carrying amount or estimated fair value less cost to sell. A loss is recognized if the carrying amount of the business exceeds its estimated fair value less cost to sell. This loss is limited to the carrying value of long-lived assets until the completion of the sale, at which point, any additional loss is recognized. If the fair value of the business subsequently exceeds the carrying amount while the business is still held-for-sale, any impairment expense previously recognized will be reversed up to the lower of the previously recognized expense or the subsequent excess.
Assets and liabilities related to a business classified as held-for-sale are segregated in the current balance sheet in the period in which the business is classified as held-for-sale. Assets and liabilities of held-for-sale businesses are classified as current when they are expected to be disposed of within twelve months. Transactions between the business held-for-sale and businesses that are expected to continue to exist after the disposal are not eliminated to appropriately reflect the continuing operations and balances held-for-sale. See Note 15 – Discontinued Operations for further information.
Discontinued Operations
Discontinued operations reporting occurs only when the disposal of a business or a group of assets represents a strategic shift that has (or will have) a major effect on our operations and financial results. We report financial results for discontinued operations separately from continuing operations to distinguish the financial impact of disposal transactions from ongoing operations. Prior period amounts in the statement of operations and balance sheet are retrospectively revised to reflect the businesses determined to be discontinued operations. The cash flows of businesses that are determined to be discontinued operations are included within the relevant categories within operating, investing and financing activities on the face of the Consolidated Statements of Cash Flows.
Transactions between the businesses determined to be discontinued operations and businesses that are expected to continue to exist after the disposal are not eliminated to appropriately reflect the continuing operations and balances held-for-sale. The results of discontinued operations include any gain or loss recognized on closing or adjustment of the carrying amount to fair value. See Note 15 – Discontinued Operations for further information.
New accounting pronouncements
The following table provides a brief description of recent accounting pronouncements that had an impact on our consolidated financial statements. Accounting pronouncements not listed below were assessed and determined to be either not applicable or did not have a material impact on our consolidated financial statements.

Accounting Standard	Description	Date of Adoption	Effect on the financial statements upon adoption
New Accounting Standards Adopted
2016-13, 2018-19, 2019-04, 2019-05, 2019-10, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments	See discussion of the ASUs below.	January 1, 2020.	The adoption of this standard had no material effect on our consolidated financial statements.

Adoption of FASC Topic 326, "Financial Instruments - Credit Losses"
On January 1, 2020, we adopted ASC 326 Financial Instruments - Credit Losses and its subsequent corresponding updates ("ASC 326"). The new standard updates the impairment model for financial assets measured at amortized cost, known as the Current Expected Credit Loss ("CECL") model. For trade and other receivables, held-to-maturity debt securities, loans and other instruments, entities are required to use a new forward-looking "expected loss" model that generally results in the earlier recognition of an allowance for credit losses. For available-for-sale debt securities with unrealized losses, entities measure credit losses as it was done under previous GAAP, except that unrealized losses due to credit-related factors are now recognized as an allowance on the balance sheet with a corresponding adjustment to earnings in the income statement.
We applied the modified retrospective method of adoption for ASC 326. Under this transition method, we applied the transition provisions starting at the date of adoption. The CECL model primarily impacts the calculation of our expected credit losses in gross customer trade accounts receivable. The adoption of ASC 326 and the application of CECL on our trade accounts receivable did not have a material impact on our Consolidated Financial Statements.
New accounting pronouncements issued but not yet effective - The following table provides a brief description of recent accounting pronouncements that could have a material impact on our consolidated financial statements. Accounting pronouncements not listed below were assessed and determined to be either not applicable or are expected to have no material impact on our consolidated financial statements.

Accounting Standard	Description	Date of Adoption	Effect on the financial statements upon adoption
New Accounting Standards Issued but Not Yet Effective
2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting	The standard provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships and other transactions that reference to LIBOR or another reference rate expected to be discontinued by reference rate reform. This standard is effective for a limited period of time (March 12, 2020 - December 21, 2022).	Effective for all entities as of March 12, 2020 through December 31, 2022.	We are currently evaluating the impact of adopting the standard on our consolidated financial statements.

Note 2 – Supplemental Financial Information

Accounts receivable are as follows at December 31, 2020 and 2019:

	December 31,
$ in millions	2020	2019
Accounts receivable, net
Customer receivables	$48.5	$45.7
Unbilled revenue	21.6	19.4
Amounts due from affiliates	0.2	0.3
Due from PJM transmission enhancement settlement (a)	1.7	1.8
Other	0.5	1.1
Allowance for credit losses	(2.8)	(0.4)
Total accounts receivable, net	$69.7	$67.9

(a)    See Note 3 – Regulatory Matters for more information.

The following table is a rollforward of our allowance for credit losses related to the accounts receivable balances for the year ended December 31, 2020:

$ in millions	Beginning Allowance Balance at January 1, 2020	Current Period Provision	Write-offs Charged Against Allowances	Recoveries Collected	Ending Allowance Balance at December 31, 2020
Allowance for credit losses	$0.4	$3.0	$(2.3)	$1.7	$2.8

The allowance for credit losses primarily relates to utility customer receivables, including unbilled amounts. Expected credit loss estimates are developed by disaggregating customers into those with similar credit risk characteristics and using historical credit loss experience. In addition, we also consider how current and future economic conditions would impact collectability, as applicable, including the economic impacts of the COVID-19 pandemic on our receivable balance as of December 31, 2020. Amounts are written off when reasonable collections efforts have been exhausted. On March 12, 2020, the PUCO issued an emergency order prohibiting electric utilities, including us, from discontinuing electric utility service to customers through September 1, 2020 due to the economic impacts of COVID-19. This order along with the economic impacts of COVID-19 has resulted in an increase in past due customer receivable balances, and thus the current period provision and the allowance for credit losses have increased during 2020. See Note 17 – Risks & Uncertainties for additional discussion of the COVID-19 pandemic.
However, as discussed in Note 3 – Regulatory Matters, DP&L’s uncollectible expense is deferred for future collection.

Accumulated Other Comprehensive Income / (Loss)
The amounts reclassified out of Accumulated Other Comprehensive Income / (Loss) by component during the years ended December 31, 2020, 2019 and 2018 are as follows:

Details about Accumulated Other Comprehensive Income / (Loss) Components	Affected line item in the Consolidated Statements of Operations	Years ended December 31,
$ in millions		2020	2019	2018
Gains and losses on cash flow hedges (Note 6):
	Interest expense	(1.1)	(1.2)	(1.2)
	Income tax expense	0.2	0.1	0.4
	Net of income taxes	(0.9)	(1.1)	(0.8)

	Loss from discontinued operations	—	—	4.4
	Tax benefit from discontinued operations	—	(0.4)	(1.2)
	Net of income taxes	—	(0.4)	3.2

Amortization of defined benefit pension items (Note 9):
	Other expense	1.3	0.2	0.8
	Income tax benefit	(0.3)	—	(0.2)
	Net of income taxes	1.0	0.2	0.6

Total reclassifications for the period, net of income taxes		$0.1	$(1.3)	$3.0

The changes in the components of Accumulated Other Comprehensive Income / (Loss) during the years ended December 31, 2020 and 2019 are as follows:

$ in millions	Gains / (losses) on cash flow hedges	Change in unfunded pension obligation	Total
Balance at January 1, 2019	$17.0	$(14.8)	$2.2

Other comprehensive loss before reclassifications	(1.0)	(3.5)	(4.5)
Amounts reclassified from accumulated other comprehensive income / (loss) to earnings	(1.5)	0.2	(1.3)
Net current period other comprehensive loss	(2.5)	(3.3)	(5.8)

Balance at December 31, 2019	14.5	(18.1)	(3.6)

Other comprehensive loss before reclassifications	—	(8.8)	(8.8)
Amounts reclassified from accumulated other comprehensive loss to earnings	(0.9)	1.0	0.1
Net current period other comprehensive loss	(0.9)	(7.8)	(8.7)

Balance at December 31, 2020	$13.6	$(25.9)	$(12.3)

Note 3 – Regulatory Matters

DP&L ESP and SEET Proceedings
Ohio law requires utilities to file either an ESP or MRO plan to establish SSO rates. From November 1, 2017 through December 18, 2019, DP&L operated pursuant to an approved ESP plan, which was initially approved on October 20, 2017 (ESP 3). On November 21, 2019, the PUCO issued a supplemental order modifying the ESP 3 Stipulation by, among other matters, removing the DMR, which reduced DPL’s annual revenues by $105.0 million beginning November 29, 2019. As a result, DP&L filed a Notice of Withdrawal of its ESP 3 Application and requested to revert to rates based on its ESP 1. On December 18, 2019, the PUCO approved DP&L’s Notice of Withdrawal and reversion to its ESP 1 rate plan. Among other items, the PUCO Order approving the ESP 1 rate plan includes:
Reinstating the non-bypassable RSC Rider, which provides annual revenues of approximately $79.0 million;
•Continuation of DP&L’s Transmission Cost Recovery Rider, Storm Rider and the bypassable standard offer energy rate for DP&L’s customers based on competitive bid auctions;
•A placeholder rider to recover grid modernization costs, called the Infrastructure Investment Rider; and
•A requirement to conduct both an ESP v. MRO Test and a prospective SEET no later than April 1, 2020.
Separate from the ESP process, DP&L filed a petition seeking recovery of ongoing OVEC costs through a Legacy Generation Rider and was granted approval effective January 1, 2020.
DP&L filed its ESP v. MRO Test to validate that the ESP is expected to be more favorable in the aggregate than what would be experienced under an MRO, and a prospective SEET, with the PUCO on April 1, 2020. DP&L is also subject to an annual retrospective SEET whereby it must demonstrate its return on equity is not significantly excessive.
On October 23, 2020, DP&L entered into a Stipulation and Recommendation (the Settlement) with the staff of the PUCO and various customers, and organizations representing customers of DP&L and certain other parties with respect to, among other matters, DP&L’s applications pending at the PUCO for (i) approval of DP&L’s plan to modernize its distribution grid (the Smart Grid Plan), (ii) findings that DP&L passed the SEET for 2018 and 2019, and (iii) findings that DP&L’s current ESP 1 satisfies the SEET and the more favorable in the aggregate (MFA) regulatory test. The settlement is subject to, and conditioned upon, approval by the PUCO. A hearing was conducted January 11 - 15, 2021 for consideration of this settlement. The settlement would provide, among other items, for the following:
•Approval of the Smart Grid Plan outlined in the Smart Grid Plan application filed by DP&L with the PUCO, as modified by the terms of the settlement, including, subject to offsetting operational benefits and certain other conditions, a return on and recovery of up to $249.0 million of Smart Grid Plan Phase 1 capital investments and recovery of operational and maintenance expenses through DP&L’s existing Infrastructure Investment Rider for a term of four years, under an aggregate cap of $267.6 million on the amount of such investments and expenses that is recoverable, and an acknowledgement that DP&L may file a subsequent application with the PUCO within three years seeking approvals for Phase 2 of the Smart Grid Plan;
•A commitment by DP&L to invest in a customer information system and supporting technologies during Phase 1 of the Smart Grid Plan, with DP&L recovering a return on and of prudently incurred capital investments and operational and maintenance expenses, including deferred operational and maintenance expense amounts, in a future rate case;
•A determination that DP&L’s ESP 1 satisfies the prospective SEET and the MFA regulatory test;
•A recommendation by parties to the settlement that the PUCO also finds that DP&L satisfies the retrospective SEET for 2018 and 2019;
•A commitment by DP&L to file an application with the PUCO no later than October 1, 2023 for a new electric security plan that does not seek to implement certain non-bypassable charges, including those related to provider of last resort risks, stability, or financial integrity; and
•DP&L shareholder funding, in an aggregate amount of approximately $30.0 million over four years, for certain economic development discounts, incentives, and grants to certain commercial and industrial customers, including hospitals and manufacturers, assistance for low-income customers as well as the residents and businesses of the City of Dayton, and promotion of solar and resiliency development within DP&L’s service territory.
Certain parties which intervened in the ESP proceedings have filed petitions for rehearing of the recent PUCO ESP orders; some of which seek to eliminate DP&L’s RSC from the ESP 1 rates that are currently in place and others seek to re-implement ESP 3, but without the DMR. We are unable to predict the outcomes of these petitions, but if these result in terms that are more adverse than DP&L's current ESP rate plan, it could have a material adverse effect on our results of operations, financial condition and cash flows. The parties signing the above-referenced Settlement have agreed to withdraw their respective petitions if the Settlement is approved by the PUCO without material modification.
Decoupling
On January 23, 2021 DP&L filed with the PUCO requesting approval to defer its decoupling costs consistent with the methodology approved in its Distribution Rate Case. If approved, deferral would be effective December 18, 2019 and going forward would reduce impacts of weather, energy efficiency programs and economic changes in customer demand.
COVID-19
In response to the PUCO’s COVID-19 emergency orders, DP&L filed an Application on March 23, 2020, requesting waivers of certain rule and tariff requirements and deferral of certain costs and revenues including those related to deposits and reconnection fees, late payment fees, credit card fees; and waived or uncollected amounts associated with putting customers on payment plans. On May 20, 2020, the PUCO approved the application and required DP&L to file a plan outlining the timing and steps it plans to take in an effort to return to normal operations. The authorized deferral of those certain costs and revenues must be offset by COVID-19 related savings. DP&L filed its plan on July 15, 2020 and was approved by the PUCO on August 12, 2020. As a result, DP&L has recorded a $1.2 million regulatory asset as of December 31, 2020. Recovery of these deferrals will be addressed in a future rate proceeding.
Distribution Rate Order
On September 26, 2018 the PUCO issued the DRO establishing new base distribution rates for DP&L, which became effective October 1, 2018. The DRO approved, without modification, a stipulation and recommendation previously filed by DP&L, along with various intervening parties and the PUCO staff. The DRO established a revenue requirement for DP&L's electric service base distribution rates of $248.0 million.
Distribution Rate Case
On November 30, 2020, DP&L filed a new distribution rate case with the PUCO. This rate case proposes a revenue increase of $120.8 million per year and incorporates the DIR investments that were planned and approved in the last rate case but not yet included in distribution rates, other distribution investments since September 2015 and investments necessitated by the tornados that occurred on Memorial Day in 2019. The rate case also includes a proposal for increased tree-trimming expenses and certain customer demand-side management programs and recovery of prior-approved regulatory assets for tree trimming, uncollectible expenses and rate case expense.
Regulatory Impact of Tax Reform
On January 10, 2018 the PUCO initiated a proceeding to consider the impacts of the TCJA to determine the appropriate course of action to pass benefits resulting from the legislation on to ratepayers. The PUCO also directed Ohio utilities to record deferred liabilities for the estimated reduction in federal income tax resulting from the TCJA beginning January 1, 2018. Under the terms of the stipulation in the distribution rate case mentioned above, DP&L filed an application at the PUCO to refund eligible excess accumulated deferred income taxes (ADIT) and any related regulatory liability over a 10-year period with a minimum reversal of $4.0 million per year over the first five years. Excess ADIT related to depreciation life and method differences will be returned to customers in accordance with federal tax law and related regulations. DP&L’s rates were set using the new tax rate as a result of the distribution rate case. Consistent with the DRO requirement, DP&L filed an application on March 1, 2019 and subsequently entered into a stipulation to resolve all remaining TCJA items related to its distribution rates. That stipulation was approved by the PUCO on September 26, 2019. In accordance with terms of that stipulation, DP&L will return a total of $65.1 million ($83.2 million when including taxes associated with the refunds). In connection with this stipulation, we reduced our long-term regulatory liability related to deferred income taxes by $23.4 million in 2019. See Note 8 – Income Taxes for additional information.
FERC Proceedings
On November 15, 2018 the FERC issued a Notice of Proposed Rulemaking (NOPR) to address amortization of excess accumulated deferred income taxes resulting from the TCJA and their impact on transmission rates. Such notice requires all public utility transmission providers with stated transmission rates under an Open Access Transmission Tariff (OATT) to determine the amount of excess deferred income taxes caused by the TCJA.
On March 3, 2020, DP&L filed an application before the FERC seeking to change its existing stated transmission rates to formula transmission rates that would be updated each calendar year. This filing was approved and made effective as of May 3, 2020, subject to possible refunds if the approved rates were modified. An uncontested settlement was filed December 10, 2020, which if approved, would be a reduction from the proposed rate which would require refunds for transmission services provided and billed after May 3, 2020. This settlement provides for an increase of approximately $7.0 million on an annualized basis from the rates in effect prior to the March 3, 2020 filing that was allowed to go into effect May 3, 2020. Among other things, the settlement establishes new depreciation rates for DP&L’s transmission assets and an authorized return on equity of 9.85%, which would rise to 9.99% if the FERC were to approve in a separate ongoing proceeding a return on equity “adder” to recognize DP&L’s continued membership in PJM. The settlement is pending FERC approval which is expected early in the first quarter of 2021. The NOPR, therefore, was addressed and resolved as part of this formula transmission rate proceeding .
PJM Transmission Enhancement Settlement
On May 31, 2018, the FERC issued an Order on Contested Settlement regarding the cost allocation method for existing and new transmission facilities contained in the PJM Interconnection’s OATT. The FERC order approved the settlement which reduces DP&L’s transmission costs through PJM beginning in August 2018, including credits to reimburse DP&L for amounts overcharged in prior years. DP&L estimates the prior overcharge by PJM to be $40.8 million, of which approximately $32.1 million has been repaid to DP&L through December 31, 2020 and $1.7 million is classified as current in "Accounts receivable, net" and $7.0 million is classified as non-current in "Other non-current assets" on the accompanying Consolidated Balance Sheet. All of the transmission charges and credits impacted by this FERC order are items that are included for full recovery in DP&L’s non-bypassable TCRR. Accordingly, DP&L has also established offsetting regulatory liabilities. While this development will have a temporary cash flow benefit to DP&L, there is no impact to operating income or net income as all credits will be passed to DP&L’s customers through the TCRR, which began in November 2018.
Regulatory Assets and Liabilities
In accordance with FASC 980, we have recognized total regulatory assets of $221.1 million and $193.5 million at December 31, 2020 and 2019, respectively, and total regulatory liabilities of $236.3 million and $271.5 million at December 31, 2020 and 2019, respectively. Regulatory assets and liabilities are classified as current or non-current based on the term in which recovery is expected. See Note 1 – Overview and Summary of Significant Accounting Policies for accounting policies regarding Regulatory Assets and Liabilities.

The following table presents DPL’s Regulatory assets and liabilities:

	Type of Recovery	Amortization Through	December 31,
$ in millions			2020	2019
Regulatory assets, current:
Undercollections to be collected through rate riders	A/B	2021	$26.8	$19.1
Rate case expenses being recovered in base rates	B	2021	0.7	0.6
Total regulatory assets, current			27.5	19.7

Regulatory assets, non-current:
Pension benefits	B	Ongoing	94.4	83.9
Unrecovered OVEC charges	C	Undetermined	28.9	29.1
Regulatory compliance costs	B	Undetermined	6.3	6.3
Smart grid and AMI costs	B	Undetermined	8.5	8.5
Unamortized loss on reacquired debt	B	Various	7.1	10.0
Deferred storm costs	A	Undetermined	11.5	5.1
Deferred vegetation management and other	A/B	Undetermined	15.7	12.7
Decoupling deferral	C	Undetermined	13.8	13.8
Uncollectible deferral	C	Undetermined	7.4	4.4
Total regulatory assets, non-current			193.6	173.8

Total regulatory assets			$221.1	$193.5

Regulatory liabilities, current:
Overcollection of costs to be refunded through rate riders	A/B	2021	$18.0	$27.9
Total regulatory liabilities, current			18.0	27.9

Regulatory liabilities, non-current:
Estimated costs of removal - regulated property		Not Applicable	138.8	143.6
Deferred income taxes payable through rates		Various	61.2	73.6
TCJA regulatory liability	B	Ongoing	7.2	12.9
PJM transmission enhancement settlement	A	2025	7.0	8.9
Postretirement benefits	B	Ongoing	4.1	4.6
Total regulatory liabilities, non-current			218.3	243.6

Total regulatory liabilities			$236.3	$271.5
A – Recovery of incurred costs plus rate of return.
B – Recovery of incurred costs without a rate of return.
C – Recovery not yet determined, but recovery is probable of occurring in future rate proceedings.

Current regulatory assets and liabilities primarily represent costs that are being recovered per specific rate order; recovery for the remaining costs is probable, but not certain. These costs include: (i) the Energy Efficiency Rider, (ii) the Alternative Energy Rider, (iii) the Legacy Generation Resource Rider, (iv) the Economic Development Rider and the (v) Transmission Cost Recovery Rider. Also included are the current portion of deferred fuel costs and rate case expense costs which do not earn a return and are described in greater detail below. Current regulatory liabilities include the overcollection of competitive bidding energy and auction costs and certain transmission related costs, including the current portion of the PJM transmission enhancement settlement and the TCJA regulatory liability (see above).
DP&L is earning a return on $16.3 million of this net current deferral including: (i) the Energy Efficiency Rider, (ii) the Alternative Energy Rider, (iii) the Legacy Generation Resource Rider, (iv) the Economic Development Rider and (v) the Transmission Cost Recovery Rider. These regulatory assets are partially offset by the overcollection of competitive bidding energy and auction costs.
Pension benefits represent the qualifying FASC 715 “Compensation - Retirement Benefits” costs of our regulated operations that for ratemaking purposes are deferred for future recovery. We recognize an asset for a plan’s overfunded status or a liability for a plan’s underfunded status, and recognize, as a component of OCI, the changes in the funded status of the plan that arise during the year that are not recognized as a component of net periodic benefit cost. This regulatory asset represents the regulated portion that would otherwise be charged as a loss to OCI. As per PUCO and FERC precedents, these costs are probable of future rate recovery.

Unrecovered OVEC charges includes the portion of charges from OVEC that were not recoverable through DP&L’s Fuel Rider from October 2014 through October 2017. Additionally, it includes net OVEC costs from December 19, 2019 through December 31, 2019. DP&L expects to recover these costs through a future rate proceeding. Beginning on November 1, 2017, through December 18, 2019, current OVEC costs were being recovered through DP&L’s reconciliation rider which was authorized as part of the ESP 3. Beginning January 1, 2020, DP&L began recovering its current net OVEC costs through its Legacy Generation Rider, established pursuant to ORC 4928.148.
Regulatory compliance costs represent the long-term portion of the regulatory compliance costs which include the following costs: (i) Consumer Education Campaign, (ii) Retail Settlement System, (iii) Generation Separation, (iv) Bill Format Redesign, (v) Green Pricing Tariff and (vi) Supplier Consolidated Billing. All of these costs except for Generation Separation earn a return. These costs were being recovered over a three-year period that began November 1, 2017 through a rider approved in the ESP 3. That rider was eliminated with the approval of the ESP 1 rate plan, so the balance as of December 18, 2019 remains a regulatory asset for future recovery.
Rate case expenses represents costs associated with preparing distribution rate cases. DP&L was granted recovery of these costs for the 2015 case which do not earn a return, as part of the DRO. Recovery of costs for the 2020 case were included in the pending filing.
Smart Grid and AMI costs represent costs incurred as a result of studying and developing distribution system upgrades and implementation of AMI. In a PUCO order on January 5, 2011, the PUCO indicated that it expects DP&L to continue to monitor other utilities’ Smart Grid and AMI programs and to explore the potential benefits of investing in Smart Grid and AMI programs and that DP&L will, when appropriate, file new Smart Grid and/or AMI business cases in the future. These costs are included in the October 23, 2020 settlement described above.
Unamortized loss on reacquired debt represents losses on long-term debt reacquired or redeemed in prior periods that have been deferred. These deferred losses are being amortized over the lives of the original issues in accordance with the rules of the FERC and the PUCO.
Deferred storm costs represent the long-term portion of deferred costs for major storms which occurred during 2018, 2019 and 2020. DP&L plans to file petitions seeking recovery of each calendar year of storm costs in the following calendar year. DP&L plans to file petitions seeking recovery of cash calendar year's storm costs in the following calendar year. Recovery of these costs is probable, but not certain.
Vegetation management costs represents costs incurred from outside contractors for tree trimming and other vegetation management services. Calculation terms were agreed to in the stipulation approved in the DRO. The terms were an annual baseline of $10.7 million in 2018 and $15.7 million thereafter. Amounts over the baseline will be deferred subject to an annual deferral maximum of $4.6 million. Annual spending less than the vegetation management baseline amount will result in a reduction to the regulatory asset or creation of a regulatory liability. These costs are included in DP&L's pending distribution rate case application.
Decoupling deferral represents the change in the revenue requirement based on a per customer methodology in the stipulation approved in the DRO and includes deferrals through December 18, 2019. These costs were previously recovered through a Decoupling Rider; however, DP&L withdrew its application in the ESP 3 and in doing so, the PUCO ordered on December 18, 2019 in the ESP 1 order, that DP&L no longer has a Decoupling Rider. As described above, DP&L filed a petition seeking authority to record a regulatory asset to accrue revenues that would have otherwise been collected through the Decoupling Rider.
Uncollectible deferral represents deferred uncollectible expense associated with the nonpayment of electric service, less the revenues associated with the bypassable uncollectible portion of the standard offer rate. The DRO established that these costs would be recovered in a rider outside of base rates, thus no uncollectible expense is included in base rates. These costs are included in our pending distribution rate case.
Estimated costs of removal - regulated property reflect an estimate of amounts collected in customer rates for costs that are expected to be incurred in the future to remove existing transmission and distribution property from service when the property is retired.
Deferred income taxes payable through rates represent deferred income tax liabilities recognized from the normalization of flow-through items as the result of taxes previously charged to customers. A deferred income tax asset or liability is created from a difference in income recognition between tax laws and accounting methods. As a regulated utility, DP&L includes in ratemaking the impacts of current income taxes and changes in deferred income tax liabilities or assets. Accordingly, this liability reflects the estimated deferred taxes DP&L expects to return to customers in future periods.

TCJA regulatory liability represents the long-term portion of both protected and unprotected excess ADIT for both transmission and distribution portions, grossed up to reflect the revenue requirement. As a part of the DRO, DP&L agreed that savings from the TCJA attributable to distribution facilities, including the excess ADIT and the regulatory liability, constitute amounts that will be returned to customers. As a result of the TCJA and subsequent DRO, DP&L entered into a stipulation to resolve all remaining TCJA items related to its distribution rates, including a proposal to return no less than $4.0 million per year for the first five years unless fully returned in the first five years via a tax savings cost rider for the distribution portion of the balance. On September 26, 2019, an order approved the stipulation in its entirety.
PJM Transmission Enhancement Settlement liability represents the Transmission Enhancement Settlement charges for which DP&L is due a refund per FERC Order EL05-121-009 issued on May 31, 2018. The Order states that customers are due a refund for part of these charges which will be received starting August 2018 through 2025. Refunds received will be returned to customers via the transmission cost rider.
Postretirement benefits represent the qualifying FASC 715 “Compensation – Retirement Benefits” gains related to our regulated operations that, for ratemaking purposes, are probable of being reflected in future rates. We recognize an asset for a plan’s overfunded status or a liability for a plan’s underfunded status, and recognize, as a component of OCI, the changes in the funded status of the plan that arise during the year that are not recognized as a component of net periodic benefit cost. This regulatory liability represents the regulated portion that would otherwise be reflected as a gain to OCI.

Note 4 – Property, Plant and Equipment

The following is a summary of DPL’s Property, plant and equipment with corresponding composite depreciation rates at December 31, 2020 and 2019:

	December 31, 2020		December 31, 2019
$ in millions		Composite Rate		Composite Rate
Regulated:
Transmission	$273.0	3.2%	$235.8	3.9%
Distribution	1,453.7	4.0%	1,364.2	4.1%
General	17.7	7.6%	16.5	9.0%
Non-depreciable	65.1	N/A	61.6	N/A
Total regulated	1,809.5		1,678.1
Unregulated:
Other	24.8	4.5%	19.0	7.6%
Non-depreciable	5.0	N/A	4.8	N/A
Total unregulated	29.8		23.8

Total property, plant and equipment in service	$1,839.3	3.8%	$1,701.9	4.0%

In June 2018, DP&L closed on a transmission asset transaction with Duke and AEP, where ownership stakes in certain previously co-owned transmission assets were exchanged to eliminate co-ownership. Each previously co-owned transmission asset became wholly-owned by one of DP&L, Duke or AEP after the transaction. This transaction also resulted in cash proceeds to DP&L of $10.6 million and no gain or loss was recorded on the transaction.
AROs
We recognized AROs in accordance with GAAP which requires legal obligations associated with the retirement of long-lived assets to be recognized at their fair value at the time those obligations are incurred. Upon initial recognition of a legal liability, costs are capitalized as part of the related long-lived asset and depreciated over the useful life of the related asset. Our legal obligations were associated with the retirement of our long-lived assets, consisting primarily of asbestos abatement and ash disposal facilities. As of December 31, 2020, our generation AROs have all been settled through the sale of our interest in Conesville and the Hutchings Coal Station. See Note 16 – Dispositions for additional information.

Estimating the amount and timing of future expenditures of this type requires significant judgment. Previously, management routinely updated these estimates as additional information became available.
Changes in the Liability for AROs

	2020	2019
Balance as of January 1	$4.7	$4.7
Settlements (a)	(4.7)	—
Balance as of December 31	$—	$4.7

(a)    Settlements related to sale of DP&L's Hutchings Coal Station. See Note 16 – Dispositions for more information on the sale of the Hutchings Coal Station.

Asset Removal Costs
We continue to record costs of removal for our regulated transmission and distribution assets through our depreciation rates and recover those amounts in rates charged to our customers. There are no known legal AROs associated with these assets. We have recorded $138.8 million and $143.6 million in estimated costs of removal at December 31, 2020 and 2019, respectively, as regulatory liabilities for our transmission and distribution property. These amounts represent the excess of the cumulative removal costs recorded through depreciation rates versus the cumulative removal costs actually incurred. See Note 3 – Regulatory Matters for additional information.
Changes in the Regulatory Liability for Transmission and Distribution Asset Removal Costs

	2020	2019
Balance as of January 1	$143.6	$139.1
Additions	15.6	14.8
Settlements	(20.4)	(10.3)
Balance as of December 31	$138.8	$143.6

Note 5 – Fair Value

The fair values of our financial instruments are based on published sources for pricing when possible. We rely on valuation models only when no other method is available to us. The fair value of our financial instruments represents estimates of possible value that may or may not be realized in the future.
The table below presents the fair value and cost of our non-derivative financial instruments at December 31, 2020 and 2019. See Note 6 – Derivative Instruments and Hedging Activities for the fair values of our derivative instruments.

	December 31, 2020		December 31, 2019
$ in millions	Cost	Fair Value	Cost	Fair Value
Assets
Money market funds	$0.3	$0.3	$0.3	$0.3
Equity securities	2.1	4.5	2.3	4.2
Debt securities	4.0	4.1	4.0	4.1
Hedge funds	—	—	0.1	0.1
Tangible assets	—	—	0.1	0.1
Total assets	$6.4	$8.9	$6.8	$8.8

	Carrying Value	Fair Value	Carrying Value	Fair Value
Liabilities
Long-term debt	$1,393.6	$1,571.6	$1,363.1	$1,404.0

Fair Value Hierarchy
Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The fair value hierarchy requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. These inputs are then categorized as:
•Level 1 (quoted prices in active markets for identical assets or liabilities);
•Level 2 (observable inputs such as quoted prices for similar assets or liabilities or quoted prices in markets that are not active); or
•Level 3 (unobservable inputs reflecting management’s own assumptions about the inputs used in pricing the asset or liability).
Valuations of assets and liabilities reflect the value of the instrument including the values associated with counterparty risk. We include our own credit risk and our counterparty’s credit risk in our calculation of fair value using global average default rates based on an annual study conducted by a large rating agency.
We did not have any transfers of the fair values of our financial instruments among Level 1, Level 2 or Level 3 of the fair value hierarchy during the years ended December 31, 2020 and 2019.

Debt
The fair value of debt is based on current public market prices for disclosure purposes only. Unrealized gains or losses are not recognized in the financial statements as debt is presented at the carrying value, net of unamortized premium or discount, in the financial statements. The debt amounts include the current portion payable in the next twelve months and have maturities that range from 2025 to 2061.
Master Trust Assets
DP&L established a Master Trust to hold assets that could be used for the benefit of employees participating in employee benefit plans and these assets are not used for general operating purposes. ASU 2016-01 “Recognition and Measurement of Financial Assets and Financial Liabilities” was effective as of January 1, 2018. This ASU requires the change in the fair value of equity instruments to be recorded in income rather than in OCI. Equity Instruments were defined to include all mutual funds, regardless of the underlying investments. Therefore, as of January 1, 2018, AOCI of $1.6 million ($1.0 million net of tax) was reversed to Accumulated Deficit and all future changes to fair value on the Master Trust Assets will be included in income in the period that the changes occur. These assets are primarily comprised of open-ended mutual funds, which are valued using the net asset value per unit. These investments are recorded at fair value within Other non-current assets on the consolidated balance sheets and classified as equity securities. Gains and losses on these assets were not material during the years ended December 31, 2020, 2019 or 2018.

The fair value of assets and liabilities at December 31, 2020 and 2019 and the respective category within the fair value hierarchy for DPL was determined as follows:

$ in millions	Fair Value at December 31, 2020 (a)				Fair Value at December 31, 2019 (a)
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Assets
Master trust assets
Money market funds	$0.3	$—	$—	$0.3	$0.3	$—	$—	$0.3
Equity securities	—	4.5	—	4.5	—	4.2	—	4.2
Debt securities	—	4.1	—	4.1	—	4.1	—	4.1
Hedge funds	—	—	—	—	—	0.1	—	0.1
Tangible assets	—	—	—	—	—	0.1	—	0.1
Total Master trust assets	0.3	8.6	—	8.9	0.3	8.5	—	8.8
Derivative assets
Interest rate hedge	—	—	—	—	—	0.1	—	0.1
Total Derivative assets	—	—	—	—	—	0.1	—	0.1

Total assets	$0.3	$8.6	$—	$8.9	$0.3	$8.6	$—	$8.9

Liabilities
Long-term debt	$—	$1,554.2	$17.4	$1,571.6	$—	$1,386.5	$17.5	$1,404.0

Total liabilities	$—	$1,554.2	$17.4	$1,571.6	$—	$1,386.5	$17.5	$1,404.0

(a)Includes credit valuation adjustment
Our financial instruments are valued using the market approach in the following categories:
•Level 1 inputs are used for money market accounts that are considered cash equivalents. The fair value is determined by reference to quoted market prices and other relevant information generated by market transactions.
•Level 2 inputs are used to value derivatives such as interest rate hedge contracts which are valued using a benchmark interest rate. Other Level 2 assets include open-ended mutual funds in the Master Trust, which are valued using the end of day NAV per unit.
•Level 3 inputs such as certain debt balances are considered a Level 3 input because the notes are not publicly traded. Our long-term debt is fair valued for disclosure purposes only.
All of the inputs to the fair value of our derivative instruments are from quoted market prices.
Our long-term debt is fair valued for disclosure purposes only and most of the fair values are determined using quoted market prices in inactive markets. These fair value inputs are considered Level 2 in the fair value hierarchy. As the Wright-Patterson Air Force Base note is not publicly traded, fair value is assumed to equal carrying value. These fair value inputs are considered Level 3 in the fair value hierarchy as there are no observable inputs. Additional Level 3 disclosures are not presented since our long-term debt is not recorded at fair value.

Note 6 – Derivative Instruments and Hedging Activities

In the normal course of business, DPL enters into various financial instruments, including derivative financial instruments. We use derivatives principally to manage the interest rate risk associated with our long-term debt. The derivatives that we use to economically hedge these risks are governed by our risk management policies for forward and futures contracts. Our net positions are continually assessed within our structured hedging programs to determine whether new or offsetting transactions are required. We monitor and value derivative positions monthly as part of our risk management processes. We use published sources for pricing, when possible, to mark positions to market. All of our derivative instruments are used for risk management purposes and are designated as cash flow hedges if they qualify under FASC 815 for accounting purposes.
DPL's interest rate swaps were designated as a cash flow hedge and had a combined notional amount of $140.0 million as of December 31, 2019. These swaps settled during 2020 when the related debt was repaid.

Cash Flow Hedges
As part of our risk management processes, we identify the relationships between hedging instruments and hedged items, as well as the risk management objective and strategy for undertaking various hedge transactions. The fair values of cash flow hedges determined by current public market prices will continue to fluctuate with changes in market prices up to contract expiration. With the adoption of ASU 2017-12, Derivatives and Hedging (Topic 815): Targeted improvements to Accounting for Hedging Activities effective January 1, 2019, we will no longer be required to calculate effectiveness and thus the entire change in the fair value of a hedging instrument will be recorded in other comprehensive income and amounts deferred will be reclassified to earnings in the same income statement line as the hedged item in the period in which it settles.
In August 2020, the two interest rate swaps to hedge the variable interest on the $140.0 million variable interest rate tax-exempt First Mortgage Bonds expired, as the associated debt reached maturity. The interest rate swaps had a combined notional amount of $140.0 million and settled monthly based on a one-month LIBOR. The AOCL associated with the swaps was amortized out of AOCL into interest expense over the life of the underlying debt.
We had previously entered into interest rate derivative contracts to manage interest rate exposure related to anticipated borrowings of fixed-rate debt. These interest rate derivative contracts were settled in 2013 and we continue to amortize amounts out of AOCL into interest expense.
We use the income approach to value the swaps, which consists of forecasting future cash flows based on contractual notional amounts and applicable and available market data as of the valuation date. The most common market data inputs used in the income approach include volatilities, spot and forward benchmark interest rates (LIBOR). Forward rates with the same tenor as the derivative instrument being valued are generally obtained from published sources, with these forward rates being assessed quarterly at a portfolio-level for reasonableness versus comparable published rates. We reclassify gains and losses on the swaps out of AOCL and into earnings in those periods in which hedged interest payments occur.
The following tables provide information on gains or losses recognized in AOCL for the cash flow hedges for the periods indicated:

	Years ended December 31,
	2020	2019		2018
$ in millions (net of tax)	Interest Rate Hedge	Power	Interest Rate Hedge	Power	Interest Rate Hedge
Beginning accumulated derivative gain in AOCL	$14.5	$0.4	$16.6	$(2.8)	$17.5

Net gains / (losses) associated with current period hedging transactions	—	—	(1.0)	—	(0.1)
Net (gains) / losses reclassified to earnings:
Interest Expense	(0.9)	—	(1.1)	—	(0.8)
(Income) / loss from discontinued operations before income tax	—	(0.4)	—	3.2	—
Ending accumulated derivative gain in AOCL	$13.6	$—	$14.5	$0.4	$16.6

Portion expected to be reclassified to earnings in the next twelve months	$(0.8)
When applicable, DPL has elected not to offset derivative assets and liabilities and not to offset net derivative positions against the right to reclaim cash collateral pledged (an asset) or the obligation to return cash collateral received (a liability) under derivative agreements. As of December 31, 2020 and 2019, DPL did not have any offsetting positions.
The following table summarizes the fair value, balance sheet classification and hedging designation of DPL’s interest rate swaps.

			December 31,
$ in millions	Hedging Designation	Balance sheet classification	2020	2019
Interest rate swap	Cash Flow Hedge	Prepayments and other current assets	$—	$0.1

Note 7 – Long-term debt

Long-term debt
$ in millions	Interest Rate	Maturity	December 31, 2020	December 31, 2019
First Mortgage Bonds	3.95%	2049	$425.0	$425.0
First Mortgage Bonds	3.20%	2040	140.0	—
Tax-exempt First Mortgage Bonds - rates from: 1.16% - 2.47% (a) and 2.4% - 3.07% (b)		2020	—	140.0
U.S. Government note	4.20%	2061	17.4	17.5
Unamortized deferred financing costs			(5.7)	(5.4)
Unamortized debt discounts and premiums, net			(2.6)	(2.7)
Total long-term debt at subsidiary			574.1	574.4

Senior unsecured bonds	7.25%	2021	—	380.0
Senior unsecured bonds	4.125%	2025	415.0	—
Senior unsecured bonds	4.35%	2029	400.0	400.0
Note to DPL Capital Trust II (c)	8.125%	2031	15.6	15.6
Unamortized deferred financing costs			(10.2)	(5.9)
Unamortized debt discounts and premiums, net			(0.9)	(1.0)
Total long-term debt			1,393.6	1,363.1
Less: current portion			(0.2)	(139.8)
Long-term debt, net of current portion			$1,393.4	$1,223.3

(a)    Range of interest rates for the year ended December 31, 2020.
(b)    Range of interest rates for the year ended December 31, 2019.
(c)    Note payable to related party. See Note 12 – Related Party Transactions for additional information.

At December 31, 2020, maturities of long-term debt are summarized as follows:

Due during the years ending December 31,
$ in millions
2021	$0.2
2022	0.2
2023	0.2
2024	0.2
2025	415.2
Thereafter	997.0
1,413.0
Unamortized discounts and premiums, net	(3.5)
Deferred financing costs, net	(15.9)
Total long-term debt	$1,393.6

Premiums or discounts recognized at the Merger date are amortized over the life of the debt using the effective interest method.
Revolving Credit Facilities
At December 31, 2020 and December 31, 2019, the DPL revolving credit facility had outstanding borrowings of $80.0 million and $104.0 million, respectively. At December 31, 2020 and December 31, 2019, the DP&L revolving credit facility had outstanding borrowings of $20.0 million and $40.0 million, respectively.
Significant Transactions
On July 31, 2020, DP&L issued $140.0 million of First Mortgage Bonds and on August 3, 2020 used the proceeds to purchase at par value the $140.0 million of outstanding tax-exempt Ohio Air Quality Development Authority (OAQDA) Collateralized Pollution Control Revenue Refunding Bonds that had been issued in 2015. The new First Mortgage Bonds carry an interest rate of 3.20% and mature on July 31, 2040. The OAQDA Revenue bonds have not been legally cancelled and can be re-issued at the discretion of DP&L at any time. These bonds will be held in trust while we continue to evaluate market conditions and explore suitable long-term financing alternatives.

On June 1, 2020 DPL amended its secured revolving credit facility. As a result of the amendment, the borrowing limit was reduced from $125.0 million to $110.0 million, the Total Debt to EBITDA covenant was eliminated, the EBITDA to Interest Expense covenant was reduced from 2.25 to 1.00 to 1.70 to 1.00, increasing to 1.75 to 1.00 as of September 30, 2022 and 2.00 to 1.00 as of December 31, 2022, and a trailing-twelve months minimum EBITDA covenant of $125.0 million was added, increasing to $130.0 million as of September 30, 2022 and $150.0 million as of December 31, 2022. Starting with the quarter ended September 30, 2021, the borrowing limit will be reduced by $5.0 million per quarter should DPL’s Total Debt to EBITDA ratio calculated for the period of four consecutive quarters exceed 7.00 to 1.00.
On June 19, 2020 DPL closed a $415.0 million issuance of senior unsecured notes. These notes carry an interest rate of 4.125% and mature on July 1, 2025. Proceeds from the issuance and cash on hand were used to redeem in-full the remaining balance of $380.0 million of DPL's 7.25% senior unsecured notes. These bonds were redeemed at par plus accrued interest and a make-whole premium of $30.8 million on July 20, 2020.
On June 19, 2019, DP&L amended and restated its unsecured revolving credit facility. The revolving credit facility has a $175.0 million borrowing limit, with a $75.0 million letter of credit sublimit, a feature that provides DP&L the ability to increase the size of the facility by an additional $100.0 million, a maturity date of June 2024, and a provision that provides DP&L the option to request up to two one-year extensions of the maturity date.
On June 19, 2019, DPL amended and restated its secured revolving credit facility. The revolving credit facility has a $125.0 million borrowing limit, with a $75.0 million letter of credit sublimit, a feature that provides DPL the ability to increase the size of the facility by an additional $50.0 million, and a maturity date of June 2023.
On June 6, 2019, DP&L closed on a $425.0 million issuance of First Mortgage Bonds due 2049. These new bonds carry an interest rate of 3.95%. The proceeds of this issuance were used to repay in full the outstanding principal of $435.0 million of DP&L's variable rate Term Loan B credit agreement.
On April 17, 2019, DPL closed a $400.0 million issuance of senior unsecured notes. These notes carry an interest rate of 4.35% and mature on April 15, 2029. Proceeds from the issuance and cash on hand were used to settle a partial redemption for $400.0 million of DPL's 7.25% senior unsecured notes maturing October 15, 2021, as discussed below. After the redemption, the DPL 7.25% senior notes due in 2021 had an outstanding balance of $380.0 million.
On April 8, 2019, DPL issued a Notice of Partial Redemption on the DPL 7.25% Senior Notes due 2021. DPL redeemed $400.0 million of the $780.0 million outstanding principal amount of these notes on May 7, 2019. These bonds were redeemed at par plus accrued interest and a make-whole premium of $41.4 million.
On March 4, 2019, DPL issued a Notice of Full Redemption on the DPL 6.75% Senior Notes due 2019. DPL redeemed the remaining $99.0 million outstanding principal amount of these notes on April 4, 2019. These bonds were redeemed at par plus accrued interest and a make-whole premium of $1.5 million with cash on hand.
Debt Covenants and Restrictions
DPL’s revolving credit agreement has two financial covenants. The first financial covenant, a minimum EBITDA, calculated at the end of each fiscal quarter for the four prior fiscal quarters, of $125.0 million is required, stepping up to $130.0 million on September 30, 2022 and $150.0 million on December 31, 2022. As of December 31, 2020, this financial covenant was in compliance.
The second financial covenant is an EBITDA to Interest Expense ratio that is calculated, at the end of each fiscal quarter, by dividing EBITDA for the four prior fiscal quarters by the consolidated interest charges for the same period. The ratio, per the agreement, is to be not less than 1.70 to 1.00, and steps up to 1.75 to 1.00 on September 30, 2022 and 2.00 to 1.00 as of December 31, 2022. As of December 31, 2020, this financial covenant was in compliance.
DPL’s secured revolving credit agreement also restricts dividend payments from DPL to AES, such that DPL cannot make dividend payments unless at the time of, and/or as a result of the distribution, (i) DPL’s leverage ratio does not exceed 0.67 to 1.00 and DPL’s interest coverage ratio is not less than 2.50 to 1.00 or, if such ratios are not within the parameters, (ii) DPL’s senior long-term debt rating from two of the three major credit rating agencies is at least investment grade. As a result, as of December 31, 2020, DPL was prohibited from making a distribution to its shareholder or making a loan to any of its affiliates (other than its subsidiaries).
DP&L's unsecured revolving credit facility and Bond Purchase Agreement (financing document entered into in connection with the issuance of DP&L's First Mortgage Bonds, on July 31, 2020) has one financial covenant. The covenant measures Total Debt to Total Capitalization and is calculated, at the end of each fiscal quarter, by dividing total debt at the end of the quarter by total capitalization at the end of the quarter. DP&L’s Total Debt to Total

Capitalization ratio shall not be greater than 0.67 to 1.00. This financial covenant was in compliance as of December 31, 2020.
DP&L does not have any meaningful restrictions in its debt financing documents prohibiting dividends to its parent, DPL. As of December 31, 2020, DP&L and DPL were in compliance with all debt covenants, including the financial covenants described above.
Substantially all property, plant & equipment of DP&L is subject to the lien of the mortgage securing DP&L’s First and Refunding Mortgage.

Note 8 – Income Taxes

DPL’s components of income tax expense for both continuing and discontinued operations were as follows:

	Years ended December 31,
$ in millions	2020	2019	2018
Components of tax expense / (benefit)
Federal - current	$(45.1)	$(22.0)	$40.0
State and Local - current	(0.1)	0.6	0.4
Total current	(45.2)	(21.4)	40.4

Federal - deferred	38.7	14.1	(9.6)
State and local - deferred	1.1	1.1	(0.1)
Total deferred	39.8	15.2	(9.7)
Tax expense / (benefit)	$(5.4)	$(6.2)	$30.7

Effective and Statutory Rate Reconciliation
The following table summarizes a reconciliation of the U.S. statutory federal income tax rate to DPL's effective tax rate, as a percentage of total income before taxes for the years ended December 31, 2020, 2019 and 2018:

	Years ended December 31,
	2020	2019	2018
Statutory Federal tax rate	21.0%	21.0%	21.0%
State taxes, net of Federal tax benefit	(13.1)%	1.4%	0.1%
AFUDC - equity	(23.6)%	(0.1)%	(0.1)%
Depreciation of flow-through differences	94.8%	(28.2)%	(4.6)%
Amortization of investment tax credits	4.1%	(0.3)%	(0.3)%
Deferred tax adjustments	—%	—%	15.5%
Permanent differences	—%	—%	0.1%
Other, net	1.2%	(0.1)%	(1.2)%
Effective tax rate	84.4%	(6.3)%	30.5%

Deferred Income Taxes
Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and (b) operating loss carryforwards. These items are stated at the enacted tax rates that are expected to be in effect when taxes are actually paid or recovered. Investment tax credits related to utility property have been deferred and are being amortized over the estimated useful lives of the related property.

The components of our deferred taxes are as follows:

	December 31,
$ in millions	2020	2019
Net non-current assets / (liabilities)
Depreciation / property basis	$(160.5)	$(118.3)
Income taxes recoverable	14.4	17.1
Regulatory assets	(21.0)	(24.8)
Investment tax credit	0.6	0.6
Compensation and employee benefits	(1.7)	2.2
Intangibles	(0.4)	(0.4)
Long-term debt	(1.3)	(2.1)
Other (a)	(7.3)	(8.0)
Net non-current liabilities	$(177.2)	$(133.7)

(a)    The Other caption includes deferred tax assets of $39.0 million in 2020 and $29.0 million in 2019 related to state and local tax net operating loss carryforwards, with related valuation allowances of $39.0 million in 2020 and $29.0 million in 2019. These net operating loss carryforwards expire from 2020 to 2037.

U.S. Tax Reform
On December 22, 2017, the U.S. enacted the TCJA. The TCJA significantly changed U.S. corporate income tax law.
We completed our calculation of the impact of the TCJA in our income tax provision for the year ended December 31, 2018 in accordance with our understanding of the TCJA and guidance available, and as a result recognized $15.5 million of discrete tax expense in the fourth quarter of 2018. Of this total, tax benefits of $1.2 million are included in continuing operations in 2018. These amounts result from the remeasurement of certain deferred tax assets and liabilities as the rates changed from 35% to 21%. The most material deferred taxes to be remeasured related to property, plant and equipment. The remeasurements of deferred tax assets and liabilities related to regulated utility property of $17.0 million at December 31, 2018 was recorded as a regulatory liability and was a non-cash adjustment.
Per the terms of DP&L's ESP 3, DPL could not make any tax-sharing payments to AES and AES would forgo collection of the payments during the term of the DMR. In November 2019, the PUCO discontinued the DMR. Consequently, starting in 2020, DPL is no longer subject to this restriction. During the term of the DMR, current and non-current existing tax sharing liabilities with AES were converted into additional equity investment in DPL, per the requirements of the order. The ESP 3 also provided that none of these conversions to equity would be reversed. During the year ended December 31, 2019, we had a current tax benefit and there was no conversion of current tax liabilities in 2019.
During the year ended December 31, 2020, DPL received a payment from AES of $52.0 million against its tax receivable balance as part of a $150.0 million payment from AES. See Note 10 – Shareholder's Deficit for additional information.
The following table presents the tax expense / (benefit) related to pensions, postemployment benefits, cash flow hedges and financial instruments that were credited to Accumulated other comprehensive loss.

	Years ended December 31,
$ in millions	2020	2019	2018
Tax expense / (benefit)	$(2.6)	$(0.5)	$0.2

Uncertain Tax Positions
We apply the provisions of GAAP relating to the accounting for uncertainty in income taxes. The balance of unrecognized tax benefits was $1.4 million at December 31, 2020 and $3.5 million at December 31, 2019. There was a decrease of $2.1 million in 2020 due to statute of limitation lapses.
Of the December 31, 2020 balance of unrecognized tax benefits, $1.4 million is due to uncertainty in the timing of deductibility. The amount anticipated to result in a net decrease to unrecognized tax benefits within 12 months of December 31, 2020 is estimated to be $0.0 million.

We recognize interest and penalties related to unrecognized tax benefits in Income tax expense. The amounts accrued and the tax expense / (benefit) recorded were not material for each period presented.
DPL is no longer subject to U.S. or state income tax examinations for tax years through 2011, but is open for all subsequent periods.

Note 9 – Benefit Plans

Defined Contribution Plans
DP&L sponsors two defined contribution plans. One is for non-union employees (the management plan) and one is for collective bargaining employees (the union plan). Both plans are qualified under Section 401 of the Internal Revenue Code.
Certain non-union and union employees become eligible to participate in their respective plan upon date of hire.
Participants may elect to contribute up to 85% of eligible compensation to their plan. Non-union participant contributions are matched 100% on the first 1% of eligible compensation and 50% on the next 5% of eligible compensation and they are fully vested in their employer contributions after 2 years of service. Union participant contributions are matched 150% but are capped at $2,600 for 2020 and they are fully vested in their employer contributions after 3 years of service. All participants are fully vested in their own contributions.
We contributed $3.2 million, $3.1 million and $3.7 million for the years ended December 31, 2020, 2019 and 2018, respectively. DP&L matching contributions are paid quarterly, in arrears. Therefore, the contributions by year include the fourth quarter matching contribution that is paid in the following year. DP&L also contributes an annual bonus to the accounts of its union participants. This payment is typically made in January of the following year.
Defined Benefit Plans
DP&L sponsors a traditional defined benefit pension plan for most of the employees of DPL and its subsidiaries. For collective bargaining employees, the defined benefits are based on a specific dollar amount per year of service. For all other employees (management employees), the traditional defined benefit pension plan is based primarily on compensation and years of service. As of December 31, 2010, this traditional pension plan formula was closed to new management employees. A participant is 100% vested in all amounts credited to his or her account upon the completion of five vesting years, as defined in The Dayton Power and Light Company Retirement Income Plan, or the participant’s death or disability. If a participant’s employment is terminated, other than by death or disability, prior to such participant becoming 100% vested in his or her account, the account shall be forfeited as of the date of termination. Employees that transferred from DP&L to the Service Company maintain their previous eligibility to participate in the DP&L pension plan.
Almost all management employees beginning employment on or after January 1, 2011 participate in a cash balance pension plan formula. Similar to the traditional pension plan for management employees, the cash balance benefits are based on compensation and years of service. A participant shall become 100% vested in all amounts credited to his or her account upon the completion of three vesting years, as defined in The Dayton Power and Light Company Retirement Income Plan, or the participant’s death or disability. If a participant’s employment is terminated, other than by death or disability, prior to such participant becoming 100% vested in his or her account, the account shall be forfeited as of the date of termination. Vested benefits in the cash balance plan are fully portable upon termination of employment.
In addition, we have a Supplemental Executive Retirement Plan (SERP) for certain retired key executives. The SERP has an immaterial unfunded liability related to agreements for retirement benefits of certain terminated and retired key executives.
We recognize an asset for a plan’s overfunded status and a liability for a plan’s underfunded status and recognize, as a component of OCI, the changes in the funded status of the plan that arise during the year that are not recognized as a component of net periodic benefit cost. For the transmission and distribution areas of our electric business, these amounts are recorded as regulatory assets and liabilities which represent the regulated portion that would otherwise be charged or credited to AOCL. We have historically recorded these costs on the accrual basis, and this is how these costs have been historically recovered through customer rates. This factor, combined with the historical precedents from the PUCO and FERC, make these costs probable of future rate recovery.

Postretirement Benefits
Qualified employees who retired prior to 1987 and their dependents are eligible for health care and life insurance benefits until their death, while qualified employees who retired after 1987 are eligible for life insurance benefits and partially subsidized health care. The partially subsidized health care is at the election of the employee, who pays most of the cost, and is available only from their retirement until they are covered by Medicare. We have funded a portion of the union-eligible benefits using a Voluntary Employee Beneficiary Association Trust. These postretirement health care benefits and the related unfunded obligation of $9.0 million and $9.6 million at December 31, 2020 and 2019, respectively, were not material to the consolidated financial statements in the periods covered by this report.
The following tables set forth the changes in our pension plans' obligations and assets recorded on the Consolidated Balance Sheets at December 31, 2020 and 2019. The amounts presented in the following tables for pension obligations include the collective bargaining plan formula, traditional management plan formula and cash balance plan formula and the SERP in the aggregate and have not been adjusted for $1.4 million, $1.4 million and $1.8 million of costs billed to the Service Company for the years ended December 31, 2020, 2019 and 2018, respectively.

$ in millions	Years ended December 31,
Change in benefit obligation	2020	2019
Benefit obligation at January 1	$421.5	$386.5
Service cost	3.7	3.7
Interest cost	11.8	14.9
Actuarial loss	52.7	42.1
Benefits paid	(40.2)	(25.7)
Benefit obligation at December 31	449.5	421.5

Change in plan assets
Fair value of plan assets at January 1	352.0	312.9
Actual return on plan assets	45.6	57.0
Employer contributions	7.7	7.8
Benefits paid	(40.2)	(25.7)
Fair value of plan assets at December 31	365.1	352.0

Unfunded status of plan	$(84.4)	$(69.5)

	December 31,
Amounts recognized in the Balance sheets	2020	2019
Current liabilities	$(0.2)	$(0.2)
Non-current liabilities	(84.2)	(69.3)
Net liability at end of year	$(84.4)	$(69.5)

Amounts recognized in Accumulated Other Comprehensive Income, Regulatory Assets and Regulatory Liabilities, pre-tax
Components:
Prior service cost	$6.9	$7.9
Net actuarial loss	124.0	104.3
Accumulated Other Comprehensive Income, Regulatory Assets and Regulatory Liabilities, pre-tax	$130.9	$112.2
Recorded as:
Regulatory asset	$92.7	$83.7
Accumulated other comprehensive income	38.2	28.5
Accumulated Other Comprehensive Income, Regulatory Assets and Regulatory Liabilities, pre-tax	$130.9	$112.2

The accumulated benefit obligation for our defined benefit pension plans was $436.4 million and $414.1 million at December 31, 2020 and 2019, respectively.

The net periodic benefit cost of the pension plans was:

	Years ended December 31,
$ in millions	2020	2019	2018
Service cost	$3.7	$3.7	$6.1
Interest cost	11.8	14.9	13.8
Expected return on assets	(18.6)	(20.1)	(21.2)
Amortization of unrecognized:
Actuarial loss	1.0	4.2	6.4
Prior service cost	6.1	1.3	0.9
Net periodic benefit cost	$4.0	$4.0	$6.0

Rates relevant to each year's expense calculations
Discount rate	3.33%	4.35%	3.66%
Expected return on plan assets	5.60%	6.25%	6.25%

Other Changes in Plan Assets and Benefit Obligation Recognized in Accumulated Other Comprehensive Income, Regulatory Assets and Regulatory Liabilities

	Years ended December 31,
$ in millions	2020	2019	2018
Net actuarial loss	$25.8	$5.3	$3.4
Plan curtailment (a)	—	—	—
Reversal of amortization item:
Net actuarial loss	(1.0)	(4.2)	(6.4)
Prior service cost	(6.1)	(1.3)	(0.9)
Total recognized in Accumulated Other Comprehensive Income, Regulatory Assets and Regulatory Liabilities	$18.7	$(0.2)	$(3.9)

Total recognized in net periodic benefit cost and Accumulated Other Comprehensive Income, Regulatory Assets and Regulatory Liabilities	$22.7	$3.8	$2.1

Significant Gains and Losses Related to Changes in the Benefit Obligation
The actuarial loss of $52.7 million increased the benefit obligation for the year ended December 31, 2020 and an actuarial loss of $42.1 million increased the benefit obligation for the year ended December 31, 2019. The actuarial loss in 2020 and 2019 was primarily due to a decrease in the discount rate.
Assumptions
Our expected return on plan asset assumptions, used to determine benefit obligations, are based on historical long-term rates of return on investments, which use the widely accepted capital market principle that assets with higher volatility generate a greater return over the long run. Current market factors, such as inflation and interest rates, as well as asset diversification and portfolio rebalancing, are evaluated when long-term capital market assumptions are determined. Peer data and historical returns are reviewed to verify reasonableness and appropriateness.
At December 31, 2020, we are decreasing our long-term rate of return assumption to 4.55% for pension plan assets. The rate of return represents our long-term assumptions based on our long-term portfolio mix. Also, at December 31, 2020, we have decreased our assumed discount rate to 2.44% from 3.33% for pension expense to reflect current duration-based yield curve discount rates. A one percent increase in the rate of return assumption for pension would result in a decrease in 2021 pension expense of approximately $3.3 million. A one percent decrease in the rate of return assumption for pension would result in an increase in 2021 pension expense of approximately $3.3 million. A 25-basis point increase in the discount rate for pension would result in a decrease of approximately $0.4 million to 2021 pension expense. A 25-basis point decrease in the discount rate for pension would result in an increase of approximately $0.5 million to 2021 pension expense.
In determining the discount rate to use for valuing liabilities, we used a market yield curve on high-quality fixed income investments as of December 31, 2020. We project the expected benefit payments under the plan based on participant data and based on certain assumptions concerning mortality, retirement rates, termination rates, etc. The expected benefit payments for each year are then discounted back to the measurement date using the appropriate spot rate for each half-year from the yield curve, thereby obtaining a present value of all expected future benefit payments using the yield curve. Finally, an equivalent single discount rate is determined which produces a present value equal to the present value determined using the full yield curve.
Consistent with the requirements of FASC 715, we apply a disaggregated discount rate approach for determining service cost and interest cost for our defined benefit pension plans and postretirement plans.
In future periods, differences in the actual return on pension plan assets and assumed return, or changes in the discount rate, will affect the timing of contributions, if any, to the plans.
The weighted average assumptions used to determine benefit obligations at December 31, 2020, 2019 and 2018 were:

Benefit Obligation Assumptions	Pension
	2020	2019	2018
Discount rate for obligations	2.44%	3.33%	4.35%
Rate of compensation increases	3.21%	3.94%	3.94%

Pension Plan Assets
Plan assets are invested in multiple asset classes using a de-risking framework designed to manage the Plan's funded status volatility and minimize future cash contributions. Investment strategies and asset allocations are intended to allocate additional assets to the fixed income asset class should the Plan's funded status improve and is therefore broadly described as the Dynamic De-risking Strategy. Investment performance and asset allocation are measured and monitored on an ongoing basis.
Plan assets are managed in a balanced portfolio comprised of two major components: return seeking assets and liability hedging assets. The expected role of plan return seeking assets is to provide additional return with associated higher levels of risk, while the role of liability hedging assets is to correlate the interest rate of the fixed income investments with that of the Plan's liabilities.
Strategic asset allocation guidelines are determined by a Risk/Advisory Committee and approved by a Fiduciary Committee. These allocations consider the plan’s long-term objectives. The long-term target allocations for plan assets are 40% – 50% for return seeking assets and 50% – 60% for liability hedging assets. Return seeking assets include U.S. and international equity, while liability hedging assets include long-duration and high-yield bond funds and emerging market debt funds.
The investment approach is to move the Plan to a more de-risked position, if and when the overall funded status of the Plan improves, by periodically rebalancing the allocation of the Plan's investments in growth assets and liability hedging assets in accordance with the committee's glide path. This strategy requires the daily monitoring of the Plan's ratio of assets to liabilities in order to determine whether approved trigger points have been met, requiring the rebalancing of the assets.
All plan assets at December 31, 2020 are common collective trusts. With the exception of the cash and cash equivalents, the collective trusts are valued using the net asset value method and are categorized as Level 2 in the fair value hierarchy. The underlying investments are mutual funds, common stock. or debt securities, in alignment with the target asset allocation.
The following table summarizes our target pension plan allocation for 2020:

	Long-Term Mid-Point Target Allocation	Percentage of plan assets as of December 31,
Asset category (a)		2020	2019
Equity Securities	41%	42%	40%
Debt Securities	59%	57%	58%
Cash and Cash Equivalents	—%	1%	1%
Real Estate	—%	—%	1%

The fair values of our pension plan assets at December 31, 2020 by asset category are as follows:

$ in millions	Market Value at December 31, 2020	Quoted prices in active markets for identical assets	Significant observable inputs	Significant unobservable inputs
Asset category		(Level 1)	(Level 2)	(Level 3)
Mutual fund - equities (a)	$153.8	$—	$153.8	$—
Mutual fund - debt (b)	144.6	—	144.6	—
Government debt securities (c)	64.8	—	64.8	—
Cash and cash equivalents (d)	1.9	1.9	—	—
Total pension plan assets	$365.1	$1.9	$363.2	$—

(a)    This category includes investments in equity securities of U.S. companies of any market capitalization and other investments (i.e.: futures, swaps, currency forwards) of foreign, emerging markets and seeks to provide long-term total return, which includes capital appreciation and income. The funds are valued using the net asset value method.
(b)    This category includes investments in high quality issues within the U.S. corporate bond markets and global high yield bonds and emerging markets debt denominated in local currency. The funds seek to provide current income and long-term capital preservation along with access to higher yielding, relatively liquid fixed income securities. The funds are valued using the net asset value method.
(c)    This category is comprised of investments U.S. treasury strips, U.S. government agency obligations, and U.S. treasury obligations. The funds seek investment returns over the long term and are valued using the net asset value method.
(d)    This category represents an investment that seeks to maximize current income on cash reserves to the extent consistent with principal preservation and maintenance of liquidity from a portfolio of obligations of the U.S. Government, its agencies or municipalities, and related money market instruments. Principal preservation is a primary objective. The fund is valued at cost.

The fair values of our pension plan assets at December 31, 2019 by asset category are as follows:

$ in millions	Market Value at December 31, 2019	Quoted prices in active markets for identical assets	Significant observable inputs	Significant unobservable inputs
Asset category		(Level 1)	(Level 2)	(Level 3)
Mutual fund - equities (a)	$142.9	$—	$142.9	$—
Mutual fund - debt (b)	115.6	—	115.6	—
Government debt securities (c)	89.1	—	89.1	—
Cash and cash equivalents (d)	1.9	1.9	—	—
Other investments:
Core property collective fund (e)	2.5	—	2.5	—
Total pension plan assets	$352.0	$1.9	$350.1	$—

(a)    This category includes investments in equity securities of U.S. companies of any market capitalization and other investments (i.e.: futures, swaps, currency forwards) of foreign, emerging markets and seeks to provide long-term total return, which includes capital appreciation and income. The funds are valued using the net asset value method.
(b)    This category includes investments in high quality issues within the U.S. corporate bond markets and global high yield bonds and emerging markets debt denominated in local currency. The funds seek to provide current income and long-term capital preservation along with access to higher yielding, relatively liquid fixed income securities. The funds are valued using the net asset value method.
(c)    This category is comprised of investments U.S. treasury strips, U.S. government agency obligations, and U.S. treasury obligations. The funds seek investment returns over the long term and are valued using the net asset value method.
(d)    This category represents an investment that seeks to maximize current income on cash reserves to the extent consistent with principal preservation and maintenance of liquidity from a portfolio of obligations of the U.S. Government, its agencies or municipalities, and related money market instruments. Principal preservation is a primary objective. The fund is valued at cost.
(e)    This category represents a property fund that invests in commercial real estate. The fair value of the fund is valued using the net asset value method in which an average of the market prices for the underlying investments is used to value the fund.

Pension Funding
We generally fund pension plan benefits as accrued in accordance with the minimum funding requirements of the Employee Retirement Income Security Act of 1974 (ERISA) and, in addition, make voluntary contributions from time to time. We contributed $7.5 million to the pension plan in each of the years ended December 31, 2020, 2019 and 2018.
We expect to make contributions of $0.2 million to our SERP in 2021 to cover benefit payments. We also expect to make contributions of $9.8 million to our pension plan during 2021.

Funding for the qualified Defined Benefit Pension Plan is based upon actuarially determined contributions that consider the amount deductible for income tax purposes and the minimum contribution required under ERISA, as amended by the Pension Protection Act of 2006, as well as targeted funding levels necessary to meet certain thresholds.
From an ERISA funding perspective, DP&L’s funded target liability percentage was estimated to be 101%. In addition, DP&L must also contribute the normal service cost earned by active participants during the plan year. The funding of normal cost is expected to be approximately $5.3 million in 2021, which includes $2.0 million for plan expenses. Each year thereafter, if the plan’s underfunding increases to more than the present value of the remaining annual installments, the excess is separately amortized over seven years. DP&L’s funding policy for the pension plans is to contribute annually no less than the minimum required by applicable law, and no more than the maximum amount that can be deducted for federal income tax purposes.
Benefit payments, which reflect future service, are expected to be paid as follows:

Estimated future benefit payments
$ in millions due within the following years:	Pension
2021	$26.4
2022	$26.0
2023	$25.7
2024	$25.3
2025	$24.7
2026 - 2030	$118.1

Note 10 – Shareholder's Deficit

Dividend Restrictions
DPL’s Amended Articles of Incorporation (the Articles) contain provisions which state that DPL may not make a distribution to its shareholder or make a loan to any of its affiliates (other than its subsidiaries), unless: (a) there exists no Event of Default (as defined in the Articles) and no such Event of Default would result from the making of the distribution or loan; and either (b)(i) at the time of, and/or as a result of, the distribution or loan, DPL’s leverage ratio does not exceed 0.67 to 1.00 and DPL’s interest coverage ratio is not less than 2.50 to 1.00 or, (b)(ii) if such ratios are not within the parameters, DPL’s senior long-term debt rating from one of the three major credit rating agencies is at least investment grade. Further, the restrictions on the payment of distributions to a shareholder and the making of loans to its affiliates (other than subsidiaries) cease to be in effect if the three major credit rating agencies confirm that a lowering of DPL’s senior long-term debt rating below investment grade by the credit rating agencies would not occur without these restrictions.
As described above, DPL’s Amended Articles of Incorporation contain restrictions on DPL’s ability to make dividends, distributions and affiliate loans (other than to its subsidiaries), including restrictions on making such dividends, distributions and loans if certain financial ratios exceed specified levels and DPL’s senior long-term debt rating from a rating agency is below investment grade. As of December 31, 2020, DPL did not meet these requirements. As a result, as of December 31, 2020, DPL was prohibited under its Articles of Incorporation from making a distribution to its shareholder or making a loan to any of its affiliates (other than its subsidiaries).
Common Stock
Effective on the Merger date, DPL's Amended Articles of Incorporation provided for 1,500 authorized common shares, of which one share is outstanding at December 31, 2020.
DP&L has 50,000,000 authorized common shares, of which 41,172,173 are outstanding at December 31, 2020. All common shares are held by DP&L’s parent, DPL.
Capital Contributions from AES
In DP&L's six-year ESP 3, the PUCO imposed restrictions on DPL making dividend payments to its parent company, AES, during the term of the ESP, as well as on making tax-sharing payments to AES during the term of the DMR. The PUCO also required that existing tax payments owed by DPL to AES, and similar tax payments that accrue during the term of the DMR, be converted into equity investments in DPL. With the November 21, 2019 order from the PUCO that removed the DMR and the subsequent approval of DP&L's ESP 1 rate plan, these requirements were eliminated. See Note 3 – Regulatory Matters for additional information on changes to DP&L's ESP and the removal of the DMR.

For the year ended December 31, 2020, DPL received $150.0 million in a cash contribution from AES, which DPL then used to make a $150.0 million equity contribution to DP&L. The contribution at DPL represented an equity contribution of $98.0 million and a payment of $52.0 million against its tax receivable. The proceeds from the equity contribution at DP&L will primarily be used for funding needs to support DP&L's capital expenditure program, mainly new investments in and upgrades to DP&L’s transmission and distribution system.
For the year ended December 31, 2019, DPL had a current tax benefit so there was no conversion of current tax liabilities.
For the year ended December 31, 2018, AES made capital contributions of $40.0 million by converting the amount owed to it by DPL related to tax-sharing payments for current tax liabilities. See Note 8 – Income Taxes for additional information.

Note 11 – Contractual Obligations, Commercial Commitments and Contingencies

Guarantees
Previously, DPL entered into various agreements with its wholly-owned subsidiary, AES Ohio Generation, providing financial or performance assurance to third parties. These agreements were entered into primarily to support or enhance the creditworthiness otherwise attributed to the subsidiary on a stand-alone basis, thereby facilitating the extension of sufficient credit to accomplish this subsidiary's intended commercial purposes. With the completion of our plan to exit generation, AES Ohio Generation currently does not require such assurances to third parties, and existing guarantees will expire in June, 2021. During the year ended December 31, 2020, DPL did not incur any losses related to the guarantees of these obligations and we believe it is unlikely that DPL would be required to perform or incur any losses in the future associated with any of the above guarantees. At December 31, 2020, DPL had $1.9 million of such guarantees on behalf of AES Ohio Generation. There were no outstanding balances for commercial transactions covered by these guarantees at December 31, 2020 or December 31, 2019.
Equity Ownership Interest
DP&L has a 4.9% equity ownership interest in OVEC which is recorded using the cost method of accounting under GAAP. At December 31, 2020, DP&L could be responsible for the repayment of 4.9%, or $62.6 million, of a $1,276.7 million debt obligation comprised of both fixed and variable rate securities with maturities between 2022 and 2040. OVEC could also seek additional contributions from us to avoid a default in the event that other OVEC members defaulted on their respective OVEC obligations. One of the other OVEC members had filed for bankruptcy protection and the bankruptcy court had approved that member's rejection of the OVEC arrangement and its related obligations. Subsequent to that decision, another entity has assumed that member's ownership interest and all related liabilities.
Contractual Obligations and Commercial Commitments
We enter into various contractual obligations and other commercial commitments that may affect the liquidity of our operations. At December 31, 2020, these include:

	Payments due in:
$ in millions	Total	Less than 1 year	2 - 3 years	4 - 5 years	More than 5 years
Electricity purchase commitments	$120.8	$86.0	$34.8	$—	$—
Purchase orders and other contractual obligations	$92.5	$87.8	$4.7	$—	$—
Electricity purchase commitments:
DP&L enters into long-term contracts for the purchase of electricity. In general, these contracts are subject to variable quantities or prices and are terminable only in limited circumstances.
Purchase orders and other contractual obligations:
At December 31, 2020, DPL had various other contractual obligations including contracts to purchase goods and services with various terms and expiration dates. Due to uncertainty regarding the timing and payment of future obligations to the Service Company, and DPL's ability to terminate such obligations upon 90 days' notice, we have excluded such amounts in the contractual obligations table above. This table also does not include regulatory liabilities (see Note 3 – Regulatory Matters) or contingencies (see below). See Note 12 – Related Party

Transactions for additional information on charges between related parties and amounts due to or from related parties.
Contingencies
In the normal course of business, we are subject to various lawsuits, actions, proceedings, claims and other matters asserted under laws and regulations. We believe the amounts provided in our Consolidated Financial Statements, as prescribed by GAAP, are adequate considering the probable and estimable contingencies. However, there can be no assurances that the actual amounts required to satisfy alleged liabilities from various legal proceedings, claims, tax examinations and other matters, including the matters discussed below, and to comply with applicable laws and regulations, will not exceed the amounts reflected in our Consolidated Financial Statements. As such, costs, if any, that may be incurred in excess of those amounts provided as of December 31, 2020, cannot be reasonably determined.
Environmental Matters
DPL’s facilities and operations are subject to a wide range of federal, state and local environmental laws, rules and regulations. The environmental issues that may affect us include the following.
•The federal CAA and state laws and regulations (including SIPs) which require compliance, obtaining permits and reporting as to air emissions;
•Litigation with federal and certain state governments and certain special interest groups regarding whether modifications to or maintenance of certain coal-fired generating stations require additional permitting or pollution control technology, or whether emissions from coal-fired generating stations cause or contribute to global climate changes;
•Rules and future rules issued by the USEPA, the Ohio EPA or other authorities that require or will require substantial reductions in SO2, particulates, mercury, acid gases, NOx and other air emissions;
•Rules and future rules issued by the USEPA, the Ohio EPA or other authorities that require or will require reporting and reductions of GHGs;
•Rules and future rules issued by the USEPA, the Ohio EPA or other authorities associated with the federal Clean Water Act, which prohibits the discharge of pollutants into waters of the United States except pursuant to appropriate permits; and
•Solid and hazardous waste laws and regulations, which govern the management and disposal of certain waste. Most of the solid waste created from the combustion of coal and fossil fuels is fly ash and other coal combustion by-products.
In addition to imposing continuing compliance obligations, environmental laws, rules and regulations authorize the imposition of substantial penalties for noncompliance, including fines, injunctive relief and other sanctions. In the normal course of business, we have investigatory and remedial activities underway at our facilities to comply, or to determine compliance, with such laws, rules and regulations. We record liabilities for loss contingencies related to environmental matters when a loss is probable of occurring and can be reasonably estimated in accordance with the provisions of GAAP. Accordingly, we have immaterial accruals for loss contingencies for environmental matters. We also have a number of environmental matters for which we have not accrued loss contingencies because the risk of loss is not probable, or a loss cannot be reasonably estimated. We evaluate the potential liability related to environmental matters quarterly and may revise our estimates. Such revisions in the estimates of the potential liabilities could have a material adverse effect on our results of operations, financial condition or cash flows.
We have several pending environmental matters associated with our previously-owned and operated coal-fired generation units. We do not expect these matters to have a material adverse impact on our results of operations, financial condition or cash flows.

Note 12 – Related Party Transactions

Service Company
The Service Company allocates the costs for services provided based on cost drivers designed to result in fair and equitable allocations. This includes ensuring that the regulated utilities served, including DP&L, are not subsidizing costs incurred for the benefit of other businesses.

Benefit Plans
DPL participates in an agreement with Health and Welfare Benefit Plans LLC, an affiliate of AES, to participate in a group benefits program, including but not limited to, health, dental, vision and life benefits. Health and Welfare Benefit Plans LLC administers the financial aspects of the group insurance program, receives all premium payments from the participating affiliates, and makes all vendor payments.
Long-term Compensation Plan
During 2020, 2019 and 2018, some of DPL’s non-union employees received benefits under the AES Long-term Compensation Plan, a deferred compensation program. This type of plan is a common employee retention tool used in our industry. Benefits under this plan are granted in the form of performance units payable in cash and AES restricted stock units. Restricted stock units vest ratably over a three-year period. The performance units payable in cash vest at the end of the three-year performance period and are subject to certain AES performance criteria. Total deferred compensation expense recorded during 2020, 2019 and 2018 was $0.1 million, $0.0 million and $0.4 million, respectively, and was included in “Operation and maintenance” on DPL’s Consolidated Statements of Operations. The value of these benefits is being recognized over the 36-month vesting period and a portion is recorded as miscellaneous deferred credits with the remainder recorded as “Paid in capital” on DPL’s Consolidated Balance Sheets in accordance with FASC 718 “Compensation - Stock Compensation.”
The following table provides a summary of our related party transactions:

	Years ended December 31,
$ in millions	2020	2019	2018
Transactions with the Service Company
Charges for services provided	$38.8	$33.8	$41.0
Charges to the Service Company	$4.2	$3.6	$4.9
Transactions with other AES affiliates:
Payments for health, welfare and benefit plans	$10.7	$11.2	$7.9
Consulting and other services	$0.8	$0.7	$2.0

Balances with related parties:	At December 31, 2020	At December 31, 2019
Net payable to the Service Company	$(14.8)	$(11.0)
Net receivable from / (payable to) AES and other AES affiliates (a)	$(1.7)	$2.0

(a)The December 31, 2019 net receivable amount includes a $5.1 million receivable balance with AES related to the sale of software previously recorded on AES Ohio Generation during the year ended December 31. 2019. There was no gain or loss recorded on the transaction. These $5.1 million of proceeds on the sale were received in 2020.
DPL Capital Trust II
DPL has a wholly-owned business trust, DPL Capital Trust II (the Trust), formed for the purpose of issuing trust capital securities to third-party investors. Effective in 2003, DPL deconsolidated the Trust upon adoption of the accounting standards related to variable interest entities and currently treats the Trust as a nonconsolidated subsidiary. The Trust holds mandatorily redeemable trust capital securities. The investment in the Trust, which amounted to $0.2 million and $0.2 million at December 31, 2020 and 2019, respectively, is included in Other non-current assets. DPL also has a note payable to the Trust amounting to $15.6 million and $15.6 million at December 31, 2020 and 2019, respectively, that was established upon the Trust’s deconsolidation in 2003. See Note 7 – Long-term debt for additional information.
In addition to the obligations under the note payable mentioned above, DPL also agreed to a security obligation which represents a full and unconditional guarantee of payments to the capital security holders of the Trust.
Income Taxes
AES files federal and state income tax returns which consolidate DPL and its subsidiaries. Under a tax sharing agreement with AES, DPL is responsible for the income taxes associated with its own taxable income and records the provision for income taxes using a separate return method. Effective with the approval of DP&L's ESP 3, through November 21, 2019, DPL was restricted from making tax sharing payments to AES throughout the term of the DMR and amounts that would otherwise have been tax sharing liabilities were converted to deemed capital contributions. With the November 21, 2019 order from the PUCO that removed the DMR, this requirement was eliminated. See Note 8 – Income Taxes for more information.

Note 13 – Business Segments

DPL manages its business through one reportable operating segment, the Utility segment. The primary segment performance measure is income / (loss) from continuing operations before income tax as management has concluded that this measure best reflects the underlying business performance of DPL and is the most relevant measure considered in DPL’s internal evaluation of the financial performance of its segments. The Utility segment is discussed further below:
Utility Segment
The Utility segment is comprised primarily of DP&L’s electric transmission and distribution businesses, which distribute electricity to residential, commercial, industrial and governmental customers. DP&L distributes electricity to more than 531,000 retail customers who are located in a 6,000 square mile area of West Central Ohio. DP&L’s electric transmission and distribution businesses are subject to rate regulation by federal and state regulators. Accordingly, DP&L applies the accounting standards for regulated operations to its electric transmission and distribution businesses and records regulatory assets when incurred costs are expected to be recovered in future customer rates and regulatory liabilities when current cost recoveries in customer rates relate to expected future costs. The Utility segment includes revenues and costs associated with our investment in OVEC and the historical results of DP&L’s Beckjord Station, which was closed in 2014 and transferred to a third party in the first quarter of 2018, and the Hutchings Coal Station, which was closed in 2013 and transferred to a third party in the fourth quarter of 2020.
Included within the “Other” column are other businesses that do not meet the GAAP requirements for disclosure as reportable segments as well as certain corporate costs, which include interest expense and loss on early extinguishment of debt on DPL’s long-term debt as well as adjustments related to purchase accounting from the Merger. The accounting policies of the reportable segments are the same as those described in Note 1 – Overview and Summary of Significant Accounting Policies. Intersegment sales, costs of sales and expenses are eliminated in consolidation. Certain shared and corporate costs are allocated between "Other" and the Utility reporting segment.

The following tables present financial information for DPL’s reportable business segment:

$ in millions	Utility	Other	Adjustments and Eliminations	DPL Consolidated
Year ended December 31, 2020
Revenues from external customers	$651.2	$9.3	$—	$660.5
Intersegment revenues	0.9	3.6	(4.5)	—
Total revenues	$652.1	$12.9	$(4.5)	$660.5

Depreciation and amortization	$71.8	$1.5	$—	$73.3
Interest expense	$24.3	$47.0	$—	$71.3
Loss on early extinguishment of debt	$—	$31.7	$—	$31.7
Income / (loss) from continuing operations before income tax	$58.1	$(70.0)	$—	$(11.9)

Cash capital expenditures	$153.3	$4.0	$—	$157.3

$ in millions	Utility	Other	Adjustments and Eliminations	DPL Consolidated
Year ended December 31, 2019
Revenues from external customers	$734.3	$9.4	$—	$743.7
Intersegment revenues	1.1	3.2	(4.3)	—
Total revenues	$735.4	$12.6	$(4.3)	$743.7

Depreciation and amortization	$70.8	$1.5	$—	$72.3
Interest expense	$26.0	$56.2	$—	$82.2
Loss on early extinguishment of debt	$—	$44.9	$—	$44.9
Income / (loss) from continuing operations before income tax	$124.3	$(92.8)	$—	$31.5

Cash capital expenditures	$155.5	$1.0	$—	$156.5

$ in millions	Utility	Other (a)	Adjustments and Eliminations	DPL Consolidated
Year ended December 31, 2018
Revenues from external customers	$737.8	$9.5	$—	$747.3
Intersegment revenues	0.9	2.9	(3.8)	—
Total revenues	$738.7	$12.4	$(3.8)	$747.3

Depreciation and amortization	$74.5	$1.7	$—	$76.2
Interest expense	$27.3	$70.7	$—	$98.0
Loss on early extinguishment of debt	$0.6	$5.9	$—	$6.5
Income / (loss) from continuing operations before income tax	$104.4	$(65.5)	$—	$38.9

Cash capital expenditures	$85.6	$10.5	$—	$96.1

(a)    "Other" includes Cash capital expenditures related to assets of discontinued operations and held-for-sale businesses for the year ended December 31, 2018.

Total Assets	December 31, 2020	December 31, 2019	December 31, 2018
Utility	$2,014.7	$1,883.2	$1,819.6
All Other (a)	21.3	52.6	63.5
DPL Consolidated	$2,036.0	$1,935.8	$1,883.1

(a)    "All Other" includes Total assets related to the assets of discontinued operations and held-for-sale businesses and Eliminations as of December 31, 2020, 2019 and 2018. "All Other" Total assets as of December 31, 2020 is primarily cash on hand from debt issuances.

Note 14 – Revenue

Revenue is primarily earned from retail and wholesale electricity sales and electricity transmission and distribution delivery services. Revenue is recognized upon transfer of control of promised goods or services to customers in an amount that reflects the consideration to which we expect to be entitled in exchange for those goods or services. Revenue is recorded net of any taxes assessed on and collected from customers, which are remitted to the governmental authorities.
Retail revenue – DP&L energy sales to utility customers are based on the reading of meters at the customer's location that occurs on a systematic basis throughout the month. DP&L sells electricity directly to end-users, such as homes and businesses, and bills customers directly. Performance obligations for retail revenues are satisfied over time as energy is delivered and the same method is used to measure progress, and thus the performance obligation meets the criteria to be considered a series. This includes both the promise to transfer energy and other distribution and/or transmission services.
In exchange for the exclusive right to sell or distribute electricity in our service area, DP&L is subject to rate regulation by federal and state regulators. This regulation sets the framework for the prices (“tariffs”) that DP&L is allowed to charge customers for electricity. Since tariffs are approved by the regulator, the price that DP&L has the right to bill corresponds directly with the value to the customer of DP&L's performance completed in each period. Therefore, revenue under these contracts is recognized using an output method measured by the MWhs delivered each month at the approved tariff.
In cases where a customer chooses to receive generation services from a CRES provider, the price for generation services is negotiated between the customer and the CRES provider, and DP&L only serves as a billing agent if requested by the CRES provider. As such, DP&L recognizes the consolidated billing arrangement with the CRES provider on a net basis, thereby recording no revenue for the generation component. Retail revenue from these customers would only be related to transmission and distribution charges.
Wholesale revenue – DP&L's share of the power produced at OVEC is sold to PJM and these revenues are classified as Wholesale revenues.
In PJM, the promise to sell energy as wholesale revenue is separately identifiable from participation in the capacity market and the two products can be transacted independently of one another. Therefore, wholesale revenues are a separate contract with a single performance obligation. Revenue is recorded based on the quantities (MWh) delivered in each hour during each month at the spot price, making the contract effectively “month-to-month”.
RTO ancillary revenue – Compensation for use of DP&L’s transmission assets and compensation for various ancillary services are classified as RTO ancillary revenues. As DP&L owns and operates transmission lines in southwest Ohio within PJM, demand charges collected from network customers by PJM are then allocated to the appropriate transmission owners (i.e. DP&L) and recognized as transmission revenues.
Transmission revenues have a single performance obligation, as transmission services represent a distinct service. Additionally, as the performance obligation is satisfied over time and the same method is used to measure progress, the performance obligation meets the criteria to be considered a series. The price that DP&L, as the transmission operator, has the right to bill (received as a credit from PJM) corresponds directly with the value to the customer of performance completed in each period, as the price paid is the allocation of the tariff rate (as approved by the regulator) charged to network participants.
Capacity revenue – DP&L records its share of OVEC capacity revenues as Capacity revenues. The capacity price is set through a competitive auction process established by PJM. Depending on the availability and performance of the OVEC units, there may be additional performance bonuses or penalties, which would be recognized only if it becomes probable that such bonus or penalties will be incurred.
RTO capacity revenues have a single performance obligation, as capacity is a distinct good. Additionally, as the performance obligation is satisfied over time and the same method is used to measure progress, the performance obligation meets the criteria to be considered a series. The capacity price is set through a competitive auction process established by PJM.
DPL's revenue from contracts with customers was $645.0 million, $720.6 million and $715.2 million for the years ended December 31, 2020, 2019 and 2018, respectively. The following table presents our revenue from contracts with customers and other revenue by segment for the years ended December 31, 2020, 2019 and 2018:

$ in millions	Utility	Other	Adjustments and Eliminations	Total
	Year ended December 31, 2020
Retail revenue
Retail revenue from contracts with customers
Residential revenue	$362.3	$—	$—	$362.3
Commercial revenue	114.6	—	—	114.6
Industrial revenue	51.2	—	—	51.2
Governmental revenue	36.6	—	—	36.6
Other (a)	12.7	—	—	12.7
Total retail revenue from contracts with customers	577.4	—	—	577.4
Other retail revenue (b)	9.0	—	—	9.0
Wholesale revenue
Wholesale revenue from contracts with customers	11.0	—	(0.9)	10.1
RTO ancillary revenue	44.0	—	—	44.0
Capacity revenue	4.2	—	—	4.2
Miscellaneous revenue
Miscellaneous revenue from contracts with customers (c)	—	9.3	—	9.3
Miscellaneous revenue	6.5	3.6	(3.6)	6.5
Total revenues	$652.1	$12.9	$(4.5)	$660.5

$ in millions	Utility	Other	Adjustments and Eliminations	Total
	Year ended December 31, 2019
Retail revenue
Retail revenue from contracts with customers
Residential revenue	$403.5	$—	$—	$403.5
Commercial revenue	130.3	—	—	130.3
Industrial revenue	55.3	—	—	55.3
Governmental revenue	42.4	—	—	42.4
Other (a)	13.8	—	—	13.8
Total retail revenue from contracts with customers	645.3	—	—	645.3
Other retail revenue (b)	22.0	—	—	22.0
Wholesale revenue
Wholesale revenue from contracts with customers	17.2	—	(1.0)	16.2
RTO ancillary revenue	43.5	—	—	43.5
Capacity revenue	6.2	—	—	6.2
Miscellaneous revenue
Miscellaneous revenue from contracts with customers (c)	—	9.4	—	9.4
Miscellaneous revenue	1.2	3.2	(3.3)	1.1
Total revenues	$735.4	$12.6	$(4.3)	$743.7

$ in millions	Utility	Other	Adjustments and Eliminations	Total
	Year ended December 31, 2018
Retail revenue
Retail revenue from contracts with customers
Residential revenue	$404.0	$—	$—	$404.0
Commercial revenue	118.9	—	—	118.9
Industrial revenue	48.9	—	—	48.9
Governmental revenue	40.8	—	(1.0)	39.8
Other (a)	13.2	—	—	13.2
Total retail revenue from contracts with customers	625.8	—	(1.0)	624.8
Other retail revenue (b)	32.1	—	—	32.1
Wholesale revenue
Wholesale revenue from contracts with customers	29.9	—	—	29.9
RTO ancillary revenue	43.1	—	—	43.1
Capacity revenue	7.8	0.1	—	7.9
Miscellaneous revenue
Miscellaneous revenue from contracts with customers (c)	—	9.5	—	9.5
Miscellaneous revenue	—	2.8	(2.8)	—
Total revenues	$738.7	$12.4	$(3.8)	$747.3

(a)    "Other" primarily includes Wright-Patterson Air Force Base revenues, billing service fees from CRES providers and other miscellaneous retail revenues from contracts with customers.
(b)    Other retail revenue primarily includes alternative revenue programs not accounted for under FASC 606.
(c)    Miscellaneous revenue from contracts with customers primarily includes revenues for various services provided by Miami Valley Lighting.

The balances of receivables from contracts with customers were     $70.1 million and $65.1 million as of December 31, 2020 and 2019, respectively. Payment terms for all receivables from contracts with customers are typically within 30 days.
We have elected to apply the optional disclosure exemptions under FASC 606. Therefore, we have no disclosures pertaining to revenue expected to be recognized in any future year related to remaining performance obligations, as we exclude contracts with an original length of one year or less, contracts for which we recognize revenue based on the amount we have the right to invoice for services performed, and variable consideration allocated entirely to a wholly unsatisfied performance obligation when the consideration relates specifically to our efforts to satisfy the performance obligation and depicts the amount to which we expect to be entitled for DPL.

Note 15 – Discontinued Operations

Conesville - In May 2020, AEP, the operator of the formerly co-owned Conesville EGU, retired Conesville Unit 4 as planned. On June 5, 2020, DPL and AES Ohio Generation, together with AEP, completed the transfer of their interests in the retired Unit 4, including the associated environmental liabilities, to an unaffiliated third-party purchaser. As a result, DPL recognized a gain on the transfer of $4.5 million for the year ended December 31, 2020. For the transaction, DPL will make quarterly cash expenditures, totaling $4.0 million, through July 2022, of which $1.8 million has been paid through December 31, 2020. The transfer of Conesville Unit 4 was the last step in DPL's plan to exit its AES Ohio Generation business operations.
Stuart and Killen – On May 31, 2018, DPL and AES Ohio Generation retired the Stuart Station coal-fired and diesel-fired generating units and the Killen Station coal-fired generating unit and combustion turbine, as planned. On December 20, 2019, DPL and AES Ohio Generation, together with AES Ohio Generation's joint owners in the retired Stuart and Killen generating facilities, completed the transfer of the retired generating facilities, including the associated environmental liabilities, to an unaffiliated third-party purchaser. As a result, DPL made cash expenditures of $51.0 million and recognized a gain on the transfer of $20.0 million for the year ended December 31, 2019.
Peaker Assets – On March 27, 2018, DPL and AES Ohio Generation completed the sale transaction of the Peaker assets, which resulted in net proceeds of $234.9 million and a loss on sale of $1.9 million for the year ended December 31, 2018.
DPL determined that the transfers of Conesville, Stuart and Killen along with the sales of the Peaker Assets in 2018 and Miami Fort and Zimmer in 2017 constitute the disposal of a group of components, which, as a whole, represent a strategic shift to exit its AES Ohio Generation business. As such, the disposal of this group of components qualifies to be presented as discontinued operations. Therefore, the results of operations, assets and liabilities of this group of components were reported as such in the Consolidated Statements of Operations and Consolidated Balance Sheets for all periods presented.

The following table summarizes the major categories of assets and liabilities at the dates indicated:

$ in millions	December 31, 2019
Accounts receivable, net	$18.0
Inventories	3.7
Taxes applicable to subsequent years	0.3
Prepayments and other current assets	0.3
Intangible assets, net of amortization	0.1
Other non-current assets	1.0
Total assets of the disposal group classified as assets of discontinued operations and held-for-sale businesses in the balance sheets	$23.4

Accounts payable	$5.6
Accrued taxes	0.3
Accrued and other current liabilities	3.1
Deferred income taxes (a)	(6.5)
Taxes payable	0.3
Asset retirement obligations	8.3
Other non-current liabilities	6.3
Total liabilities of the disposal group classified as liabilities of discontinued operations and held-for-sale businesses in the balance sheets	$17.4

(a)Deferred income taxes represent the tax asset position of the discontinued group of components, which were netted with liabilities on DPL prior to classification as discontinued operations.

The following table summarizes the revenues, operating costs, other expenses and income tax of discontinued operations for the periods indicated:

	Years ended December 31,
$ in millions	2020	2019	2018
Revenues	$24.2	$70.9	$187.3
Operating costs and other expenses	(24.8)	(19.8)	(121.0)
Fixed-asset impairment	—	(3.5)	(2.8)
Income / (loss) from discontinued operations	(0.6)	47.6	63.5
Gain / (loss) from disposal of discontinued operations	6.1	20.1	(1.6)
Income tax expense from discontinued operations	0.1	14.1	28.5
Net income from discontinued operations	$5.4	$53.6	$33.4

Cash flows related to discontinued operations are included in our Consolidated Statements of Cash Flows. Cash flows from operating activities for discontinued operations were $3.2 million, $21.3 million and $35.0 million for the years ended December 31, 2020, 2019 and 2018, respectively. Cash flows from investing activities for discontinued operations were $4.9 million, $(51.0) million and $233.6 million for the years ended December 31, 2020, 2019 and 2018, respectively.
Joint Owners' Agreement for Stuart and Killen
Pursuant to the Joint Owners' Agreements for Stuart and Killen entered into in December 2019, existing assets and liabilities between the joint owners were settled and resulted in a credit to DPL's operating costs and other expenses of $19.4 million for the year ended December 31, 2019 in the table above.
AROs of Discontinued Operations
Prior to the transfer of the retired Stuart and Killen generating facilities, the facilities carried ARO liabilities consisting primarily of river intake and discharge structures, coal unloading facilities, landfills and ash disposal facilities. In the first quarter of 2019 and the fourth quarter of 2018, DPL reduced the ARO liability related to the Stuart and Killen ash ponds and landfills by $22.5 million and $27.6 million, respectively, based on updated internal analyses that reduced estimated closure costs associated with these ash ponds and landfills. The remaining ARO liability related to Stuart and Killen was included in the 2019 sale described above. As these plants were no longer in service, the reductions to the ARO liability were recorded as credits to depreciation and amortization expense in the same amounts. The credits to depreciation and amortization expense are included in operating costs and other expenses of discontinued operations for the years ended December 31, 2019 and 2018 in the table above.

Note 16 – Dispositions

Hutchings Coal Station – On December 3, 2020, DP&L transferred its interests in the retired Hutchings Coal Station to a third party, including its obligations to remediate the Station and its site, and the transfer occurred on that same date. As a result, DPL recognized a loss on the transfer of $4.7 million and made cash expenditures of $7.0 million, inclusive of cash expenditures for the transfer charges. DPL agreed to pay an additional $2.3 million by December 1, 2021 for the transfer. The Hutchings Coal Station was retired in 2013, and, as such, the income / (loss) from continuing operations before income tax related to the Hutchings Coal Station was immaterial for the years ended December 31, 2020, 2019 and 2018, excluding the loss on transfer noted above. Prior to the transfer, the Hutchings Coal Station was included in the Utility segment.
Beckjord Station – On February 26, 2018, DP&L and its co-owners of the retired Beckjord Station agreed to transfer their interests in the retired Station to a third party, including their obligations to remediate the Station and its site, and the transfer occurred on that same date. As a result, DPL recognized a loss on the transfer of $11.7 million and made cash expenditures of $14.5 million, inclusive of cash expenditures for the transfer charges. The Beckjord Station was retired in 2014, and, as such, the income / (loss) from continuing operations before income tax related to the Beckjord Station was immaterial for the year ended December 31, 2018, excluding the loss on transfer noted above. Prior to the transfer, the Beckjord Station was included in the Utility segment.

Note 17 – Risks & Uncertainties

COVID-19 Pandemic
The COVID-19 pandemic has severely impacted global economic activity, including electricity and energy consumption, and caused significant volatility and negative pressure in financial markets. The global impact of the outbreak has been rapidly evolving and many countries, including the United States, have reacted by instituting quarantines, mandating business and school closures and social distancing measures as well as restricting travel. The State of Ohio has implemented, among other things, stay-at-home and other social distancing measures to slow the spread of the virus, which has impacted energy demand within our service territory, though the stay-at-home restrictions have now been lifted in our service territory. On March 12, 2020, the PUCO also issued an emergency order prohibiting electric utilities, including us, from discontinuing electric utility service to customers. This prohibition ended for DP&L on September 1, 2020. We are taking a variety of measures in response to the spread of COVID-19 to ensure our ability to transmit, distribute and sell electric energy, ensure the health and safety of our employees, contractors, customers and communities and provide essential services to the communities in which we operate. In addition to the impacts to demand within our service territory, we also have incurred and expect to continue to incur expenses relating to COVID-19, and such expenses may include those that relate to events outside of our control.
As the economic impact of the COVID-19 pandemic started to materialize in Ohio in the second half of March 2020 and continued for the duration of 2020, the COVID-19 pandemic primarily impacted our retail sales demand as shown by the changes in weather-normalized volumes of kWh sold compared to the weather-normalized volumes for the same periods in 2019:

	For the three month periods ended				For the year ended
Customer class	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020	December 31, 2020
Commercial	(3.2)%	(11.0)%	(2.3)%	(5.0)%	(5.3)%
Industrial	(1.5)%	(19.9)%	0.9%	1.1%	(5.0)%
Residential	0.3%	8.5%	11.0%	(0.9)%	4.2%

As noted above, we also have incurred, and expect to continue to incur, expenses relating to COVID-19; however, see Note 3 – Regulatory Matters for a discussion of regulatory measures, which partially mitigate the impact of these expenses. The ultimate magnitude and duration of the COVID-19 pandemic is unknown at this time and may have material and adverse effects on our results of operations, financial condition and cash flows in future periods.

Schedule II

DPL Inc.
VALUATION AND QUALIFYING ACCOUNTS
For each of the three years in the period ended December 31, 2020
$ in millions
Description	Balance at Beginning of Period	Additions	Deductions - Net Write-offs	Balance at End of Period
Year ended December 31, 2020
Deducted from accounts receivable -
Provision for uncollectible accounts	$0.4	$3.0	$0.6	$2.8
Deducted from deferred tax assets -
Valuation allowance for deferred tax assets (a)	$29.0	$11.0	$1.0	$39.0
Year ended December 31, 2019
Deducted from accounts receivable -
Provision for uncollectible accounts	$0.9	$3.0	$3.5	$0.4
Deducted from deferred tax assets -
Valuation allowance for deferred tax assets (a)	$29.9	$2.2	$3.1	$29.0
Year ended December 31, 2018
Deducted from accounts receivable -
Provision for uncollectible accounts	$1.1	$3.4	$3.6	$0.9
Deducted from deferred tax assets -
Valuation allowance for deferred tax assets (a)	$36.3	$1.7	$8.1	$29.9

(a)    Balances and activity for valuation allowances for deferred tax assets include amounts presented within both the "Deferred income taxes" line and the "Non-current liabilities of discontinued operations and held-for-sale businesses" line on DPL’s Consolidated Balance Sheets.

DPL INC.

Offer to Exchange

4.125% Senior Notes due 2025

for

New 4.125% Senior Notes due 2025

Until , 2021, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

PROSPECTUS

, 2021

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.
Article VIII of the Amended Regulations of DPL Inc. (the “Company”), as amended through November 28, 2011 provides for indemnification of directors, officers, employees or agents of the Company, or individuals who serve at the request of the Company in such capacities for other entities, against any and all expenses, judgments, fines and settlements incurred by them in connection with claims and/or litigation arising out of their service. Article VIII provides that indemnification shall be available to the full extent permitted by law including, without limitation, Section 1701.13(E) of the Ohio Revised Code. The Code of Regulations further provides that the indemnification rights set forth in Article VIII are not exclusive of any rights to which those seeking indemnification may be entitled under the Company’s Amended Articles of Incorporation or Code of Regulations or any agreement, vote of shareholders or disinterested directors, or otherwise. The Company’s Amended Articles of Incorporation and Code of Regulations are exhibits to this registration statement.
Section 1701.13(E) of the Ohio Revised Code provides as follows:
(E) (1) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if the person had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, the person had reasonable cause to believe that the person’s conduct was unlawful.
(2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:
(a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of the person’s duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;
(b) Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.
(3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue, or matter in the action, suit, or proceeding, the person shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by the person in connection with the action, suit, or proceeding.
(4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

(a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with the action, suit, or proceeding referred to in division (E)(1) or (2) of this section;
(b) If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;
(c) By the shareholders;
(d) By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.
Any determination made by the disinterested directors under division (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of that notification, the person shall have the right to petition the court of common pleas or the court in which the action or suit was brought to review the reasonableness of that determination.
(5) (a) Unless at the time of a director’s act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney’s fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which the director agrees to do both of the following:
(i) Repay that amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that the director’s action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;
(ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.
(b) Expenses, including attorney’s fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay that amount, if it ultimately is determined that the person is not entitled to be indemnified by the corporation.
(6) The indemnification or advancement of expenses authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification or advancement of expenses under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of that person. A right to indemnification or to advancement of expenses arising under a provision of the articles or the regulations shall not be eliminated or impaired by an amendment to that provision after the occurrence of the act or omission that becomes the subject of the civil, criminal, administrative, or investigative action, suit, or proceeding for which the indemnification or advancement of expenses is sought, unless the provision in effect at the time of that act or omission explicitly authorizes that elimination or impairment after the act or omission has occurred.
(7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against the person and incurred by the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against that liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.
(8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).
(9) As used in division (E) of this section, “corporation” includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as the person would if the person had served the new or surviving corporation in the same capacity.
The Company maintains standard policies of insurance under which coverage is provided to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and to the Company with respect to payments which may be made by the Company to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.
The Registration Rights Agreement filed as Exhibit 4(t) to this Registration Statement provides for indemnification of directors and officers of DPL Inc. by the initial purchasers against certain liabilities.

Item 21 – Exhibits

Exhibit Number	Exhibit	Location
2(a)	Asset Purchase Agreement dated April 21, 2017, by and among Dynegy Zimmer, LLC, Dynegy Miami Fort, LLC, AES Ohio	Exhibit 2.1 to Report on Form 8-K filed April 24, 2017 (File No. 1-2385)
2(b)	Asset Purchase Agreement, dated as of December 15, 2017, by and among AES Ohio Generation, LLC, DPL Inc., Kimura Power, LLC and Rockland Power Partners III, LP	Exhibit 2(e) to Report on Form 10-K filed February 26, 2018 (File No. 1-9052)
3(a)	Amended Articles of Incorporation of DPL Inc., as amended through January 6, 2012	Exhibit 3(a) to Report on Form 10-K for the year ended December 31, 2011 (File No. 1-9052)
3(b)	Amended Regulations of DPL Inc., as amended through November 28, 2011	Exhibit 3.2 to Report on Form 8-K filed November 28, 2011 (File No. 1-9052)
4(a)	Composite Indenture dated as of October 1, 1935, between The Dayton Power and Light Company and Irving Trust Company, Trustee with all amendments through the Twenty-Ninth Supplemental Indenture	Exhibit 4.1 to Registration Statement No. 333-183556
4(b)	Forty-First Supplemental Indenture dated as of February 1, 1999, between The Dayton Power and Light Company and The Bank of New York, Trustee	Exhibit 4.4 to Registration Statement No. 333-183556
4(c)	Forty-Second Supplemental Indenture dated as of September 1, 2003, between The Dayton Power and Light Company and The Bank of New York, Trustee	Exhibit 4(r) to Report on Form 10-K for the year ended December 31, 2003 (File No. 1-2385)
4(d)	Forty-Third Supplemental Indenture dated as of August 1, 2005, between The Dayton Power and Light Company and The Bank of New York, Trustee	Exhibit 4.4 to Report on Form 8-K filed August 24, 2005 (File No. 1-2385)
4(e)	Indenture dated as of August 31, 2001 between DPL Inc. and The Bank of New York, Trustee	Exhibit 4(a) to Registration Statement No. 333-74630
4(f)	First Supplemental Indenture dated as of August 31, 2001 between DPL Inc. and The Bank of New York, as Trustee	Exhibit 4(b) to Registration Statement No. 333-74630
4(g)	Amended and Restated Trust Agreement dated as of August 31, 2001 among DPL Inc., The Bank of New York, The Bank of New York (Delaware), the administrative trustees named therein and several Holders as defined therein	Exhibit 4(c) to Registration Statement No. 333-74630
4(h)	Indenture dated October 3, 2011, between Dolphin Subsidiary II, Inc. and Wells Fargo Bank, National Association	Exhibit 4.1 to Report on Form 8-K filed October 5, 2011 by The AES Corporation (File No. 1-12291)
4(i)	Supplemental Indenture dated as of November 28, 2011, between DPL Inc. and Wells Fargo Bank, National Association	Exhibit 4(k) to Report on Form 10-K for the year ended December 31, 2011 (File No. 1-2385)
4(j)	Loan Agreement dated August 1, 2015, between the Ohio Air Quality Development Authority and The Dayton Power and Light Company, relating to the 2015 Series A bonds	Exhibit 4.1 to Report on Form 8-K filed August 6, 2015 (File No. 1-2385)
4(k)	Loan Agreement dated August 1, 2015, between the Ohio Air Quality Development Authority and The Dayton Power and Light Company, relating to the 2015 Series B bonds	Exhibit 4.2 to Report on Form 8-K filed August 6, 2015 (File No. 1-2385)
4(l)	Forty-Eighth Supplemental Indenture dated as of August 1, 2015 between The Bank of New York Mellon, Trustee and The Dayton Power and Light Company	Exhibit 4.3 to Report on Form 8-K filed August 6, 2015 (File No. 1-2385)
4(m)	Forty-Ninth Supplemental Indenture dated as of August 1, 2015 between The Bank of New York Mellon, Trustee and The Dayton Power and Light Company	Exhibit 4.4 to Report on Form 8-K filed August 6, 2015 (File No. 1-2385)
4(n)	Bond Purchase and Covenants Agreement dated as of August 1, 2015, among The Dayton Power and Light Company, SunTrust Bank, as Administrative Agent and the several lenders from time to time party thereto	Exhibit 4.5 to Report on Form 8-K filed August 6, 2015 (File No. 1-2385)
4(o)	Amendment dated February 21, 2017 to Bond Purchase and Covenants Agreement by and among The Dayton Power and Light Company, SunTrust Bank, as Administrative Agent and several lenders from time to time party thereto, dated as of August 1, 2015	Exhibit 4.R to Report Filed on Form 10-K for the year ended December 31, 2016 (File No. 1-2385)
4(p)	Fiftieth Supplemental Indenture dated as of August 1, 2016, by and between The Dayton Power and Light Company and The Bank of New York Mellon, Trustee	Exhibit 4.3 to Report on Form 8-K filed August 30, 2016 (File No. 1-2385)
4(q)	Fifty-First Supplemental Indenture between The Bank of New York Mellon, as Trustee, and The Dayton Power and Light Company	Exhibit 4.1 to Report on Form 8-K filed October 2, 2017 (File No. 1-2385)
4(r)	Registration Rights Agreement dated April 17, 2019 between DPL Inc. and J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC	Exhibit 4.2 to Report on Form 8-K filed April 17, 2019 (File No. 1-9052)
4(s)	Indenture dated April 17, 2019 between DPL Inc. and U.S. Bank National Association, as Trustee	Exhibit 4.1 to Report on Form 8-K filed April 17, 2019 (File No. 1-9052)
4(t)	Fifty-Second Supplemental Indenture between The Bank of New York Mellon, as Trustee, and The Dayton Power and Light Company	Exhibit 4.1 to Report on Form 8-K filed June 6, 2019 (File No. 1-2385)
4(u)	Registration Rights Agreement dated June 6, 2019 between The Dayton Power and Light Company and BofA Securities, Inc. and J.P. Morgan Securities LLC	Exhibit 4.2 to Report on Form 8-K filed June 6, 2019 (File No. 1-2385)
4(v)	Indenture, dated June 19, 2020, by and between DPL Inc. and U.S. Bank National Association.	Exhibit 4.1 to Report on Form 8-K filed June 19, 2020 (File No. 1-9052)
4(w)	Registration Rights Agreement, dated June 19, 2020, by and between DPL Inc. and J.P. Morgan Securities LLC, as representative of the initial purchasers.	Exhibit 4.2 to Report on Form 8-K filed June 19, 2020 (File No. 1-9052)
4(x)	53rd Supplemental Indenture, dated July 1, 2020, between The Dayton Power and Light Company and The Bank of New York Mellon.	Exhibit 4.1 to Report on Form 8-K filed August 5, 2020 (File No. 1-2385)

Exhibit Number	Exhibit	Location
5.1	Opinion of Davis Polk & Wardwell LLP with respect to the new notes	Filed herewith as Exhibit 5.1
5.2	Opinion of Brian Hylander, Assistant General Counsel of DPL Inc.	Filed herewith as Exhibit 5.2
10(a)	Amended and Restated Credit Agreement, dated as of June 19, 2019, among DPL Inc., each lender from time to time party thereto, U.S. Bank National Association, as Administrative Agent, Collateral Agent, Swing Line Lender and an L/C Issuer, PNC Bank, National Association, as Syndication Agent and an L/C Issuer, and Fifth Third Bank, BMO Harris Bank, N.A., SunTrust Bank and The Huntington National Bank, as Documentation Agents.	Exhibit 10.1 to Report on Form 8-K filed June 21, 2019 (File No. 1-9052)
10(b)	Amended and Restated Pledge Agreement, dated as of June 19, 2019, between DPL Inc. and U.S. Bank National Association, as Collateral Agent.	Exhibit 10.2 to Report on Form 8-K filed June 21, 2019 (File No. 1-9052)
10(c)	Amended and Restated Credit Agreement, dated as of June 19, 2019, among The Dayton Power and Light Company, each lender from time to time party thereto, PNC Bank, National Association, as Administrative Agent, Swing Line Lender and an L/C Issuer, U.S. Bank National Association, as Syndication Agent and an L/C Issuer, and Fifth Third Bank, BMO Harris Bank, N.A., SunTrust Bank and The Huntington National Bank, as Documentation Agents.	Exhibit 10.3 to Report on Form 8-K filed June 21, 2019 (File No. 1-9052)
10(d)	Amendment to the Amended and Restated Credit Agreement, dated as of June 1, 2020, among DPL, U.S. Bank, National Association, as administrative agent, and each of the lenders party thereto.	Exhibit 10.1 to Report on Form 8-K filed June 5, 2020 (File No. 1-9052)
10(e)	Stipulation and Recommendation dated October 23, 2020.	Exhibit 10.1 to Report on Form 8-K filed October 23, 2020 (File No. 1-2385)
21.1	List of Significant Subsidiaries of DPL Inc.	Filed herewith as Exhibit 21.1
23.1	Consent of Davis Polk & Wardwell LLP	Included in Exhibit 5.1
23.2	Consent of Brian Hylander, Assistant General Counsel of DPL Inc.	Included in Exhibit 5.2
23.3	Consent of Independent Registered Accounting Firm, Ernst & Young LLP	Filed herewith as Exhibit 23.3
24.1	Powers of Attorney	Included on signature page to registration statement
25.1	Statement of Eligibility of U.S. Bank National Association, as Trustee, on Form T-1	Filed herewith as Exhibit 25.1
99.1	Form of Notice of Guaranteed Delivery	Filed herewith as Exhibit 99.1
99.2	Form of Letter to Clients	Filed herewith as Exhibit 99.2
99.3	Form of Letter to Brokers	Filed herewith as Exhibit 99.3
99.4	Form of Instructions to Registered Holder and/or Book-Entry Transfer Participant from Owner	Filed herewith as Exhibit 99.4
101.INS	XBRL Instance	Furnished herewith as Exhibit 101.INS
101.SCH	XBRL Taxonomy Extension Schema	Furnished herewith as Exhibit 101.SCH
101.CAL	XBRL Taxonomy Extension Calculation Linkbase	Furnished herewith as Exhibit 101.CAL
101.DEF	XBRL Taxonomy Extension Definition Linkbase	Furnished herewith as Exhibit 101.DEF
101.LAB	XBRL Taxonomy Extension Label Linkbase	Furnished herewith as Exhibit 101.LAB
101.PRE	XBRL Taxonomy Extension Presentation Linkbase	Furnished herewith as Exhibit 101.PRE

Item 22. - Undertakings
(a)    The undersigned hereby undertakes:
(1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, superseded or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(c)    The undersigned hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(d)    The undersigned hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 as amended, DPL Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on March 15, 2021.

DPL Inc.

March 15, 2021	/s/ Gustavo Garavaglia
Gustavo Garavaglia
Vice President & Chief Financial Officer
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gustavo Garavaglia and Judi L. Sobecki, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Kenneth J. Zagzebski	Director	March 15, 2021
Kenneth J. Zagzebski

/s/ Barry J. Bentley	Director	March 15, 2021
Barry J. Bentley

/s/ Lisa Krueger	Director and Executive Chairman	March 15, 2021
Lisa Krueger

/s/ Michelle A. Dreyer	Director	March 15, 2021
Michelle A. Dreyer

/s/ Kristina Lund	Director, President and Chief Executive Officer	March 15, 2021
Kristina Lund	(principal executive officer)

/s/ Gustavo Garavaglia	Vice President & Chief Financial Officer	March 15, 2021
Gustavo Garavaglia	(principal financial officer)

/s/ Karin M. Nyhuis	Controller	March 15, 2021
Karin M. Nyhuis	(principal accounting officer)